As filed with the Securities and Exchange Commission on December 10, 2003
Registration No. 333-110388

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Quovadx, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7372	85-0373486
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6400 S. Fiddler’s Green Circle

Suite 1000
Englewood, Colorado 80111
(303) 488-8019
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Linda K. Wackwitz, Esq.

Executive Vice President
and General Counsel
Quovadx, Inc.
6400 S. Fiddler’s Green Circle
Suite 1000
Englewood, Colorado 80111
(303) 488-2019
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Arthur F. Schneiderman, Esq. Steve L. Camahort, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Douglas R. Wright, Esq. James H. Carroll, Esq. Nathaniel G. Ford, Esq. Faegre & Benson LLP 1700 Lincoln Street, Suite 3200 Denver, CO 80203 (303) 607-3500

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the transactions described in the enclosed prospectus.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus may be changed. Quovadx may not complete the exchange offer and issue these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS DATED DECEMBER 10, 2003

Offer to Exchange

Each Outstanding Share
of Common Stock

of

Rogue Wave Software, Inc.

for

Cash in the amount of $4.09 and 0.5292 shares

of Common Stock of Quovadx, Inc.

      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 10, 2003 UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

      On November 3, 2003, we entered into an Agreement and Plan of Merger with Rogue Wave for a subsidiary of Quovadx to acquire all of the outstanding shares of Rogue Wave common stock (including the associated stock purchase rights pursuant to Rogue Wave’s rights agreement). The members of the Rogue Wave board of directors unanimously approved the merger agreement and the transactions contemplated thereby, determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger, are advisable and fair to and in the best interests of Rogue Wave and its stockholders, and recommend that Rogue Wave stockholders accept the offer and tender their shares pursuant to the offer.

      Through Chess Acquisition Corporation, our wholly owned subsidiary, we are offering to exchange cash in the amount of $4.09 and 0.5292 shares of Quovadx common stock for each outstanding share of Rogue Wave common stock that is validly tendered and not properly withdrawn.

      Our obligation to exchange Rogue Wave common stock for cash and Quovadx common stock is subject to the conditions listed under the section entitled “The Offer — Conditions of the Offer.” Quovadx common stock is quoted on The Nasdaq National Market under the symbol “QVDX,” and Rogue Wave common stock is quoted on The Nasdaq National Market under the symbol “RWAV.”

       SEE “RISK FACTORS” BEGINNING ON PAGE 24 FOR A DISCUSSION OF IMPORTANT FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER.

      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Any request for proxies will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Quovadx common stock to be issued under this prospectus or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                     , 2003.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE PROPOSED COMBINATION
SUMMARY
The Companies
The Offer
Interests of Rogue Wave’s Executive Officers and Directors in the Transaction
The Merger
Tender and Voting Agreements
SELECTED HISTORICAL CONSOLIDATED AND PRO FORMA COMBINED FINANCIAL DATA
Selected Historical Consolidated Financial Data of Quovadx
Selected Historical Consolidated Financial Data of Rogue Wave
Unaudited Pro Forma Condensed Combined Financial Information
Comparative Historical and Pro Forma Per Share Data
Comparative Per Share Market Price Data
Dividend Policy
RISK FACTORS
Risks Relating to the Proposed Offer and Merger
Risks Relating to the Combined Company After the Merger
FORWARD LOOKING STATEMENTS
BACKGROUND OF THE OFFER AND THE MERGER
REASONS FOR THE OFFER AND THE MERGER
Quovadx’s Reasons for the Offer and the Merger
Recommendation of the Rogue Wave Board of Directors; Rogue Wave’s Reasons for the Offer and Merger
THE OFFER
General
Possible Adjustment of Cash and Stock Amount
Stockholders List
Timing of Our Offer
Extension, Termination and Amendment
Subsequent Offering Period
Recommendation of the Rogue Wave Board of Directors; Rogue Wave’s Reasons for the Offer and Merger
Exchange of Rogue Wave Shares; Delivery of Consideration
Cash Instead of Fractional Shares of Quovadx Common Stock
Procedure for Tendering
Guaranteed Delivery
Withdrawal Rights
Material United States Federal Income Tax Consequences of the Offer and the Merger
Purpose of the Offer; the Merger; Appraisal Rights
Conditions of the Offer
Regulatory Clearances and Approval
Possible Effects of Our Offer
Source and Amount of Funds
Accounting Treatment
Fees and Expenses
Restrictions on Sales of Shares by Affiliates
Listing on Nasdaq of Quovadx Common Stock to be Issued in the Merger
INTERESTS OF ROGUE WAVE OFFICERS AND DIRECTORS IN THE TRANSACTION
Treatment of Stock Options
Change of Control Agreements and Bonus Agreements
Separation and Release Agreements
Indemnification Pursuant to the Merger Agreement
The Offer
The Merger
Treatment of Rogue Wave Stock Options
Representations and Warranties
Conduct of Business Pending the Merger
No Solicitation of Alternative Transactions
Preparation of Registration Statement and Prospectus and Offer Documents
Employee Benefits
Rogue Wave Stockholder Rights Agreement
Conditions of the Offer
Conditions to Completion of the Merger
Termination of the Merger Agreement
Termination Fee
Amendments and Waivers
AGREEMENTS RELATED TO THE OFFER AND THE MERGER
Tender and Voting Agreements
Affiliate Agreements
COMPARISON OF RIGHTS OF HOLDERS OF QUOVADX COMMON STOCK AND ROGUE WAVE COMMON STOCK
Authorized and Outstanding Capital Stock
Common Stock
Preferred Stock
Number of Directors and Vacancies
Classification of Directors
Limitations on Director Liability and Indemnification
Special Meetings of the Stockholders
Charter Amendments
Bylaw Amendments
Antitakeover Provisions
Quovadx Stockholder Rights Plan
Rogue Wave Stockholder Rights Agreement
DESCRIPTION OF QUOVADX CAPITAL STOCK
Common Stock
Preferred Stock
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
ANNEX A
ANNEX B
ANNEX C
ANNEX D
ANNEX E
SIGNATURES
EXHIBIT INDEX
EX-10.3 First Amendment to Loan/Security Agreement

      This prospectus incorporates important business and financial information about Quovadx from documents that Quovadx has filed with the Securities and Exchange Commission but that have not been included in or delivered with this prospectus. This prospectus also incorporates important business and financial information about Rogue Wave from documents that Rogue Wave has filed with the Securities and Exchange Commission. Rogue Wave’s annual report for its prior fiscal year and its quarterly report for the third quarter of its current fiscal year are being delivered with this prospectus, but certain other documents that Rogue Wave has filed with the Securities and Exchange Commission and from which information is incorporated in this prospectus have not been included in or delivered with this prospectus. For a listing of documents incorporated by reference into this prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 91 of this prospectus.

      Quovadx will provide you with copies of materials relating to Quovadx that have been filed with the Securities and Exchange Commission, without charge, upon written or oral request to:

Quovadx, Inc.

6400 S. Fiddler’s Green Circle
Suite 1000
Englewood, Colorado 80111
(800) 723-3033, extension 310

      In addition, you may obtain copies of such materials by making a request through the Quovadx website, http://www.Quovadx.com, or by sending an e-mail to ir@Quovadx.com. The information at the Quovadx website is not incorporated by reference into the registration statement, of which this prospectus is a part.

      Rogue Wave will provide you with copies of materials relating to Rogue Wave that have been filed with the Securities and Exchange Commission, without charge, upon written or oral request to:

Rogue Wave Software, Inc.

5500 Flatiron Parkway
Boulder, Colorado 80301
(800) 487-3217

      In addition, you may obtain copies of such materials by making a request through the Rogue Wave website, http://www.RogueWave.com, or by sending an e-mail to ir@roguewave.com. The information at the Rogue Wave website is not incorporated by reference into the registration statement of which this prospectus is a part.

      In order to receive timely delivery of the documents before closing of the offer, you should make your request no later than December 5, 2003.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE PROPOSED COMBINATION

Q:	What is Quovadx proposing?

A:	We propose to acquire all outstanding shares of Rogue Wave common stock, including the associated stock purchase rights pursuant to Rogue Wave’s rights agreement. We have entered into a merger agreement with Rogue Wave pursuant to which we are offering, through Chess Acquisition Corporation, our wholly owned subsidiary, to exchange cash and a fraction of a share of Quovadx common stock for each outstanding share of Rogue Wave common stock. After the offer is completed, we will cause Chess Acquisition Corporation to merge with and into Rogue Wave. As a result of the offer and the merger, Rogue Wave will become a wholly owned subsidiary of Quovadx.

Q:	What would I receive in exchange for my shares of Rogue Wave common stock?

A:	We are offering cash in the amount of $4.09 and 0.5292 shares of Quovadx common stock in exchange for each outstanding share of Rogue Wave common stock that is validly tendered and not properly withdrawn. The cash and stock amount to be received in exchange for Rogue Wave shares is subject to adjustment in the event that the current exchange ratio would result in more than 19.9% of Quovadx’s common stock being issued pursuant to the offer.

Quovadx will not issue any fractional shares of common stock in connection with the offer. Rogue Wave stockholders will instead receive cash for any fractional shares otherwise issuable to them. For example, if you tender 100 shares of Rogue Wave common stock, you will receive 52 shares of Quovadx common stock plus a check for the amount equal to $409 plus $4.65, representing the cash consideration plus cash for fractional shares, based on the closing price of Quovadx common stock on November 10, 2003.

Based on the closing price of Quovadx common stock on November 10, 2003 of $5.05, the value of the consideration to be exchanged for each share of Rogue Wave common stock would be $6.76. The actual value of the Quovadx common stock to be issued in the offer will depend on the market price on the expiration date of the offer, and may be more or less than the value given in this example. We urge you to obtain current price quotations for Rogue Wave and Quovadx common stock. Rogue Wave stockholders may call Quovadx toll-free at (800) 723-3033, extension 310, to learn the value of 0.5292 shares of Quovadx common stock based on current market quotations.

After completion of the offer, each share of Rogue Wave common stock that has not been tendered and accepted for exchange in the offer would be converted in the merger into cash in the amount of $4.09 and 0.5292 shares of Quovadx common stock (plus cash for fractional shares), which is the same consideration as we are offering in exchange for each share of Rogue Wave common stock in the offer.

Q:	When does the offer expire?

A:	The offer is currently scheduled to expire at 12:00 midnight, New York City time, on Wednesday, December 10, 2003, but we may extend our offer from time to time under certain circumstances.

Q:	Under what circumstances will Quovadx and Chess Acquisition Corporation extend the offer?

A:	We may, but are not obligated to, extend the offer:

• from time to time, if at the scheduled expiration date of the offer any of the conditions to the offer have not been satisfied or waived, until such time as such conditions are satisfied or waived, but not beyond February 15, 2004; or

• for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission applicable to the offer.

We are obligated to extend the offer for a single, ten-day period if, at the scheduled expiration date, any condition to the offer has not been satisfied or waived. We are obligated to further extend the offer for the shortest time periods we reasonably believe are necessary if, at any subsequent scheduled expiration date of the offer:

• the registration statement on Form S-4, of which this prospectus forms a part, is not effective;

• any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, or under any other material foreign, federal or state antitrust competition or fair trade law has not expired or been terminated;

• the shares of Quovadx common stock to be issued in the offer have not been approved for listing on Nasdaq and are not exempt from listing; or

• a majority of Rogue Wave shares have been tendered in the offer and any one or more conditions of the other conditions to the offer have not been satisfied.

No single required extension will extend beyond ten business days, and we are not obligated to extend the offer beyond February 15, 2004.

Q:	What will Quovadx do if it does not succeed in acquiring all of the outstanding shares of Rogue Wave common stock that it seeks in the offer?

A:	If the conditions to the offer are satisfied and Chess Acquisition Corporation acquires 90% or more of the outstanding shares of Rogue Wave common stock:

• Chess Acquisition Corporation and Rogue Wave will be able to effect the merger without a vote of the Rogue Wave stockholders;

• Chess Acquisition Corporation will, at the time of closing, merge with and into Rogue Wave pursuant to the “short form” merger provisions of the Delaware General Corporation Law, or the DGCL; and

• Rogue Wave will survive the merger as a wholly owned subsidiary of Quovadx.

If, on the other hand, after completion of the offer, as it may be extended and including any subsequent offering period, Quovadx owns more than 50% but less than 90% of the outstanding shares of Rogue Wave common stock on a fully diluted basis, which includes shares of Rogue Wave common stock that may be required to be issued pursuant to Rogue Wave’s stock option plans, a meeting of Rogue Wave stockholders and the affirmative vote of at least a majority of the shares of Rogue Wave common stock outstanding on the record date for such meeting will be needed to complete the merger. Since Quovadx will own a majority of the shares of Rogue Wave common stock outstanding on the record date, approval of the merger by Rogue Wave stockholders will be assured.

Q:	Do I have to pay any fees or commissions?

A:	If you are the record owner of your shares and you tender your shares in the offer, you will not incur any brokerage fees. If you own your shares through a broker or other nominee who tenders the shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Q:	Does Rogue Wave support the offer and the merger?

A:	Yes. At a meeting duly called and held on November 3, 2003, the members of the Rogue Wave board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger, taken together, are at a price and on terms that are advisable and fair to and in the best interests of Rogue Wave and its stockholders; approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, in all respects; and as of that date, resolved to recommend that the stockholders of Rogue Wave accept the offer, tender their Rogue Wave shares to Chess Acquisition Corporation and approve and adopt the merger agreement and the merger. Information about the recommendation of Rogue Wave board of directors is more fully set forth in Rogue Wave’s Solicitation/ Recommendation Statement on Schedule 14D-9, which is being mailed to Rogue Wave stockholders together with this prospectus.

Q:	Have any Rogue Wave stockholders agreed to tender their shares of Rogue Wave common stock?

A:	Yes. Two of Rogue Wave’s officers and all of the directors of Rogue Wave have agreed to tender into the offer outstanding shares representing approximately 0.23% of the Rogue Wave common stock outstanding as of November 7, 2003 (approximately 7.4% after giving effect to all options that will become exercisable within 60 days of November 7, 2003, including options that become exercisable as a result of the consummation of the offer).

Q:	What percentage of Quovadx common stock will Rogue Wave stockholders own after the offer and the merger?

A:	If we obtain all of the shares of Rogue Wave common stock pursuant to the offer and the merger, former stockholders of Rogue Wave would own approximately 14.4% of the outstanding shares of Quovadx common stock, based upon the number of shares of Quovadx common stock and Rogue Wave common stock outstanding as of November 7, 2003.

Q:	What are the conditions to acceptance of shares of Rogue Wave common stock in the offer?

A:	The acceptance of shares of Rogue Wave common stock in the offer is subject to several conditions, including:

• a majority of the outstanding shares of Rogue Wave common stock on a fully diluted basis, which includes shares of Rogue Wave common stock that may be required to be issued pursuant to Rogue Wave’s stock option plans, having been validly tendered and not properly withdrawn;

• the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, and compliance with applicable state or foreign antitrust laws;

• Rogue Wave having received consents, waivers and approvals required to be obtained in connection with the consummation of the merger;

• the registration statement, of which this prospectus is a part, having been declared effective by the Securities and Exchange Commission;

• the shares of our common stock to be issued in the offer having been approved for listing on The Nasdaq National Market or being exempt from such approval; and

• Quovadx having received a certificate from Rogue Wave’s insurance carrier with respect to Rogue Wave’s insurance coverage.

Q:	How do I participate in the offer?

A:	We urge you to read this entire prospectus carefully and to consider how the offer and the merger affect you. Then, if you wish to tender your shares of Rogue Wave common stock, you should do the following:

• If you hold your shares in your own name, complete and sign the enclosed letter of transmittal and return it with your share certificates to Mellon Investor Services, the exchange agent for the offer, at the address on the back cover of this prospectus.

• If you hold your shares in “street name” through a broker, ask your broker to tender your shares.

The enclosed letter of transmittal, or manually executed facsimile of that document, must be properly completed and duly executed, and, along with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at the address set forth on the back cover of this prospectus, and certificates for tendered shares of Rogue Wave common stock must be received by the exchange agent at that address or those Rogue Wave shares must be tendered pursuant to the procedures for book-entry tender set forth below, and a confirmation of receipt of the tender received, which confirmation we refer to below as a book-entry confirmation, in each case before the expiration date. If you are unable to comply with the requirements for the letter of transmittal, you must comply with the guaranteed delivery procedures described in this prospectus.

Q:	How do I withdraw my shares if I decide to do so after I have tendered them in the offer?

A:	Rogue Wave common stock tendered pursuant to the offer may be withdrawn at any time prior to the expiration date of the offer, and, unless we previously accepted them for exchange pursuant to the offer, may also be withdrawn at any time after January 11, 2004. You will not have the right to withdraw your previously tendered shares of Rogue Wave common stock during any subsequent offering period.

If you properly withdraw your previously tendered shares of Rogue Wave common stock from the offer and the offer is completed, and followed by the merger of Chess Acquisition Corporation with and into Rogue Wave, your Rogue Wave shares will then be converted into the right to receive cash in the amount of $4.09 and 0.5292 shares of Quovadx common stock, the same consideration you would have received in the offer.

Q:	What happens if I do not tender my shares of Rogue Wave common stock?

A:	Upon satisfaction of the offer, Quovadx will own at least a majority of the outstanding shares of Rogue Wave common stock on a fully diluted basis, which includes shares of Rogue Wave common stock that may be required to be issued pursuant to Rogue Wave’s stock option plans. After all of the other conditions are met, it intends to complete a merger of its wholly owned subsidiary, Chess Acquisition Corporation, with Rogue Wave. Upon completion of the merger, each share of Rogue Wave common stock that has not been tendered and accepted for exchange in the offer will be converted into the same amount of cash and fraction of a share of Quovadx common stock that is being issued in exchange for each share of Rogue Wave common stock accepted in the offer.

Q:	Will I be taxed on the cash and shares of Quovadx common stock I receive in exchange for my shares of Rogue Wave common stock?

A:	Yes. The receipt of cash and shares of Quovadx common stock by you in exchange for your shares of Rogue Wave common stock pursuant to the offer or the merger will be a taxable transaction for federal income tax purposes. Each Rogue Wave stockholder’s gain or loss upon the exchange of Rogue Wave common stock will be equal to the difference between the fair market value of the consideration received in the offer and/or the merger and the stockholder’s adjusted tax basis in such shares. Rogue Wave stockholders are urged to consult their own tax advisors regarding the federal, state, local, non-U.S., and other tax consequences of the offer and the merger in light of their particular circumstances.

Q:	Is Quovadx’s financial condition relevant to my decision to tender my shares of Rogue Wave common stock in the offer?

A:	Yes. Since shares of Rogue Wave common stock accepted in the offer will be exchanged in part for shares of Quovadx common stock, you should consider the risk related to our business and our financial condition before you decide to tender your shares of Rogue Wave common stock in the offer. In considering Quovadx’s business and financial condition, you should review carefully the information in this prospectus and the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about us.

Q:	Whom should I contact if I have more questions about the offer and the merger?

A:	You can write or call Mellon Investor Services, the information agent for the offer, at the address on the back cover of this prospectus, or Larry Thede, vice president of investor relations at Quovadx, Inc., 6400 S. Fiddler’s Green Circle, Suite 1000, Englewood, Colorado, 80111, telephone (800) 723-3033, extension 310.

SUMMARY

      This summary, together with the matters discussed under “Questions and Answers About the Proposed Combination” summarizes the material terms of the proposed offer and merger. It does not contain all of the information that is important to you. We urge you to read carefully this entire prospectus and the other documents referred to and incorporated by reference in this prospectus to fully understand the offer. In particular, you should read the documents attached to this prospectus, including the merger agreement (Annex A), the tender and voting agreement (Annex B), and the provisions of Delaware law relating to appraisal rights (Annex C). For a guide as to where you can obtain more information about Quovadx and Rogue Wave, see “Where You Can Find More Information.”

The Companies

Quovadx, Inc.

6400 S. Fiddler’s Green Circle
Suite 1000
Englewood, Colorado 80111
(303) 488-2019

      Quovadx is a global software company, based in Englewood, Colorado, that helps organizations redevelop, extend and integrate customizable applications with the flexibility of open standards. Quovadx products and services optimize business processes and deliver customer value to over 3,500 organizations around the world. At the center of the Quovadx approach are its adaptive frameworks, which are flexible, packaged application solutions. Adaptive frameworks support rapid customization to meet specific client and industry requirements that are challenged by restricted budgets and zero tolerance for error. These industries include healthcare, life sciences, media and entertainment, financial services, manufacturing and government. With more than 550 employees, Quovadx operates internationally with locations in ten major U.S. cities and one in the United Kingdom.

Rogue Wave Software, Inc.

5500 Flatiron Parkway
Boulder, Colorado 80301
(303) 473-9118

      Rogue Wave was founded in 1989, and develops, markets and supports object-oriented and infrastructure software technology. Customers around the world rely on Rogue Wave products to build comprehensive application solutions. Rogue Wave believes that application development efforts are most effective when businesses are able to concentrate on the domain-specific application capabilities that enable them to differentiate themselves from their competitors. Rogue Wave offers proven software components and frameworks that enhance developer productivity for implementing common application functionality. Rogue Wave’s software also handles the complex architectural issues that are key to successful application implementation, which most often fall outside a company’s in-house development expertise. Rogue Wave is committed to providing products and services that reduce the effort, time to market, and overall project risk associated with the development of comprehensive application solutions.

Chess Acquisition Corporation

6400 S. Fiddler’s Green Circle,
Suite 1000
Englewood, Colorado 80111
(303) 488-2019

      Chess Acquisition Corporation is a newly formed, wholly owned subsidiary of Quovadx. Quovadx formed this subsidiary as a Delaware corporation solely to effect the offer and the merger, and this subsidiary has not conducted and will not conduct any business during the period of its existence.

The Offer

      We are offering, through our wholly owned subsidiary, Chess Acquisition Corporation, to exchange cash in the amount of $4.09 and 0.5292 shares of Quovadx common stock for each outstanding share of Rogue Wave common stock, including the associated stock purchase right pursuant to Rogue Wave’s rights agreement, that is validly tendered and not properly withdrawn, subject to the terms and conditions described in this prospectus and the related letter of transmittal. We have attached the merger agreement governing the offer and the merger as Annex A to this prospectus and it is incorporated herein by reference. We encourage you to read this agreement because it is the legal document that governs the offer and the merger. See “The Offer.”

Extension, Amendment, and Termination

      We expressly reserve the right, subject to the provisions of the merger agreement, at any time or from time to time, to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of an extension to the exchange agent. We are not making any assurance that we will exercise our right to extend our offer. During an extension, all your Rogue Wave shares previously tendered and not properly withdrawn will remain subject to the offer, subject to your right to withdraw your Rogue Wave shares.

      We are obligated to extend the offer for a single, ten-day period if, at the scheduled expiration date, any condition to the offer has not been satisfied or waived. We are obligated to further extend the offer for the shortest time periods we reasonably believe are necessary under certain other circumstances. No single extension will extend beyond ten business days, and we are not obligated to extend the offer beyond February 15, 2004.

      We reserve the right to increase the offer price or the cash portion or the stock portion to be paid or to make any other changes in the terms and conditions of the offer by giving oral or written notice of such change to the exchange agent and by making a public announcement provided that, without the prior written consent of Rogue Wave, we cannot:

•	amend the offer to decrease the offer price or the cash portion or stock portion thereof;

•	change the form or combination of consideration to be paid in the offer;

•	reduce the number of shares to be purchased in the offer;

•	amend the conditions to the offer to broaden the scope of such conditions, add any additional conditions, or otherwise adversely affect the holders of the Rogue Wave shares;

•	extend the offer except as provided in the merger agreement; or

•	amend or waive the minimum tender condition.

      We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after such extension, termination or delay. Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, or the Exchange Act, require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service. See “The Offer — Extension, Termination and Amendment.”

Subsequent Offering Period

      We may, although we do not currently intend to, elect to provide a subsequent offering period of up to 20 business days after the acceptance of Rogue Wave common stock pursuant to the offer if the requirements under Rule 14d-11 of the Exchange Act have been met. You will not have the right to withdraw any shares of Rogue Wave common stock that you tender in the subsequent offering period. If we elect to provide a subsequent offering period, we will make a public announcement to that effect no later than 9:00 a.m., New York City time on the next business day after the previously scheduled expiration date. See “The Offer — Subsequent Offering Period.”

Exchange of Shares; Delivery of Consideration

      Upon the terms and subject to the conditions of our offer, including, if the offer is extended or amended, the terms and conditions of any extension or amendment, we will accept for exchange, and will exchange, shares of Rogue Wave common stock validly tendered and not properly withdrawn as promptly as practicable after the expiration date of the offer and promptly after they are tendered during any subsequent offering period. See “The Offer — Exchange of Rogue Wave Shares; Delivery of Consideration.”

Withdrawal Rights

      Rogue Wave common stock tendered pursuant to the offer may be withdrawn at any time prior to the expiration date of the offer, and, unless we previously accepted them for exchange pursuant to the offer, may also be withdrawn at any time after January 11, 2004.

      If we elect to provide a subsequent offering period under Exchange Act Rule 14d-11, you will not have the right to withdraw any shares of Rogue Wave common stock that you tender in the subsequent offering period. See “The Offer — Withdrawal Rights.”

Material Federal Income Tax Consequences

      The receipt of cash and shares of Quovadx common stock in exchange for shares of Rogue Wave common stock pursuant to the offer or the merger will be a taxable transaction for federal income tax purposes. Each Rogue Wave stockholder’s gain or loss upon the exchange of Rogue Wave common stock will be equal to the difference between the fair market value of the consideration received in the offer and/or the merger and the stockholder’s adjusted tax basis in such shares. Rogue Wave stockholders are urged to consult their own tax advisors regarding the federal, state, local, non-U.S., and other tax consequences of the offer and the merger in light of their particular circumstances. See “The Offer — Material United States Federal Income Tax Consequences of the Offer and the Merger.”

Approval of the Merger

      If, after completion of the exchange offer, as it may be extended and including any subsequent offering period, Quovadx owns 90% or more of the outstanding shares of Rogue Wave common stock, the merger can be accomplished without a vote of Rogue Wave stockholders. If, on the other hand, after completion of the exchange offer, as it may be extended and including any subsequent offering period, Quovadx owns more than 50%, on a fully diluted basis, which includes shares of Rogue Wave common stock that may be required to be issued pursuant to Rogue Wave’s stock option plans, but less than 90% of the outstanding shares of Rogue Wave common stock, a meeting of Rogue Wave stockholders and the affirmative vote of at least a majority of the shares of Rogue Wave common stock outstanding on the record date for such meeting will be needed to complete the merger. Since Quovadx will own a majority of the shares of Rogue Wave common stock outstanding on the record date, approval of the merger by Rogue Wave stockholders will be assured.

Appraisal Rights

      Holders of Rogue Wave common stock will not be entitled to appraisal rights in connection with the offer. They will be entitled to such rights in connection with the merger following completion of the offer under Section 262 of the DGCL. See “The Offer — Purpose of the Offer; the Merger; Appraisal Rights — Appraisal Rights.” A copy of the appraisal rights provisions of the DGCL is attached as Annex C to this prospectus.

Rogue Wave Board of Directors

      The merger agreement provides that, upon acceptance for payment of Rogue Wave shares in the offer, we will be entitled to designate a number of directors of Rogue Wave, rounded up to the next whole number, equal to the product of the total number of directors on the Rogue Wave board of directors and the percentage of outstanding Rogue Wave shares of common stock beneficially owned by us. This would enable us to control the Rogue Wave board of directors.

Accounting Treatment

      In accordance with accounting principles generally accepted in the United States of America, the purchase price will be allocated to Rogue Wave’s identifiable assets and liabilities based on their estimated fair values at the time of completion of the merger. Any excess of the purchase price over these fair values will be accounted for as goodwill. The reported financial condition and results of operations of Quovadx issued after the merger will reflect the combined company’s balances and results after completion of the merger.

Regulatory Approvals

      Completion of the exchange offer is subject to compliance with the HSR Act, and may be subject to a limited number of foreign antitrust regulations. The notifications required under the HSR Act to the Federal Trade Commission and the Antitrust Division of the Department of Justice were filed on November 7, 2003 and early termination of the HSR waiting period was granted on November 20, 2003. To the extent any notifications are required by any foreign jurisdiction, they will be filed in due course. “The Offer — Regulatory Clearances and Approvals.”

Interests of Rogue Wave’s Executive Officers and Directors in the Transaction

      When you consider the Rogue Wave board of directors’ recommendation that Rogue Wave stockholders tender their shares in the offer, you should be aware that some Rogue Wave directors and officers may have interests in the offer and the merger that may be different from, or in addition to, yours. These interests include current and future employment arrangements, cash payments to certain executive officers upon consummation of the merger pursuant to bonus agreements, severance payments and benefits if the officers’ employment is terminated without cause upon or within one year after the merger, acceleration of vesting of outstanding options under change of control agreements upon the consummation of the merger, and indemnification of Rogue Wave’s directors and executive officers against certain liabilities arising both before and after the merger. See “Interests of Rogue Wave Officers and Directors in the Transaction.”

The Merger

The Merger

      The merger agreement provides that, in the event Quovadx and Chess Acquisition Corporation acquire at least 90% of the then outstanding shares of Rogue Wave common stock in the offer, the parties will take all necessary and appropriate action to cause the merger to become effective as soon as practicable after such acquisition, without a meeting of the Rogue Wave stockholders in accordance with Delaware law. This would be accomplished by effecting a short form merger under Delaware law. If at the end of the offer we have received at least a majority, on a fully diluted basis, which includes shares of Rogue Wave common stock that may be required to be issued pursuant to Rogue Wave’s stock option plans, but less than 90%, of the outstanding Rogue Wave common stock, we will acquire the remaining outstanding Rogue Wave common stock by effecting a long form merger under Delaware law. This would require notice to and approval by the Rogue Wave stockholders, which approval may be obtained by our approval as the majority stockholder of Rogue Wave. In either case, Chess Acquisition Corporation will be merged with and into Rogue Wave, with Rogue Wave as the surviving corporation. See “The Merger Agreement — The Merger.”

Treatment of Rogue Wave Stock Options

      At the effective time of the merger, each outstanding option to purchase shares of Rogue Wave common stock will be assumed by Quovadx and will become, on the same terms and conditions as were applicable to the option under the Rogue Wave option plans and agreements prior to the effective time of the merger, an option to purchase a unit consisting of 0.5292 Quovadx shares and $4.09 in cash for each share of Rogue Wave common stock subject to that option before the merger. The exercise price per unit for each of these options will be the exercise price per share of Rogue Wave common stock applicable to that option prior to the completion of the merger. The number of Quovadx shares issuable upon any particular exercise of any Rogue Wave options assumed will be rounded down to the nearest whole number of Quovadx shares. See “The Merger Agreement — Treatment of Rogue Wave Stock Options.”

No Solicitation of Alternative Transactions

      Rogue Wave has agreed, subject to limited exceptions, that neither Rogue Wave nor any of its subsidiaries nor any of their officers, directors, employees, agents and representatives will initiate or engage in any negotiations concerning an acquisition proposal. However, the merger agreement provides that, prior to the acceptance for payment by Chess Acquisition Corporation of Rogue Wave shares pursuant to the offer, in the event that a third party has made a bona fide acquisition proposal that the Rogue Wave board of directors reasonably concludes in good faith, after consultation with its financial advisor, constitutes, or is likely to lead to, a superior proposal, Rogue Wave may engage or participate in discussions or negotiations with such third party, and/or furnish to such third party nonpublic information relating to Rogue Wave, provided, that in each case (a) neither Rogue Wave nor any representative of Rogue Wave and its subsidiaries have violated any of the restrictions set forth in the merger agreement related to non-solicitation, (b) the Rogue Wave board of directors reasonably determines in good faith, after consultation with its outside legal counsel, that in light of such acquisition proposal the failure to take such action would reasonably be expected to be a violation of the fiduciary obligations of the Rogue Wave board of directors to the Rogue Wave stockholders, and (c) contemporaneously with furnishing any such information to such person or group, Rogue Wave furnishes such information to Quovadx.

      Rogue Wave has further agreed to take all necessary steps to inform the officers, directors, employees, agents and representatives of Rogue Wave and its subsidiaries of the non-solicitation obligations under the merger agreement. Rogue Wave will notify Quovadx promptly, orally and in writing (including the names of any party making, the principal terms of, and any written materials provided in connection with, any such proposal, request or inquiry), if any such proposals, requests or inquiries are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Rogue Wave. See “The Merger Agreement — No Solicitation of Alternative Transactions.”

Termination of the Merger Agreement

      Quovadx and Rogue Wave may jointly agree to terminate the merger agreement by mutual written agreement at any time prior to the effective time of the merger. In addition, either Quovadx or Rogue Wave can terminate the merger agreement if:

•	the offer expires, terminates or is withdrawn in accordance with the terms of the merger agreement without Quovadx or Chess Acquisition Corporation having accepted for exchange any shares pursuant to the offer, unless a principal cause of the offer having expired or having been terminated or withdrawn is a breach by the party seeking to terminate the merger agreement of any of its obligations under the merger agreement;

•	the offer has not been consummated on or before February 15, 2004, unless a principal cause of the offer not being consummated by such date is a breach by the party seeking to terminate the merger agreement of any of its obligations under the merger agreement; or

•	there shall be any law or regulation that makes consummation of the merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Quovadx or Rogue Wave from consummating the merger is entered and such judgment, injunction, order or decree becomes final and non-appealable.

      Quovadx may terminate the merger agreement at any time prior to effective time of the merger if:

•	Rogue Wave breaches the non-solicitation provisions of the merger agreement in any material respect; or

•	the Rogue Wave board of directors withdraws, or modifies or changes in a manner adverse to Quovadx, including by amendment of the Rogue Wave Schedule 14D-9, or has not made, its recommendation of the offer, the merger agreement, or the merger, or has recommended another offer regarding an acquisition proposal by a third party other than Quovadx, or has resolved to do any of the foregoing.

      Rogue Wave may terminate the merger agreement in its discretion at any time prior to the effective time of the merger if Rogue Wave receives an unsolicited superior proposal, and the Rogue Wave board of directors reasonably determines in good faith in compliance with the terms of the merger agreement to make a change in its recommendation. Rogue Wave is not permitted to terminate the merger agreement pursuant to this provision unless Quovadx receives the termination fee described below immediately prior to any termination pursuant to this provision by wire transfer in same day funds. See “The Merger Agreement — Termination of the Merger Agreement.”

Termination Fee

      Rogue Wave must pay Quovadx a termination fee of $2.3 million in cash if the merger agreement is terminated under certain circumstances. See “The Merger Agreement — Termination Fee.”

Tender and Voting Agreements

      Two of Rogue Wave’s officers and each of Rogue Wave’s directors, in his or her capacity as a stockholder, who together own 0.23% of Rogue Wave’s outstanding common stock as of November 7, 2003, or approximately 7.4% after giving effect to all options which become exercisable within 60 days of November 7, 2003, have entered into tender and voting agreements in connection with the merger agreement pursuant to which they have agreed to tender their shares in the offer and to vote their shares in favor of the merger and the merger agreement, if necessary, and have granted Quovadx and Chess Acquisition Corporation an irrevocable proxy to vote their shares of Rogue Wave common stock in connection with the merger. The form of tender and voting agreement is attached to this prospectus as Annex B. You are urged to read this annex in its entirety.

SELECTED HISTORICAL CONSOLIDATED AND PRO FORMA COMBINED FINANCIAL DATA

      Quovadx and Rogue Wave have provided the following selected historical consolidated financial data and selected pro forma combined financial data to aid you in analyzing the financial aspects of the proposed merger. The information is only a summary. You should read it together with the Quovadx and Rogue Wave financial statements and other financial information contained in the most recent annual and quarterly reports filed by Quovadx and Rogue Wave, which are incorporated by reference into this prospectus. See the section entitled “Where You Can Find More Information.”

Selected Historical Consolidated Financial Data of Quovadx

      You should read the following table in conjunction with the Quovadx consolidated financial statements and related notes and the Quovadx Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the most recent annual and quarterly reports filed by Quovadx, all of which are incorporated by reference into this prospectus. The consolidated balance sheet data as of December 31, 2002 and 2001 and the consolidated statement of operations data for the fiscal years ended December 31, 2002, 2001 and 2000 have been derived from audited financial statements incorporated by reference. The consolidated balance sheet data as of December 31, 2000, 1999 and 1998 and the consolidated statement of operations data for the fiscal years ended December 31, 1999 and 1998 have been derived from audited financial statements not incorporated by reference in this prospectus. The consolidated balance sheet data as of September 30, 2003 and the consolidated statement of operations data for the nine-month periods ended September 30, 2003 and 2002 are based upon unaudited quarterly financial statements incorporated by reference.

      The information as of and for the nine-month periods is unaudited and has been prepared on the same basis as Quovadx’s annual consolidated financial statements. In the opinion of Quovadx management, this interim information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The results of operations for the nine-month period ended September 30, 2003 are not necessarily indicative of the results that may be expected for the full year ended December 31, 2003, or any future period.

						Nine Months Ended
	Year Ended December 31,					September 30,

	2002	2001	2000	1999	1998	2003	2002

						(Unaudited)
Consolidated Statement of Operations Data:
(In thousands, except per share data)
Total revenue	$63,658	$52,180	$10,834	$4,853	$2,270	$56,660	$48,016
Total costs and expenses	75,807	59,550	33,178	7,974	5,915	61,628	56,492

Loss from operations	(12,149)	(7,370)	(22,344)	(3,121)	(3,645)	(4,968)	(8,476)
Gain on sale of assets	87	—	—	—	—	—	87
Goodwill impairment	(93,085)	—	—	—	—	—	(93,085)
Interest income (expense), net	1,035	3,101	5,027	(67)	(437)	485	816

Net loss	$(104,112)	$(4,269)	$(17,317)	$(3,188)	$(4,082)	$(4,483)	$(100,658)

Net loss per common share — basic and diluted	$(3.47)	$(0.20)	$(1.20)	$(6.91)	$(10.64)	$(0.15)	$(3.36)

Weighted average common shares outstanding — basic and diluted	29,987	21,308	14,399	472	390	30,486	29,934

	December 31,
						September 30,
	2002	2001	2000	1999	1998	2003

						(Unaudited)
Consolidated Balance Sheet Data:
(In thousands)
Cash, cash equivalents and short-term investments	$47,621	$63,486	$78,319	$7,455	$198	$34,884
Working capital (deficit)	50,540	62,659	82,759	8,138	(5,335)	35,891
Total assets	104,609	214,704	96,908	13,183	2,805	118,096
Long-term debt	—	—	—	—	284	—
Mandatorily redeemable convertible preferred stock	—	—	—	23,842	6,827	—
Stockholders equity (deficit)	86,948	188,887	92,839	(13,172)	(10,620)	92,273

Selected Historical Consolidated Financial Data of Rogue Wave

      You should read the following table in conjunction with the Rogue Wave consolidated financial statements and related notes and the Rogue Wave Management’s Discussion and Analysis of Financial Condition and Results of Operations that are included in Rogue Wave’s annual report on Form 10-K for the year ended September 30, 2003, which accompanies this prospectus. The consolidated balance sheet data as of September 30, 2003 and 2002 and the consolidated statement of operations data for the fiscal years ended September 30, 2003, 2002 and 2001 have been derived from audited financial statements incorporated by reference. The consolidated balance sheet data as of September 30, 2001, 2000 and 1999 and the consolidated statement of operations data for the fiscal years ended September 30, 2000 and 1999 have been derived from audited financial statements not incorporated by reference in this prospectus.

	Year Ended September 30,

	2003	2002	2001	2000	1999

Consolidated Statements of Operations Data:
(in thousands, except per share data)
Revenue:
License revenue	$19,041	$22,877	$30,549	$30,724	$32,394
Service and maintenance revenue	13,867	20,422	27,104	23,718	20,710

Total revenue	32,908	43,299	57,653	54,442	53,104

Cost of revenue:
Cost of license revenue	644	942	788	1,710	2,149
Cost of service and maintenance revenue	2,700	6,213	11,781	7,981	7,306

Total cost of revenue	3,344	7,155	12,569	9,691	9,455

Gross profit	29,564	36,144	45,084	44,751	43,649

Operating expenses:
Product development	6,233	12,355	13,759	14,072	11,512
Sales and marketing	13,560	22,739	25,140	24,668	23,510
General and administrative	3,828	5,377	5,908	5,491	5,354
Restructuring, severance, acquisition and goodwill amortization	4,123	1,315	2,192	1,661	1,170
Goodwill impairment charge(1)	—	—	—	10,493	—

Total operating expenses	27,744	41,786	46,999	56,385	41,546

Income (loss) from operations	1,820	(5,642)	(1,915)	(11,634)	2,103
Other income, (expense) net	(75)	412	1,085	1,877	1,182

Income (loss) before income taxes	1,745	(5,230)	(830)	(9,757)	3,285
Income tax expense (benefit)	196	2,065	(219)	746	1,274

Net income (loss)	$1,549	$(7,295)	$(611)	$(10,503)	$2,011

Basic and diluted earnings (loss) per share	$0.15	$(0.68)	$(0.06)	$(1.00)	$0.19

Basic weighted average number of shares outstanding	10,113	10,742	10,983	10,512	10,383
Diluted weighted average number of shares outstanding	10,172	10,742	10,983	10,512	10,860

	September 30,

	2003	2002	2001	2000	1999

Consolidated Balance Sheet Data:
(in thousands)
Cash, cash equivalents and short-term investments	$32,728	$28,256	$34,197	$33,526	$27,664
Total assets	40,698	42,942	56,837	55,619	59,470
Total stockholders’ equity	30,851	28,742	37,288	37,293	42,342

(1)	Represents the impairment of goodwill associated with the NobleNet acquisition, following the decision by Rogue Wave to discontinue the Nouveau product line.

Unaudited Pro Forma Condensed Combined Financial Information

      The following unaudited pro forma combined financial information assumes the business combination between Quovadx, Inc. and Rogue Wave Software, Inc., gives effect to the acquisition of CareScience by Quovadx on September 19, 2003, and is accounted for as a purchase. The pro forma combined balance sheet combines the Quovadx September 30, 2003 consolidated balance sheet with the Rogue Wave September 30, 2003 consolidated balance sheet. The pro forma statements of operations combine the Quovadx and CareScience historical results with the Rogue Wave historical results for the periods indicated below. This information is based on the respective historical consolidated financial statements and the notes thereto, incorporated by reference in and enclosed with, this prospectus. The data does not necessarily indicate the operating results or financial position that would have been achieved had the merger been consummated as of the beginning of the periods presented and should not be construed as representative or indicative of these amounts for any future date or in any future periods.

QUOVADX, INC.

PRO FORMA COMBINED BALANCE SHEET

	As Reported

	Quovadx	Rogue Wave Software
			Pro Forma		Pro Forma
	September 30, 2003	September 30, 2003	Adjustments		Combined

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$30,273	$23,470	$(42,154	)(a)	$11,589
Short-term investments	4,611	9,258	—		13,869
Accounts receivable, net	15,277	6,162	—		21,439
Unbilled accounts receivable	7,425	—	—		7,425
Other current assets	4,128	444	—		4,572

Total current assets	61,714	39,334	(42,154)		58,894
Property and equipment, net	5,907	968	—		6,875
Software, net	23,027	—	10,323	(a)	33,350
Goodwill	14,325	—	34,408	(a)	48,733
Other intangible assets, net	7,060	—	4,424	(a)	11,484
Other assets	6,063	396	—		6,459

Total assets	$118,096	$40,698	$7,001		$165,795

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	3,215	80	—		3,295
Accrued liabilities	8,874	3,087	5,308	(a)	17,269
Unearned revenue	13,734	6,680	—		20,414

Total liabilities	25,823	9,847	5,308		40,978

Commitments and contingencies
			(10	)(b)
Common stock	330	10	55	(a)	385
			(41,376	)(b)
Additional paid in capital	236,383	41,376	31,767	(a)	268,150
Accumulated deficit	(144,524)	(9,776)	9,776	(b)	(144,524)
Deferred compensation	—	—	722	(a)	722
Accumulated other comprehensive income	84	911	(911	)(b)	84
Treasury stock, at cost	—	(1,670)	1,670	(b)	—

Total stockholders’ equity	92,273	30,851	1,693		124,817

Total liabilities and stockholders’ equity	$118,096	$40,698	$7,001		$165,795

QUOVADX, INC.

PRO FORMA COMBINED STATEMENTS OF OPERATIONS

	As Reported
						Pro forma
	Quovadx	CareScience				Combined
						Results for	Rogue Wave Software	Rogue Wave
			CareScience			Quovadx		Software
	Twelve Months Ended		Pro Forma			and	Twelve Months Ended	Pro Forma			Pro Forma
	December 31, 2002		Adjustments			CareScience	September 30, 2002	Adjustments			Combined

	(In thousands, except per share data)
Total revenue	$63,658	$13,907	$			$77,565	$43,299	$			$120,864
Total cost of revenue	39,288	6,932		852	(e)	47,072	7,155		2,064	(a)	56,291

Gross Profit	24,370	6,975		(852)		30,493	36,144		(2,064)		64,573

Operating expenses:
Sales and marketing	13,343	8,876				22,219	22,739				44,958
General and administrative	13,660	—				13,660	5,377		720	(a)	19,757
Research and development	7,209	2,963				10,172	12,355				22,527
Restructuring, severance and goodwill amortization	—	—				—	1,315				1,315
Amortization of acquired intangibles	2,307	—		376	(e)	2,683	—		885	(a)	3,568
Impairment charge	—	1,246		(1,246	)(d)	—	—				—

Total operating expenses	36,519	13,085		(870)		48,734	41,786		1,605		92,125

Loss from operations	(12,149)	(6,110)		18		(18,241)	(5,642)		(3,669)		(27,552)
Other income	—	—				—	412				412
Goodwill impairment	(93,085)	—				(93,085)	—				(93,085)
Gain on sale of assets	87	—				87	—				87
Interest income, net	1,035	328		—		1,363	—				1,363

Loss before income taxes	(104,112)	(5,782)		18		(109,876)	(5,230)		(3,669)		(118,775)
Income tax expense	—	—				—	2,065				2,065

Net loss	$(104,112)	$(5,782)		$18		$(109,876)	$(7,295)		$(3,669)		$(120,840)

Net loss per share — basic and diluted	$(3.47)										$(3.19)
Weighted average common shares outstanding — basic and diluted	29,987			2,416	(c)				5,454	(c)	37,857 (c)

QUOVADX, INC.

PRO FORMA COMBINED STATEMENTS OF OPERATIONS

				Pro Forma
		Historical		Combined	As Reported
	As Reported	CareScience		Results for	Rogue Wave
	Quovadx	From January 1,	CareScience	Quovadx	Software	Rogue Wave Software
	Nine Months Ended	2003 through	Pro Forma	and	Nine Months Ended	Pro Forma			Pro Forma
	September 30, 2003	September 19, 2003	Adjustments	CareScience	June 30, 2003	Adjustments			Combined

	(In thousands, except per share data)
Total revenue	$56,660	$9,323	$	$65,983	$25,303	$			$91,286
Total cost of revenue	31,639	4,790	639 (e)	37,068	2,761		1,548	(a)	41,377

Gross profit	25,021	4,533	(639)	28,915	22,542		(1,548)		49,909

Operating expenses:
Sales and marketing	12,579	1,687		14,266	11,431				25,697
General and administrative	9,177	6,360		15,537	3,028		540	(a)	19,105
Research and development	7,162	5,037		12,199	5,060				17,259
Restructuring, severance and goodwill amortization	—	—		—	4,123				4,123
Amortization of acquired intangibles	1,071	—	282 (e)	1,353	—		664	(a)	2,017

Total operating expenses	29,989	13,084	282	43,355	23,642		1,204		68,201

Loss from operations	(4,968)	(8,551)	(921)	(14,440)	(1,100)		(2,752)		(18,292)
Other income	—	—		—	117				117
Interest income, net	485	11		496	—				496

Loss before income taxes	(4,483)	(8,540)	(921)	(13,944)	(983)		(2,752)		(17,679)
Income tax expense	—	—		—	121				121

Net loss	$(4,483)	$(8,540)	$(921)	$(13,944)	$(1,104)		$(2,752)		$(17,800)

Net loss per share — basic and diluted	$(0.15)								$(0.47)
Weighted average common shares outstanding — basic and diluted	30,486	2,307 (c)					5,454	(c)	38,247 (c)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Basis of Presentation

      The unaudited pro forma combined financial information of Quovadx has been prepared based on the historical financial statements of Quovadx, Inc., Rogue Wave and CareScience for the periods presented considering the accounting effects of the respective mergers under the purchase method.

      On September 19, 2003, Quovadx and its wholly owned subsidiary, Carlton Acquisition Corp., accepted for exchange and payment all shares of common stock of CareScience, Inc. validly tendered pursuant to Quovadx’s offer to exchange all the outstanding shares of CareScience common stock for the right to receive cash and shares of Quovadx common stock. Also on September 19, 2003, following the acceptance for exchange of the tendered CareScience shares, and pursuant to the merger agreement with CareScience, the acquisition of all of the outstanding shares of CareScience not acquired pursuant to the offer was completed through the merger of Carlton Acquisition Corp. with and into CareScience, resulting in CareScience becoming a wholly owned subsidiary of Quovadx.

      The financial information reflects the financial position of Quovadx as though the acquisition of Rogue Wave had occurred as of September 30, 2003 and the results of operations of Quovadx as though the acquisitions of Rogue Wave and CareScience had occurred as of January 1, 2002. The results of operations for the period after September 19, 2003, and the financial position of CareScience are included in the results of operations and the financial position of Quovadx as of and for the nine months ended September 30, 2003.

      The fiscal year end for Quovadx and CareScience is December 31 and the fiscal year end for Rogue Wave is September 30. In order to present the pro forma combined financial information in a comparable manner, the year ended December 31, 2002 and the nine months ended September 30, 2003 for Quovadx and CareScience have been combined with the year ended September 30, 2002 and the nine months ended June 30, 2003 for Rogue Wave.

      In management’s opinion, all material pro forma adjustments necessary to reflect the effects of the merger have been made. The unaudited pro forma financial information is not necessarily indicative of what the actual financial position or results of operations of Quovadx would have been assuming the mergers had been completed as of January 1, 2002, nor are they indicative of the financial position or results of operations for future periods.

Pro Forma Adjustments

      (a) A new basis will be established for Rogue Wave’s assets and liabilities by allocating the total acquisition consideration to the relative fair values thereof. The following represents the step-up of Rogue Wave’s assets and liabilities to record the cash and the issuance of Quovadx common stock as consideration for the Rogue Wave common stock and the related purchase price allocation, including direct costs, under the purchase method of accounting. The portion of the consideration assigned to goodwill, software and other intangible assets represents the excess of the purchase price over the fair value of the net assets acquired. An average closing price of $5.04 (using the five days surrounding the announcement date of November 4, 2003) for Quovadx common stock was used for this calculation.

      The following represents the calculation of the purchase price and goodwill for Rogue Wave (in thousands):

Value assigned to 5,454 shares of Quovadx common stock	$27,489
Cash	42,154
Fair value of Rogue Wave employee options exchanged	6,621
Merger-related expenses and assumed liabilities	3,742

80,006
Net tangible assets of Rogue Wave	(30,851)

Preliminary goodwill, software and other acquired intangible assets	$49,155

      The purchase price is expected to exceed the fair value of net assets acquired and the excess value is expected to be assigned to goodwill, software and identifiable intangible assets. The excess consideration allocated to software and other intangible assets, estimated to be $10.3 million and $4.4 million, respectively, is amortized over five years in the accompanying pro formas. The preliminary estimate of goodwill and other intangible assets will be finalized upon receipt of an independent appraisal.

      In exchange for each outstanding option to purchase the common stock of Rogue Wave, employees of Rogue Wave will receive an option to purchase a unit consisting of 0.5292 shares of Quovadx common stock and $4.09. The fair value of employee stock options exchanged of $6.6 million is reflected in the accompanying pro formas as additional merger consideration. To the extent that such options are not vested as of the merger date, the intrinsic value of the options or $722,000 has been reclassified to deferred compensation, which will be recognized as compensation expense over the remaining vesting term estimated to be 18 months in the accompanying pro formas. Prior to the calculation of the fair value and intrinsic value of the options, the exercise price was discounted assuming that the employee would utilize the $4.09 received upon exercise of the option to reduce the exercise price. To the extent that the $4.09 exceeded the exercise price, the excess cash portion of the units is reflected as a liability of $1.6 million in the accompanying pro formas for the vested portion of the options. The unvested excess cash portion of the units of $359,000 will be recognized as compensation expense over the remaining vesting term estimated to be 18 months in the accompanying pro formas.

      The final allocation of purchase price is subject to adjustment based upon final appraisals and other analyses. These final appraisals and other analyses may result in adjustments to the fair value of net assets acquired. Under the purchase method of accounting, existing intangible assets and equity balances of Rogue Wave will be eliminated.

      (b) Reflects the elimination of the stockholders’ equity accounts of Rogue Wave.

      (c) Unaudited pro forma combined basic and diluted net loss per share also includes 5,454,234 shares and 2,415,900 shares of Quovadx common stock issued in connection with the acquisitions of Rogue Wave and CareScience, respectively. Common stock equivalents are excluded from the computation as the combined pro forma results produced a net loss and such common stock equivalents would be anti-dilutive.

      (d) In December 2002, CareScience recorded a $1.2 million impairment charge to write down all of its goodwill. As any goodwill previously recorded by CareScience would have been eliminated in purchase accounting to give effect to the new basis of CareScience’s assets and liabilities as of the acquisition date, the related impairment charge was eliminated.

      (e) The excess consideration in the CareScience acquisition allocated to software and other intangible assets estimated to be $4.3 million and $1.9 million, respectively, is amortized over five years in the accompanying pro formas. The final allocation of purchase price for CareScience is subject to adjustment based upon final appraisals and other analysis. These final appraisals and other analyses may result in adjustments to the fair value of net assets acquired.

Comparative Historical and Pro Forma Per Share Data

      The following tables set forth certain historical per share data of Quovadx, CareScience and Rogue Wave and combined per share data on an unaudited pro forma basis after giving effect to the respective mergers using the purchase method of accounting assuming $4.09 in cash and 0.5292 shares of Quovadx common stock are issued in exchange for each share of Rogue Wave common stock. The following data should be read in conjunction with the separate historical consolidated financial statements of Quovadx incorporated by reference into this prospectus and the historical consolidated financial statements of Rogue Wave included in its annual report on Form 10-K for the year ended September 30, 2003, which accompanies this prospectus. The unaudited pro forma combined per share data do not necessarily indicate the operating results that would have been achieved had the merger been consummated as of the beginning of the periods presented and should not be taken as representative of future operations. No cash dividends have ever been declared or paid on Quovadx common stock or Rogue Wave common stock.

	For the Year Ended
	and as of	Nine Months Ended
	December 31, 2002	September/June 30, 2003(1)

Historical — Quovadx:
Basic and diluted net loss per common share	$(3.47)	$(0.15)
Book value per common share(2)		$2.80
Historical — CareScience:
Basic and diluted net loss per common share(3)	$(0.43)	$(0.64)
Historical — Rogue Wave:
Basic and diluted net loss per common share	$(0.68)	$(0.11)
Book value per common share(2)		$3.00
Pro forma combined per share data:
Net loss per Quovadx common share	$(3.19)	$(0.47)
Book value per Quovadx common share(4)		$3.25

(1)	The nine month period for Quovadx and CareScience ends September 30, 2003, and the nine month period for Rogue Wave ends June 30, 2003.

(2)	The historical book value per share is computed by dividing stockholders’ equity by the number of shares of common stock outstanding as of September 30, 2003.

(3)	The net loss per common share of CareScience for the period ended September 30, 2003 includes the results through September 19, 2003, after which the results of CareScience are included in the results of Quovadx.

(4)	The pro forma combined book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of Quovadx shares of common stock outstanding at the end of each period.

Comparative Per Share Market Price Data

Quovadx and Rogue Wave Market Price Data

      Quovadx common stock is traded on The Nasdaq National Market under the symbol “QVDX.” Rogue Wave common stock is traded on The Nasdaq National Market under the symbol “RWAV.” The following table shows, for the calendar quarters indicated, based on published financial sources, the high and low sales prices for shares of our and Rogue Wave common stock as reported on The Nasdaq National Market, respectively. We urge you to consult publicly available sources for current price quotations.

	Quovadx		Rogue Wave

	High	Low	High	Low

2003
Fourth Quarter (through November 10)	$5.48	$3.70	$6.75	$4.15
Third Quarter	4.99	2.51	4.41	2.80
Second Quarter	3.45	1.75	3.25	1.90
First Quarter	2.75	1.50	2.70	1.59
2002
Fourth Quarter	$2.97	$1.18	$2.10	$1.43
Third Quarter	6.39	1.40	2.90	1.65
Second Quarter	8.89	5.50	3.90	2.70
First Quarter	9.17	5.63	3.88	2.95
2001
Fourth Quarter	$12.26	$6.15	$3.56	$2.41
Third Quarter	17.19	10.30	4.38	1.91
Second Quarter	13.50	5.75	4.90	3.00
First Quarter	8.09	5.19	6.00	3.12

      The following table shows the high and low per share sales prices of Quovadx common stock as reported on The Nasdaq National Market and Rogue Wave common stock as reported on The Nasdaq National Market on (1) November 3, 2003, the last full trading day preceding public announcement that Quovadx and Rogue Wave had entered into the merger agreement, and (2) November 10, 2003.

      The following table sets forth the equivalent price per share of Rogue Wave common stock, based on consideration of $4.09 per share in cash plus 0.5292 multiplied by the closing price of Quovadx common stock on the dates shown below.

					Rogue Wave
					Common Stock
	Quovadx		Rogue Wave		Pro Forma
	Common Stock		Common Stock		Equivalent Price

	High	Low	High	Low	High	Low

November 3, 2003	$5.35	$5.10	$5.96	$5.56	$6.92	$6.79
November 10, 2003	$5.14	$4.90	$6.75	$6.60	$6.81	$6.68

      The above tables show only historical and future hypothetical comparisons. We urge you to obtain current stock price quotations for our and Rogue Wave common stock and to review carefully the other information contained in and delivered with this prospectus or incorporated by reference into this prospectus in deciding whether to accept the offer and tender your Rogue Wave shares. See the section entitled “Where You Can Find More Information.”

Dividend Policy

      Neither Quovadx, since its initial public offering in February 2000, nor Rogue Wave has declared any cash dividends. Each company currently intends to retain earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

      Our existing loan and security agreement prohibits us from paying any dividends without the prior written consent of our lender.

RISK FACTORS

      The offer and the merger involve a high degree of risk. By tendering in the offer, Rogue Wave stockholders will be choosing to invest in Quovadx common stock. An investment in Quovadx common stock also involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the risks involved in the offer and the merger, including the following risk factors and those incorporated by reference into this prospectus, in deciding whether to tender.

Risks Relating to the Proposed Offer and Merger

While the market prices for Quovadx and Rogue Wave common stock have been volatile in recent periods, the stock consideration we will pay in the offer and the merger is generally fixed.

      Upon completion of the offer and the merger, each share of common stock of Rogue Wave will be exchanged for cash in the amount of $4.09 and 0.5292 shares of our common stock. The stock portion of the offer price and merger consideration will not change, except in circumstances provided for in the merger agreement, even if the market price of either or both the Quovadx and Rogue Wave common stock fluctuates. The specific dollar value of our common stock that you will receive upon completion of the offer or the merger will depend on the market value of Quovadx common stock at that time. Quovadx’s stock price has been volatile, and you should expect it to continue to fluctuate.

      Neither party may terminate, and the Rogue Wave board may not change its recommendation, in each case, solely because of changes in the market price of either company’s stock. The value of the consideration to be received by Rogue Wave stockholders upon completion of the offer will depend on the market value of our common stock at the completion of the offer. As the market price of our common stock decreases, the value received for each share of Rogue Wave common stock exchanged for our common stock decreases. Conversely, as the market price of Quovadx common stock increases, the value received for each share of Rogue Wave common stock exchanged for our common stock increases.

We may not realize the benefits we expect from the merger because of integration and other challenges.

      We may not realize the benefits we expect from the merger as described in “Reasons for the Merger” because of the following challenges:

•	incorporating Rogue Wave technology and products into our product offerings;

•	preserving Rogue Wave technical knowledge within our engineering organization;

•	coordinating the efforts of the Rogue Wave sales organization with our sales organization;

•	persuading our and Rogue Wave’s employees that our business cultures are compatible;

•	maintaining momentum in the sales growth of Rogue Wave’s product offerings;

•	realizing anticipated cost savings in a timely manner; and

•	incurring unanticipated expenses related to the integration of Quovadx and Rogue Wave.

Expenses related to the merger could adversely affect Quovadx and Rogue Wave combined financial results.

      Quovadx and Rogue Wave expect to incur direct transaction costs in connection with the merger of approximately $3.7 million. If we do not achieve the expected benefits of the merger, the combined company’s financial results, including earnings per share, could be adversely affected.

The integration process may disrupt our businesses and internal resources.

      The integration of Quovadx and Rogue Wave will be complex, time consuming and expensive and may disrupt our businesses. Some of Rogue Wave’s suppliers, distributors, customers and licensors may be our competitors or may work with our competitors and as a result may terminate their business relationships with the combined company as a result of the merger. In addition, the integration process may strain the combined company’s financial and managerial controls and reporting systems and procedures. This may result in the diversion of management and financial resources from the combined company’s core business objectives. There can be no assurance that Quovadx and Rogue Wave will successfully integrate or that the combined company will realize any of the anticipated benefits of the merger.

The directors and officers of Rogue Wave have a personal interest that could have affected their decision to support or approve the offer and the merger.

      In considering the recommendation of the Rogue Wave board of directors to accept the offer, tender your shares of Rogue Wave common stock pursuant to the offer and approve the merger and the merger agreement, you should recognize that Rogue Wave’s directors and officers have interests in the offer and the merger that differ from, or are in addition to, their interests as Rogue Wave stockholders. These interests include:

•	current and future employment arrangements;

•	bonuses earned upon completion of the offer;

•	severance benefits if the officers’ employment is terminated without cause upon or after the merger;

•	accelerated vesting of stock options under change of control agreements upon consummation of the offer;

•	indemnification of Rogue Wave’s directors and officers against certain liabilities arising both before and after the merger;

•	continuation of certain of Rogue Wave’s health and welfare, leave and severance plans; and

•	provide increased liquidity for Rogue Wave’s affiliates who will be affiliates of the combined company.

General uncertainty related to the merger could harm the combined company.

      Quovadx or Rogue Wave customers may, in response to the announcement of the proposed merger, delay or defer purchasing decisions. If Quovadx or Rogue Wave customers delay or defer purchasing decisions, the combined company’s revenue could materially decline or any increases in revenue could be lower than expected. Similarly, Quovadx and Rogue Wave employees may experience uncertainty about their future roles with the combined company. This may harm the combined company’s ability to attract and retain key management, sales and technical personnel. Also, speculation regarding the likelihood of the closing of the offer and the merger could increase the volatility of Quovadx or Rogue Wave share prices.

Third parties may terminate or alter existing contracts with Rogue Wave.

      Rogue Wave has contracts with its suppliers, distributors, customers, licensors and other business partners, some of which may require Rogue Wave to obtain the consent of the other contracting parties in connection with the merger. If these consents cannot be obtained, Rogue Wave may suffer a loss of future revenue and may lose rights to facilities or intellectual property that are or may be material to Rogue Wave business and the business of the combined company. Furthermore, these third parties may have an unfavorable reaction to the merger and may not wish to continue their relationships with Rogue Wave once the merger is completed, which could result in the combined company being unable to rely on these relationships.

Failure to complete the offer or the merger could harm the market price of Rogue Wave common stock and its future business and operations.

      If the merger is not completed, Rogue Wave may be subject to the following risks:

•	if the merger agreement is terminated under certain circumstances, Rogue Wave will be required to pay Quovadx a termination fee of $2.3 million;

•	the price of Rogue Wave’s common stock may decline to the extent that the current market price of Rogue Wave common stock reflects a market assumption that the offer and the merger will be completed;

•	costs related to the offer and the merger, such as legal, accounting and certain financial advisory fees, must be paid even if the offer and the merger are not completed; and

•	if the merger is terminated and Rogue Wave’s board of directors determines to seek another merger or business combination, Rogue Wave may not be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the offer and merger.

Risks related to the combined company and unanticipated fluctuations in the combined company’s quarterly operating results could affect the combined company’s stock price.

      Each of Quovadx and Rogue Wave believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful indicators of the future operating results of the combined company and should not be relied on as an indication of future performance. If the combined company’s quarterly operating results fail to meet the expectations of analysts, the trading price of Quovadx common stock following the merger could be negatively affected. Each of the Quovadx and Rogue Wave quarterly operating results have varied substantially in the past and those of the combined company may vary substantially in the future depending upon a number of factors described in this section of this prospectus, including many that are beyond the combined company’s control. Neither Quovadx nor Rogue Wave can be certain that it will successfully manage these risks or that the business strategy of the combined company will be successful. If the combined company fails to adequately address any of these risks or difficulties, its business would likely suffer.

Quovadx and Rogue Wave have experienced losses in the past, and the combined company may experience losses in the future.

      Quovadx and Rogue Wave have experienced losses in the past. Quovadx and Rogue Wave expect that the combined company will continue to incur significant sales and marketing, product development and administrative expenses. As a result, the combined company will need to generate significant revenue and gross margin to achieve profitability. Neither Quovadx nor Rogue Wave can be certain that the combined company will achieve and maintain profitability in the future. Any failure to significantly increase revenue and gross margin as the combined company implements its product and distribution strategies would adversely affect its business.

Risks Relating to the Combined Company After the Merger

We have historically incurred losses and we may not be able to achieve and maintain profitability.

      Although we have had profitable quarters, we incurred losses for the nine months ended September 30, 2003 and the years ended December 31, 2002, 2001 and 2000. As of September 30, 2003, we had an accumulated deficit of $145 million. Since our initial public offering in February 2000, we have funded our business primarily from the cash generated from the sale of our stock and cash flow from operations. We expect to continue to incur significant sales and marketing, research and development and general and administrative expenses that may exceed our gross margin. As a result, we may experience losses and negative cash flows in the future. Failure to achieve and maintain profitability may cause our stock price to decline and impair our business and financial prospects.

Our quarterly operating results are likely to fluctuate significantly and may fail to meet the expectations of securities analysts and investors, causing our share price to decline.

      Our quarterly operating results have fluctuated significantly in the past and are likely to fluctuate in the future. Moreover, our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that event, our stock price would likely decline. Declines in our stock price may impair our business prospects and our financial condition. As a result of our limited history of operations, our business strategy, and the evolving nature of the markets in which we compete, we may have difficulty accurately forecasting our revenue in any given period. In addition to the factors discussed elsewhere in this section, a number of factors may cause our revenue to fall short of our expectations or cause fluctuations in our operating results, including:

•	delay in our introduction of new applications, services and products offerings and enhancements of our existing solutions;

•	the capital and expense budgeting decisions of our existing and prospective customers;

•	the loss of one or more major customers;

•	the amount and timing of operating costs and capital expenditures relating to the implementation of our business strategy;

•	increased product development and engineering expenditures required to keep pace with technological changes; and

•	the announcement or introduction of new or enhanced products or services by our competitors.

We have embarked on a strategy to significantly increase software sales as our principal source of revenue. If that strategy is not successful, our business may be harmed.

      We have invested and continue to invest significant financial and management resources in reorganizing and enhancing our software sales effort. In recent months, we have hired what we believe are top caliber sales talent, we have reformulated our sales materials and our presentation strategy and we have reorganized our sales and marketing functions, all with a goal of generating an increased percentage of our revenue from sales of our software products. These efforts have been expensive and they have required, and we expect will continue to require, considerable executive management time and oversight, thus diverting resources from other aspects of our business. If for any reason this strategy is not successful, and we do not achieve increased software sales as anticipated, then our stock price may decline, and our business prospects and financial condition will be adversely affected.

The market for business process management and integration software may not grow as quickly as we anticipate, which would cause our revenue to fall below expectations.

      The market for business process management and integration software is relatively new and evolving. We earn a substantial portion of our revenue from sales of our business process management software, including application integration software, and related services. We expect to earn substantially all of our revenue in the future from sales of these products and services. Our future financial performance will depend on continued growth in the number of organizations demanding software and services for business process management and integration, requiring information delivery, and seeking outside vendors to develop, manage and maintain this software for their critical applications. Many of our potential customers have made significant investments in internally developed systems and would incur significant costs in switching to our products, which may substantially inhibit the growth of our software market. If the market fails to grow, or grows more slowly than we expect, our sales will be adversely affected. In addition, a weakening global economy may lead to longer sales cycle and slower sales growth.

Our acquisition strategy could cause financial or operational problems.

      Our success depends on our ability to continually enhance and broaden our product offerings in response to changing technology, customer demands, and competitive pressures. To this end, we may acquire new and complementary businesses, products or technologies. We do not know if we will be able to complete any acquisitions or whether we will be able to successfully integrate any acquired businesses, operate them profitably, or retain their key employees. Integrating any newly acquired business, product or technology could be expensive and time-consuming, could disrupt our ongoing business, and could distract our management.

We may face competition for acquisition targets from larger and more established companies with greater financial resources. In addition, in order to finance any acquisitions, we might need to raise additional funds through public or private financings. In that event, we could be forced to obtain equity or debt financing on terms that are not favorable to us and, in the case of equity financing that results in dilution to our stockholders. If we are unable to integrate any newly acquired entity, products or technology effectively, our business, financial condition and operating results would suffer. In addition, the amortization of intangible assets or other charges resulting from the cost of acquisitions could harm our operating results.

The software industry is characterized by rapidly changing technology and, if we do not successfully modify our products to incorporate new technologies or introduce new products, our sales will suffer.

      The software market is characterized by (1) rapid technological change, (2) frequent introductions of new products, (3) changing customer needs and (4) evolving industry standards. To keep pace with technological developments, evolving industry standards and changing customer needs, the combined company must support existing products and develop new products. Rogue Wave recently announced plans to create new products and enhancements to existing products that facilitate application development in a service-based architecture. The combined company may not be successful in developing, marketing and releasing new products or new versions of our products that respond to technological developments, evolving industry standards or changing customer requirements. The combined company may also experience difficulties that could delay or prevent the successful development, introduction and sale of these enhancements. In addition, these new products or enhancements may not adequately meet the requirements of the marketplace and may not achieve any significant degree of market acceptance. If release dates of any future products or enhancements are delayed, or if these products or enhancements fail to achieve market acceptance when released, our business, operating results and financial condition could be materially adversely affected. In addition, new products or enhancements by our competitors may cause customers to defer or forgo purchases of our products, which could have a material adverse effect on our business, financial condition and results of operations.

The software market is highly competitive, and if we are unable to compete successfully, our ability to grow our business or even maintain revenue and operating results at current levels will be diminished.

      Rogue Wave’s products target the markets for C++ components and development focused integration products. Direct competitors in the C++ components market include ILOG, several privately held companies and open source offerings. Direct competitors in the development focused integration products market include large vendors like IBM and Borland, as well as a number of smaller public and privately held companies. IBM and Borland are particularly strong competitors because they occupy leadership positions in this market and have significantly greater resources, name recognition and larger installed bases of customers than the combined company will have.

      Software applications can also be developed using components and programming tools in languages other than C++, including Java and Microsoft .NET languages such as Visual Basic ..NET and C#. Companies that provide components and tools for these languages include Microsoft, BEA, Borland and Oracle. These companies have significantly greater resources, name recognition and larger installed bases of customers than the combined company will have and have established relationships with current and potential customers. They may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sales of their products than the combined company will be able to.

      Rogue Wave expects that new application development will be higher for Java and .NET than C++ in the foreseeable future. As a result, the widespread acceptance of Java and Microsoft’s .NET could curtail the use of C++ and therefore adversely impact the sales of the combined company’s products. In addition, failure to develop and market new products that will move us into new technologies, could materially and adversely affect our business, results of operations and financial condition.

      Rogue Wave also faces competition from systems integrators and our customers’ internal information technology departments. Many systems integrators possess industry specific expertise that may enable them to offer a single vendor solution more easily, and already have a reputation among potential customers for offering enterprise-wide solutions to software programming needs. Systems integrators may market competitive software products in the future.

      There are many factors that may increase competition in the market for object-oriented software parts and programming tools, including (1) entry of new competitors, (2) alliances among existing competitors and (3) consolidation in the software industry. Increased competition may result in price reductions, reduced gross margins or loss of market share, any of which could materially adversely affect our business, operating results and financial condition. If we cannot compete successfully against current and future competitors or overcome competitive pressures, our business, operating results and financial condition may be adversely affected.

Rogue Wave’s historical financial information relates to the sale of products primarily based on C++ and as such may not be indicative of the combined company’s future performance in developing and marketing software that targets other current or emerging technologies related to application development.

      Rogue Wave’s historical financial information is based on sales of software designed to develop applications for C++. While the combined company will continue to enhance the functionality of these products and we expect sales of these technologies to continue to generate a significant percentage of revenues, we also expect to derive an increasing percentage of revenues from sales of products that target the service-oriented architecture opportunity. Relative to Rogue Wave’s traditional business, the combined company will not have a lengthy operating history in these markets upon which to evaluate our prospects, which may make it difficult to predict our actual results in future periods. Accordingly, actual results of our future operations may not meet our anticipated results.

If we cannot execute our strategy to establish and maintain our relationships with established healthcare industry participants, our applications, services and products may not achieve healthcare market acceptance.

      The healthcare industry is our most important market. Relationships with established healthcare industry participants are critical to our success. These relationships include customer, vendor, distributor and co-marketer relationships. To date, we have established a number of these relationships. Once we have set up a relationship with an established healthcare industry participant, we rely on that participant’s ability to assist us in generating increased acceptance and use of our applications, services and product offerings. We have limited experience in maintaining relationships with healthcare industry participants. Additionally, the other parties to these relationships may not view these relationships with us as significant to their own business, and they may reassess their commitment to us or decide to compete directly with us in the future. We generally do not have agreements that prohibit them from competing against us directly or from contracting with our competitors. We cannot guarantee that any such party will perform its obligations as agreed or contemplated or that we would be able to specifically enforce any agreement with it. Our arrangements generally do not establish minimum performance requirements, but instead rely on the voluntary efforts of the other party. Therefore, we cannot guarantee that these relationships will be successful. If we were to lose any of these relationships, or if the other parties were to fail to collaborate with us to pursue additional business relationships, we would not be able to execute our business plans and our business would suffer significantly. Moreover, we may not experience increased use of our applications, services and product offerings even if we establish and maintain these relationships.

If our hosting services suffer interruptions, our business and reputation could be harmed.

      In the past, our customers have experienced some interruptions with our hosting services. Similar interruptions may continue to occur from time to time. These interruptions could be due to hardware and operating system failures. We currently host services and maintain data at our facility in Albuquerque, New Mexico and Philadelphia, Pennsylvania, as well as in a third-party hosting facility in Santa Clara, California.

Although we have safeguards for emergencies in each location, we do not have fully operational procedures for information processing facilities if any primary facility is not functioning. The occurrence of a major catastrophic event or other system failure at any facility could interrupt data processing or result in the loss of stored data. In addition, we depend on the efficient operation of Internet connections from customers to our systems. These connections, in turn, depend on the efficient operation of web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or experienced outages. Any system delays, failures or loss of data, whatever the cause, could reduce customer satisfaction with our applications, services and product offerings.

      We expect a significant portion of our revenue to be derived from customers who use our hosting services. As a result, our business will suffer if we experience frequent or long system interruptions that result in the unavailability or reduced performance of our hosting capability. We expect to experience occasional temporary capacity constraints due to sharply increased traffic, which may cause unanticipated system disruptions, slower response times, impaired quality and degradation in levels of customer service. If this were to happen on more than an occasional and temporary basis, our business and reputation could be seriously harmed.

If security of our customer and patient information is compromised, patient care could suffer, we could be liable for damages and our reputation could decline.

      We retain confidential customer and patient information in our processing centers. Therefore, it is critical that our facilities and infrastructure remain secure and that our facilities and infrastructure are perceived by the marketplace to be secure. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems. If we fail to meet our clients’ expectations, we could be liable for damages and our reputation could suffer. In addition, patient care could suffer and we could be liable if our systems fail to deliver correct information in a timely manner. Our insurance may not protect us from this risk.

If we fail to meet performance standards, we may experience a decline in revenue.

      Many of our transaction and hosting service agreements contain performance standards. If we fail to meet these standards, our customers could terminate their agreements with us. The loss of any of those service agreements would cause a decline in our revenue. Additionally, we may be unable to expand or adapt our transaction and hosting network infrastructure to meet new demands on a timely basis and at a commercially reasonable cost, or at all.

If compliance with government regulation of healthcare becomes costly and difficult for our customers, we may not be able to grow our business.

      Participants in the healthcare industry are subject to extensive and frequently changing regulation under numerous laws administered by governmental entities at the federal, state and local levels, some of which are, and others of which may be, applicable to our business. Furthermore, our healthcare service provider, payer and plan customers are also subject to a wide variety of laws and regulations that could affect the nature and scope of their relationships with us.

      The healthcare market itself is highly regulated and subject to changing political, economic and regulatory influences. These factors affect the purchasing practices and operations of healthcare organizations. Changes in current healthcare financing and reimbursement systems, such as modifications which may be required by the Health Insurance Portability and Accountability Act of 1996, or HIPAA, may cause us to make unplanned enhancements of software applications or services, result in delays or cancellations of orders, or result in the revocation of endorsement of our applications and services by healthcare participants. The effect of HIPAA is difficult to predict and there can be no assurances that we will adequately address the business risks created by HIPAA and its implementation or that we will be able to take advantage of any resulting business opportunities.

      Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level. These programs may contain proposals to increase government involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare market participants operate. Healthcare market participants may respond by reducing their investments or postponing investment decisions, including investments in our applications and services. We do not know what effect any proposals would have on our business.

Because we provide utilization review services, we may be liable for the denial of payments for medical claims or medical services.

      One of the functions of our applications is automatic adjudication of whether a claim for payment or service should be denied or whether existing coverage should be continued based upon particular plans, contracts and industry-standard, clinical-support criteria. Our payer customers are ultimately responsible for deciding whether to deny claims for payment or medical services. It is possible, however, that our customers may assert that we are liable for denying payment of covered medical claims or medical service. The contractual protections included in our customer contracts and our insurance coverage may not be sufficient to protect us against such liability.

As we continue to build our international sales, we are subject to increased regulation and uncertainties in the international marketplace.

      Among other things, our core products contain strong encryption technology that is subject to export control regulation. These regulations prohibit us from selling in certain countries and to certain persons. Our inadvertent failure to properly restrict our sales could subject us and our management to fines and other sanctions and impair our financial condition and our reputation. In the international marketplace we face increased uncertainty of enforcement of contractual provisions and enforcement of judgments in our dealings with non-U.S. persons. Our inability to properly defend or enforce our contract rights could materially impair our business prospects and financial condition.

      Additionally, a significant portion of Rogue Wave’s revenue is derived from international sources. To service the needs of our combined company’s international customers, we must provide worldwide product support services. We may not be able to maintain or increase international market demand for our products. If we do not, our international sales will be limited, and our business, operating results and financial condition could be materially and adversely affected.

      Our combined company’s international operations will be subject to a variety of risks, including (1) foreign currency and exchange rate fluctuations, (2) economic or political instability, (3) shipping delays and (4) increases in the level of customs duties, export quotas or other trade restrictions. Any of these risks could have a significant impact on our ability to deliver products on a competitive and timely basis.

We may face product-related liabilities that could force us to pay damages, which would hurt our reputation and financial condition.

      Although both our customers and we test our applications, services and product offerings, they may contain defects or result in system failures. These defects or problems could result in the loss of or delay in generating revenue, loss of market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation or increased insurance costs. In particular, we market software products that are designed to assist our healthcare customers in meeting their HIPAA compliance obligations. Failure of these products to perform as intended could cause our customers to incur significant fines and penalties for non-compliance, which in turn could result in damages and claims against us. Our contracts generally limit our liability arising from our errors; however, these provisions may not be enforceable and may not protect us from liability. While we have general liability insurance that we believe is adequate, including coverage for errors and omissions, we may not be able to maintain this insurance on reasonable terms in the future. In addition, our insurance may not be sufficient to cover large claims and our insurer could disclaim coverage on claims. If we are liable for an uninsured or underinsured claim or if our premiums increase significantly, our financial condition could be materially harmed.

If we do not establish and maintain our brand, our reputation could be adversely affected.

      In order to increase our customer base and expand our online traffic, we must establish, maintain and strengthen our brand. For us to be successful in establishing our brand, professionals in the financial services, healthcare and other targeted markets must perceive us as offering quality, cost-effective, communications, information and administrative services. Our reputation and brand name could be harmed if we experience difficulties in introducing new applications, services and product offerings, if customers do not accept these applications, services and product offerings, if we are required to discontinue existing applications, services and product offerings or if our products and services do not function properly.

Our business is dependent on our proprietary intellectual property rights.

      Our intellectual property is important to our business. We may be subject to intellectual property infringement claims as the number of our competitors grows and the functionality of our applications overlaps with competitive offerings. These claims, whether or not meritorious, could be expensive, divert our attention from operating our company, result in costly litigation, cause product shipment delays, or require us to enter into royalty or licensing agreements, any of which could seriously harm our business, financial condition and results of operations. If we become liable to third parties for infringing on their intellectual property rights, we would be required to pay a substantial damage award and to develop non-infringing technology, obtain a license or cease selling the applications that contain the infringing intellectual property. We may be unable to develop non-infringing technology or obtain a license on commercially reasonable terms, or at all. In the event an intellectual property claim against us was successful and we could not obtain a license on acceptable terms, license a substitute technology or redesign to avoid infringement, most of our contracts would require us to refund a portion of the software license fees; our business, financial condition and results of operations would be seriously harmed.

      In addition, we may not be able to protect against misappropriation of our intellectual property. Third parties may infringe upon our intellectual property rights, we may not detect this unauthorized use and we may be unable to enforce our rights. We rely on third parties for technology in our products. We depend upon third party suppliers and licensors to provide software that is incorporated in certain of our products and the products that we distribute. We have no control over the scheduling and quality of work of these third party software suppliers and licensors. Additionally, the third party software may not continue to be available to us on commercially reasonable terms, or at all. Our agreements to license certain third party software will terminate after specified dates unless they are renewed. We expect to sell multiple products to the same customers and problems with the third party technology in one product may adversely affect sales of other products to the same customer.

      Our products may be affected by unknown software defects. Our products depend on complex software, both internally developed and licensed from third parties. Complex software often contains defects, particularly when first introduced or when enhancements or new versions are released. Although we conduct extensive testing, we may not discover software defects that affect our new or current products or enhancements until after they are deployed. To date, we have not experienced any material software defects, however despite continued testing, defects may occur in our software. These defects could cause performance interruptions, which could damage our reputation with existing or potential customers, increase our service costs, cause us to lose revenue, delay market acceptance or divert our development resources, any of which could cause our business to suffer.

      Finally, Rogue Wave’s license agreements with its customers typically contain provisions designed to limit exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in these license agreements may not be effective under the laws of certain jurisdictions. A successful product liability claim brought against our combined company could have a material adverse effect upon our business, operating results and financial condition.

FORWARD LOOKING STATEMENTS

      This prospectus and other documents to which we refer you contain “forward-looking statements” concerning non-historical facts or matters that are subject to risks and uncertainties. These forward-looking statements may be preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “projections,” “estimates,” “may,” “will,” “should,” “could” or similar expressions. These forward-looking statements represent our expectations or beliefs concerning future events, many of which are outside of our control. Many possible events or factors could affect the actual financial results and performance of Quovadx and Rogue Wave before the transaction and of the combined company after the transaction, and these factors or events could cause those results or performance to differ significantly from those expressed in our forward-looking statements. They include, among other things, statements with respect to:

•	the possibility that the offer and the merger may not be completed;

•	the successful integration of Rogue Wave employees and technologies and the challenge of achieving anticipated benefits of the merger;

•	pro forma financial statements and projections of future financial performance; future sales and earnings;

•	sales success in rapidly changing markets;

•	product acceptance and demand;

•	efforts to grow revenue;

•	cost savings and economies of scale;

•	margin enhancement efforts;

•	product development efforts and market positioning;

•	operations and results of the combined company after the merger; and

•	future acquisitions and dispositions.

      We caution that these statements are further qualified by important factors, in addition to those under “Risk Factors” above and elsewhere in this prospectus and the documents which are incorporated by reference in this prospectus, that could cause actual results to differ significantly from those in the forward-looking statements.

      Forward-looking statements are not guarantees of performance. By their nature, they involve risks, uncertainties and assumptions. The future results and stockholder values of Quovadx and Rogue Wave may differ significantly from those expressed in these forward-looking statements. Stockholders are cautioned not to put undue reliance on any forward-looking statement. Any such statement speaks only as of the date of this prospectus, and in the case of documents incorporated by reference, as of the date of those documents. We do not assume any obligation to update or release any revisions to any forward-looking statements, to report any new information, future event or other circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

BACKGROUND OF THE OFFER AND THE MERGER

      As part of their ongoing activities, the board of directors and management of Rogue Wave have periodically explored and assessed alternatives to strengthen Rogue Wave’s business and enhance stockholder value. In the last few years, Rogue Wave’s board of directors and management have considered these alternatives in light of various trends in the software and technology industries and in light of external factors affecting these industries, including the economy generally, and other factors including the maturation of Rogue Wave’s core products.

      In the past year, Rogue Wave received a number of unsolicited inquiries and unsolicited proposals regarding an acquisition of the company. These inquiries and proposals were in the form of non-binding oral or written requests to acquire Rogue Wave. In some cases, the inquiries sought to obtain confidentiality agreements from, and exclusive rights to negotiate with, Rogue Wave. In response to an unsolicited acquisition proposal in November 2002, Rogue Wave signed a confidentiality agreement and agreed to a limited exclusive negotiating period. In December 2002, following completion of diligence and discussions with Rogue Wave and its management, this party offered to acquire all of Rogue Wave’s common stock. Rogue Wave’s board of directors rejected this proposal as inadequate, and in January 2003 adopted a rights agreement designed to protect the value of Rogue Wave’s stockholders’ interests in the event of an unsolicited attempt by an acquirer to take control of Rogue Wave in a manner or on terms not approved by Rogue Wave’s board of directors.

      Between April 2003 and September 2003, in addition to Quovadx, Rogue Wave received three other unsolicited inquiries regarding an acquisition of Rogue Wave. Rogue Wave management presented these inquiries to the Rogue Wave board of directors, provided information to the third parties and held discussions with the third parties regarding these potential transactions. In connection with these inquiries, Rogue Wave received two non-binding proposals to acquire Rogue Wave, subject to due diligence and other conditions. Rogue Wave’s board of directors reviewed these proposals with management and concluded that they were inadequate or inconsistent with Rogue Wave’s long term strategy of maximizing stockholder value. Both proposals were at a lower per share price than the Quovadx offer.

      At its regularly scheduled meetings from April 2003 through July 2003, the board of directors of Rogue Wave met with its chief executive officer, Ms. Kathleen Brush, to explore options to enhance stockholder value, including continuing on its then current business plan, seeking to develop new products to replace its legacy products or pursuing joint venture, partnering or other strategic alternatives with other companies, including a sale of Rogue Wave. In July 2003, the Rogue Wave board of directors authorized Ms. Brush to undertake a project to evaluate each of these alternatives.

      In July 2003, Ms. Brush interviewed three financial advisors, including Bryant Park Capital, Inc., that had submitted proposals to Rogue Wave at its request regarding their representation of Rogue Wave in connection with sale or merger transactions. Ms. Brush apprised the Rogue Wave board of directors of these discussions at a meeting of the board of directors held July 21, 2003, but no further action was taken at the meeting.

      In July 2003, Rogue Wave identified Quovadx as a company with which it might partner with respect to complementary products. Employees of the companies engaged in product evaluation discussions in this regard in August, September and October 2003.

      In July 2003, Ms. Lorine Sweeney, Quovadx’s chief executive officer, requested First Albany Corporation, Quovadx’s financial advisor, to contact Rogue Wave to facilitate a discussion about the possible acquisition of Rogue Wave by Quovadx.

      In July 2003, a representative of First Albany contacted Ms. Brush regarding a meeting on August 7, 2003.

      On August 7, 2003, Ms. Sweeney, Mr. Gary Scherping, chief financial officer of Quovadx, certain other employees of Quovadx, Ms. Brush, certain other employees of Rogue Wave and two representatives of First Albany met via telephone conference call to discuss the respective products of the two companies.

      On September 3, 2003, Ms. Sweeney and Mr. Scherping met with representatives of First Albany via telephone to discuss potential structures for a merger with Rogue Wave and current valuation of Rogue Wave.

      On September 4, 2003, Ms. Sweeney, Mr. Scherping, Mr. Dennis Hefter, the vice president, mergers and acquisitions of Quovadx, certain other employees of Quovadx, Ms. Brush, certain other employees of Rogue Wave and two representatives of First Albany met at the Englewood, Colorado headquarters of Quovadx. Rogue Wave and Quovadx executed a mutual non-disclosure agreement before the meeting. The participants continued discussions of the respective products of the two companies and discussed certain financial information regarding Rogue Wave.

      On September 11, 2003, in connection with Quovadx’s due diligence, Ms. Sweeney, Mr. Scherping and representatives of First Albany met via telephone with an analyst of the Meta Group, an independent market research firm, to discuss the Rogue Wave products and how they are perceived in the marketplace.

      On September 16, 2003, Rogue Wave and Quovadx executed a second mutual non-disclosure agreement. From September 16, 2003 to October 13, 2003, Rogue Wave provided financial and other information to Quovadx, and Quovadx representatives conducted a business and legal due diligence review of Rogue Wave.

      On September 24, 2003, Ms. Brush and Ms. Sweeney met to discuss their respective companies and possible synergies of a potential business combination between Quovadx and Rogue Wave.

      On October 2, 2003, First Albany, via a telephone conference call, provided an update on the discussions as well as proposed timing and structure of the contemplated transaction to Quovadx’s board of directors, including members of the acquisition committee. The board, including the acquisition committee, approved the Quovadx management proposal to continue with due diligence leading to an eventual offer for Rogue Wave.

      On October 9, 2003, Ms. Sweeney, Mr. Scherping and Ms. Linda Wackwitz, the general counsel of Quovadx, met with representatives of First Albany via telephone to discuss potential structures for a merger with Rogue Wave and current valuation of Rogue Wave.

      On October 10, 2003, First Albany, via a telephone conference call, provided an update on the discussions as well as a preliminary financial analysis of Rogue Wave and the combination to the Quovadx board of directors, including members of the acquisition committee. The board, including the acquisition committee, approved a proposal to acquire Rogue Wave, and on October 16, 2003, Ms. Sweeney delivered to Ms. Brush a non-binding proposal to acquire all of the capital stock of Rogue Wave for a combination of cash and shares of Quovadx common stock.

      On October 16, 2003, the Rogue Wave board of directors met to discuss the Quovadx proposal and authorized Ms. Brush to retain a financial advisor to Rogue Wave in connection with evaluating the proposal. Later that day, Ms. Brush and Ms. Sweeney met at the Englewood, Colorado headquarters of Quovadx to further discuss their respective companies and possible synergies of a potential business combination between Quovadx and Rogue Wave.

      On October 19, 2003, Rogue Wave engaged Bryant Park Capital to act as Rogue Wave’s exclusive financial advisor in connection with a potential transaction with Quovadx. On October 21, 2003, First Albany provided Rogue Wave with a draft merger agreement for the transaction. From October 21, 2003 through October 27, 2003, representatives of First Albany and Bryant Park Capital held discussions regarding the Quovadx proposal and the terms and conditions of a potential transaction between Quovadx and Rogue Wave, including the structure of the proposed transaction as an exchange offer to all Rogue Wave common stock holders to be followed by a back-end merger paying the same consideration per share, the conditions to consummation of the exchange offer, and non-solicitation and termination fee provisions.

      On October 22, 2003, at the request of the Rogue Wave board of directors, representatives of Bryant Park Capital conveyed to First Albany that, in light of the year-end results of Rogue Wave, which exceeded Rogue Wave’s revenue and earnings guidance for the year and reflected three consecutive quarters of profitability and net income of $1.5 million or $0.15 per basic and diluted share (compared to a net loss in 2002), the current offer price was inadequate and Quovadx should consider increasing the merger consideration.

      On October 24, 2003, Quovadx and First Albany received a draft of the Rogue Wave financial results for the quarter and year ended September 30, 2003.

      On October 27, 2003, the Quovadx board of directors, including the members of the acquisition committee, held a special meeting to discuss the potential increased valuation of Rogue Wave common stock based on the financial results to be released by Rogue Wave on October 28, 2003. Quovadx’s board approved a valuation range that Quovadx’s management was to use in its continued discussions with Rogue Wave. Subsequently, Quovadx submitted a revised non-binding indication of interest to acquire Rogue Wave.

      On October 27, 2003, the Rogue Wave board of directors met in a special meeting to consider Quovadx’s revised proposal. Ms. Brush and representatives of Bryant Park Capital and Faegre & Benson LLP, Rogue Wave’s legal advisors, attended the meeting. At the meeting, the Rogue Wave board of directors reviewed the status of management’s discussions with Quovadx and the preliminary financial analysis of Rogue Wave. Representatives of Faegre & Benson advised the board of directors regarding their fiduciary duties. Following discussion, the Rogue Wave board of directors authorized management, Bryant Park Capital and Faegre & Benson to continue discussions with Quovadx and to negotiate the terms and conditions of a merger agreement and related agreements.

      From October 28, 2003 through November 1, 2003, representatives of Bryant Park Capital conducted financial and other diligence with respect to Quovadx and provided additional financial analysis of Rogue Wave to representatives of Quovadx and First Albany.

      On October 29, 2003, representatives of Bryant Park Capital met via telephone with Mr. Scherping to discuss Quovadx’s business and financial information.

      On October 30, 2003, Quovadx held a regularly scheduled board meeting where Quovadx’s management reported on the status of the discussions with Rogue Wave.

      On October 31, 2003, representatives of Bryant Park Capital met with Ms. Sweeney, Mr. Scherping and two First Albany representatives at Quovadx’s Englewood, Colorado headquarters to further discuss Quovadx’s business and financial information.

      From October 28, 2003, through November 1, 2003, Quovadx, Rogue Wave and their respective legal advisors, Wilson Sonsini Goodrich & Rosati Professional Corporation and Faegre & Benson, negotiated the Merger Agreement, including the representations and warranties of the parties, the non-solicitation provisions, and the conditions to Quovadx’s obligation to consummate the offer, and related agreements and conducted legal due diligence with respect to the other company.

      On November 1, 2003, the Rogue Wave board of directors and Ms. Brush held a telephonic meeting. Representatives of Bryant Park Capital and Faegre & Benson attended the meeting. At the meeting, the Rogue Wave board of directors reviewed the status of the negotiations with Quovadx, the terms and conditions of the merger agreement and the results of the financial due diligence of Quovadx and Rogue Wave. Following these discussions, the Rogue Wave board of directors authorized Rogue Wave’s management and representatives of Bryant Park Capital to continue their negotiations with Quovadx.

      On November 2, 2003, representatives of Bryant Park Capital and representatives of First Albany continued discussions regarding the financial terms of the merger, within the guidelines that had previously been approved by Quovadx’s board.

      On November 1-3, 2003, Faegre & Benson and Wilson Sonsini Goodrich & Rosati continued negotiation of the merger agreement and legal due diligence.

      On November 3, 2003, the Rogue Wave board of directors held a special telephonic meeting to review and discuss the proposed business combination with Quovadx and the terms and conditions of the merger agreement, including the final terms negotiated on November 2 and 3. Representatives of Bryant Park Capital and Faegre & Benson attended the meeting. At the meeting, the Rogue Wave board of directors reviewed the status of management’s discussions with Quovadx, the material terms of the merger agreement and related documents and the financial aspects of the offer and the merger. After considering the terms of the proposed transaction and considering the advice of its financial and legal advisors, the Rogue Wave board of directors unanimously approved the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement. The Rogue Wave board of directors also approved the tender and voting agreements and an amendment to the Rogue Wave rights agreement that rendered the rights agreement inapplicable to the Quovadx transaction.

      On November 3, 2003, after the conclusion of the Rogue Wave board meeting, the Quovadx board of directors convened a board meeting telephonically to consider the proposed business combination with Rogue Wave and the revised terms and conditions of the merger agreement. Representatives of First Albany and Wilson Sonsini Goodrich & Rosati attended the meeting. First Albany updated the board on the status of the negotiations with Rogue Wave’s representatives. First Albany presented its analyses of the consideration to be paid by Quovadx in the offer and the merger. Representatives of Wilson Sonsini Goodrich & Rosati presented the material terms of the merger agreement and related documents and advised the directors regarding their fiduciary duties. First Albany delivered its oral opinion, which was subsequently confirmed in writing, that as of the date of its written opinion and subject to the assumptions and limitations set forth therein, the per share merger consideration to be paid by Quovadx in the offer and the merger pursuant to the merger agreement was fair from a financial point of view to Quovadx. After considering the terms of the proposed transaction, and the presentations made by First Albany and Wilson Sonsini Goodrich & Rosati, the Quovadx board of directors unanimously approved the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement.

      On the evening of November 3, 2003, following both parties’ board meetings, representatives of Wilson Sonsini Goodrich & Rosati and Faegre & Benson finalized the merger agreement and related documents, and Quovadx and Rogue Wave executed the merger agreement on substantially the same terms as the draft distributed to the Rogue Wave board of directors and the Quovadx board of directors for approval. In addition, the directors and executive officers of Rogue Wave executed the voting and tender agreements and affiliate agreements, and Rogue Wave executed the amendment to the Rogue Wave rights agreement that rendered the rights agreement inapplicable to the Quovadx transaction.

      On November 4, 2003, Quovadx and Rogue Wave issued a joint press release announcing the execution of the merger agreement.

REASONS FOR THE OFFER AND THE MERGER

Quovadx’s Reasons for the Offer and the Merger

      Our board of directors approved the offer and the merger and determined that the merger would provide us with increased breadth and depth across our products, market segments and industry coverage. The Quovadx board of directors consulted with Quovadx senior management, as well as its advisors, in reaching its decision to approve the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement. In approving the offer and the merger, our board considered the following expected benefits:

•	enhancing our ability to reach certain of our strategic objectives, which include improving our competitive advantage in the market for Web services and application development products by extending and diversifying our product and service offering to include Rogue Wave’s products;

•	enabling us to leverage our customer base and brand recognition to accelerate market penetration and growth by taking advantage of Rogue Wave’s customer base;

•	enabling us to enhance our position in areas where Quovadx products and services are already strong by offering complementary products and services developed by Rogue Wave; and

•	increasing our revenue stream.

      After taking into account these and other factors, the Quovadx board of directors determined that the merger agreement, the offer, the merger and the other transactions contemplated by the merger are in the best interest of Quovadx stockholders and that Quovadx should enter into the merger agreement.

Opinion of Quovadx’s Financial Advisor

      Quovadx retained First Albany as its financial advisor in connection with an opinion to the board of directors of Quovadx as to the fairness, from a financial point of view, to Quovadx of the terms of the proposed merger with Rogue Wave. The Quovadx board of directors selected First Albany to act as Quovadx’s financial advisor in connection with the fairness opinion based on First Albany’s qualifications, expertise and reputation as well as its knowledge of the technology industry. On November 3, 2003, at the special meeting of the board of directors held to evaluate the proposed merger, First Albany delivered to the Quovadx board of directors an oral opinion, which was subsequently confirmed by a written opinion dated November 3, 2003, to the effect that, as of November 3, 2003 and based upon the facts and circumstances as they existed at that time, and subject to the assumptions made, matters considered and limits of review set forth in the opinion, the merger consideration was fair, from a financial point of view, to Quovadx and to Quovadx’s stockholders. First Albany was not asked to consider, and its opinion did not address, the relative merits of the proposed merger as compared to any alternative business strategy that may exist for Quovadx. Its opinion is not a recommendation as to the merger presented to stockholders and does not constitute an opinion as to how the securities of Quovadx or Rogue Wave may trade in the future.

      The full text of the opinion delivered by First Albany to the Quovadx board of directors, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by First Albany in rendering its opinion, is attached as Annex D to this document and is incorporated herein by reference.

      First Albany’s opinion is directed to the Quovadx board of directors and addresses only the fairness, from a financial point of view, to Quovadx of the consideration to be paid in the merger.

      The summary of First Albany’s opinion set forth below is qualified in its entirety by reference to the full text of its opinion attached as Annex D to this document. Quovadx stockholders are urged to read the opinion carefully in its entirety.

      In connection with rendering its opinion, First Albany, among other things:

•	reviewed certain publicly available business and financial data relating to Quovadx and Rogue Wave;

•	reviewed certain financial and operating information with respect to the business, operations and prospects of Quovadx and Rogue Wave furnished to First Albany by Quovadx, including financial projections for Quovadx and for Rogue Wave with respect to fiscal year 2004 (ending December 31, 2004 and September 30, 2004, respectively), prepared by Quovadx management;

•	compared the financial performance of Quovadx and the prices and trading activity of Quovadx’s common stock with those of other companies that First Albany deemed relevant;

•	compared the financial performance of Rogue Wave and the prices and trading activity of Rogue Wave’s common stock with those of other companies that First Albany deemed relevant;

•	compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions First Albany deemed relevant;

•	held discussions with the respective managements of Quovadx and Rogue Wave concerning the past and current business operations, financial condition and prospects of Quovadx and Rogue Wave, respectively;

•	reviewed the financial terms and conditions of the merger set forth in drafts of the merger agreement provided to First Albany prior to the date of its opinion;

•	participated in discussions among representatives of Quovadx and Rogue Wave and their financial and legal advisors; and

•	made such other studies and inquiries, and considered such other information, financial studies, analyses and investigations and financial, economic and market criteria, as First Albany deemed relevant.

      First Albany’s opinion is based on market, economic and other conditions and circumstances involving Quovadx, Rogue Wave and their respective industries as they existed on, and which, by necessity, could only be evaluated on, the date of the First Albany opinion. First Albany assumed no responsibility to update or revise its opinion based upon events or circumstances occurring after the date thereof.

      In connection with its review and arriving at its opinion, with the consent of the board of directors of Quovadx, First Albany:

•	assumed that the final executed form of the merger agreement did not differ in any material respect from the draft that First Albany examined at the date of its opinion, and that the proposed merger with Rogue Wave would be consummated in accordance with the terms described in the merger agreement, without amendments, modifications to or waivers thereto;

•	relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with First Albany by Quovadx and Rogue Wave or otherwise publicly available, and assumed that there were no material changes in the business operations, financial condition or prospects of Quovadx or Rogue Wave since the respective dates of such information;

•	did not assume any responsibility for independent verification of any of the information referred to above;

•	assumed that the financial forecasts relating to Quovadx and Rogue Wave referred to above were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Quovadx as to the future financial performance of Quovadx and Rogue Wave; and

•	did not conduct a physical inspection or make any independent evaluation or appraisal of any of the assets, properties or facilities of Quovadx or Rogue Wave, nor was First Albany furnished with any such evaluation or appraisal.

      The following is a summary of the significant financial analyses used by First Albany in connection with the rendering of its opinion. The following summary, however, does not purport to be a complete description of the financial data presented or analyses performed by First Albany. The financial analyses summarized below include information presented in tabular format. In order to understand the financial analyses fully, the tables must be read together with the text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Rogue Wave Software, Inc.

      Selected Comparable Public Company Analysis: Using publicly available information, First Albany compared selected financial information, ratios and public market multiples for Rogue Wave to the corresponding data for the following eight publicly-traded software companies, all of which are broadly comparable to Rogue Wave:

ILOG S.A. (ADR)

Ansoft Corporation

MapInfo Corporation

Plumtree Software, Inc.

BindView Corporation

Onyx Software Corporation

Primus Knowledge Solutions, Inc.

Logility Inc.

      Although none of the selected companies is directly comparable to Rogue Wave, the comparable companies were chosen because, for purposes of the analysis, First Albany considered them comparable to Rogue Wave in that these companies are software companies with products, services, or operating profiles which are reasonably similar to those of Rogue Wave.

      First Albany reviewed, among other information, the comparable companies’ multiples of total enterprise value, referred to as TEV, which consists of the market value of the particular company’s equity plus the total debt minus cash, cash equivalents and marketable securities of the company to:

•	revenue for the latest twelve months ending September 30, 2003, referred to as LTM revenue; and

•	estimated calendar year 2003 revenue and estimated calendar year 2004 revenue, referred to as CY 2003E and CY 2004E revenue, respectively.

      All of the multiples were based on closing stock prices on October 31, 2003. Actual financial and operating data for Rogue Wave was based on information provided by Rogue Wave management. Estimated financial and operating data for Rogue Wave was based on information and internal estimates of the management of Quovadx, and for the selected comparable companies was based on publicly available research analysts’ estimates. Actual financial and operating data was based on the respective companies’ relevant Securities and Exchange Commission filings.

      First Albany applied a range of selected multiples derived from the selected comparable companies to the corresponding LTM, CY 2003E, and CY 2004E revenues of Rogue Wave. This analysis indicated the following implied enterprise value range for Rogue Wave of approximately $30.6 million to $51.9 million, as compared to the value of the consideration to be paid in the proposed merger of approximately $43.8 million:

Implied Enterprise Value Range			Value of Consideration to be Paid

Low		High	Enterprise Value

($ in millions)
$30.6	-	$51.9	$43.8

      Control Premium Analysis: Using publicly available information, First Albany reviewed selected software deals with enterprise values between $25 million and $200 million, which were announced between January 1, 2001 and October 30, 2003. First Albany reviewed the historical control premiums paid to the acquired company’s closing market prices one day prior, one week prior, and one month prior to the announcement of each respective transaction for these selected deals. First Albany applied a range of control premiums corresponding to the median and mean value of this analysis, respectively, to Rogue Wave’s stock price per share one day prior, one week prior, and one month prior to October 31, 2003. The result of this analysis are summarized below:

	Rogue				Implied Enterprise Value
	Wave	Control Premium Range			Range(1)
	Stock
	Price	Median		Mean	Low		High

	($ in millions, except price per share)
One Day Prior	$5.79	35.9%	-	61.4%	$55.2	-	$71.6
One Week Prior	$4.89	44.5%	-	69.5%	$46.2	-	$59.8
One Month Prior	$4.51	69.5%	-	83.1%	$52.6	-	$59.5
Value of Consideration to be Paid in Transaction						$43.8

(1)	Calculation of Enterprise Value assumes Rogue Wave cash and debt amounts of $32.7 million and $0.0 million, respectively, as of September 30, 2003.

      Selected Precedent Transaction Analysis: Using publicly available information, First Albany reviewed financial information relating to the following selected transactions in the software industry since January 2002:

Acquiror	Target

Oak Investment Partners	Pivotal Corporation
Quovadx, Inc.	CareScience, Inc.
Ascential Software Corporation	Mercator Software, Inc.
Hyperion Solutions Corporation	Brio Software, Inc.
Business Objects S.A.	Crystal Decisions, Inc.
The Sage Group plc	Timberline Software Corporation
Mercury Interactive Corporation	Kintana, Inc.
Vignette Corporation	Epicentric, Inc.
Documentum, Inc.	eRoom Technology, Inc.

      First Albany chose the selected transactions because they were business combinations that, for the purposes of the analysis, First Albany considered to be reasonably similar to the proposed merger in that these transactions involved the acquisition of companies in the software industry and in lines of business that are reasonably similar to that of Rogue Wave.

      First Albany reviewed, among other things, the multiples of the transaction enterprise value of the business combination, which consist of the transaction value of the target company’s equity plus the total debt minus cash, cash equivalents and marketable securities, of the target company to:

•	latest twelve months revenue, referred to as LTM revenue; and

•	next twelve months revenue, referred to as NTM revenue.

      Actual financial and operating data for Rogue Wave was based on information provided by Rogue Wave management. Estimated financial and operating data for Rogue Wave was based on information and internal estimates of the management of Quovadx. Estimated and actual financial and operating data for the transactions was based on relevant Securities and Exchange Commission filings, press releases and publicly available research analysts’ estimates.

      First Albany applied a range of selected multiples derived from the selected transactions to the corresponding LTM revenues and NTM revenues of Rogue Wave. This analysis indicated the following implied enterprise value range for Rogue Wave of approximately $34.1 million to $53.3 million, as compared to the value of the consideration to be paid in the proposed merger of approximately $43.8 million:

			Value of
			Consideration to
Implied Enterprise Value Range			be Paid

Low		High	Enterprise Value

($ in millions)
$34.1	-	$53.3	$43.8

Quovadx, Inc.

      Selected Comparable Public Company Analysis: Using publicly available information, First Albany compared selected financial information, ratios and public market multiples for Quovadx to the corresponding data for the following seven publicly-traded software companies all of which are broadly comparable to Quovadx:

TIBCO Software Inc.

IDX Systems Corporation

webMethods, Inc.

The TriZetto Group, Inc.

SeeBeyond Technology Corporation

Vitria Technology, Inc.

IONA Technologies PLC

Although none of the selected companies is directly comparable to Quovadx, the companies were chosen because, for purposes of the analysis, First Albany considered them comparable to Quovadx in that these companies are companies with products, services, or operating profiles that are reasonably similar to that of Quovadx.

      First Albany reviewed, among other information, the comparable companies’ multiples of total enterprise value, referred to as TEV, which consists of the market value of the particular company’s equity plus the total debt minus cash, cash equivalents and marketable securities of the company to:

•	revenue for the latest twelve months ending September 30, 2003, referred to as LTM revenue; and

•	estimated calendar year 2003 revenue and estimated calendar year 2004 revenue, referred to as CY 2003E and CY 2004E revenue, respectively.

      All of the multiples were based on closing stock prices on October 31, 2003. Multiples for the selected companies and Quovadx were based on relevant Securities and Exchange Commission filings and publicly available research analysts’ estimates. This analysis indicated the following implied multiples for the selected companies, as compared to the multiples implied for Quovadx:

	Implied Enterprise Value Multiples of
	Selected Companies

	Low		Mean		Median		High		Quovadx

Revenue LTM	0.91	x	1.59	x	1.42	x	3.43	x	1.70x
CY 2003E	0.89	x	1.76	x	1.56	x	3.50	x	1.62x
CY 2004E	0.80	x	1.64	x	1.49	x	3.33	x	1.33x

      The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. In arriving at its opinion, First Albany made qualitative judgments as to the significance and relevance of each analysis and factor considered by it, and based on the results of all the analyses undertaken by it and assessed as a whole. First Albany did not draw conclusions, in isolation, from or with regard to any one factor or method of analysis. Accordingly, First Albany believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses set forth in its opinion.

      In performing its analyses, First Albany made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Quovadx and Rogue Wave. No company, transaction or business used in those analyses as a comparison is identical to Rogue Wave, Quovadx, or the merger, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the operating results, public trading or other values of the companies or transactions being analyzed.

      The estimates contained in the analyses performed by First Albany and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. Accordingly, such estimates are inherently subject to substantial uncertainty and neither Quovadx nor First Albany assumes responsibility for the accuracy of such analyses and estimates. In addition, analyses relating to the value of securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

      Pursuant to its letter agreement with Quovadx, First Albany will receive a transaction fee of $875,000 for its role as financial advisor to Quovadx. Quovadx has already paid First Albany $250,000 in connection with the delivery of its fairness opinion. Quovadx is obligated to deliver the remaining $625,000 of the transaction fee upon the closing of the merger. Quovadx has also agreed to indemnify and hold harmless First Albany and its affiliates and any director, officer, agent or employee of First Albany or any of its affiliates, or any person controlling First Albany or its affiliates, for losses, expenses, claims or proceedings relating to or arising out of its engagement by Quovadx. The terms of the fee arrangement with First Albany, which Quovadx and First Albany believe are customary in transactions of this nature, were negotiated at arm’s-length between Quovadx and First Albany.

      First Albany is a full-service investment banking and capital markets securities firm which is engaged on a regular basis in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate, estate and other purposes. As a customary part of its business, First Albany may from time to time effect transactions for its own account or for the account of its customers, and hold positions (long or short) in securities of, or options on, securities of Quovadx and Rogue Wave. First Albany does not currently hold positions in, or options on, securities of Quovadx or Rogue Wave, nor does First Albany have any current intention to do so.

      The foregoing discussion of factors considered by our board is not meant to be exhaustive but includes material factors considered by our board in approving the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement. Our board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the board made its determination based on the totality of the information presented to it, and the judgments of individual members of the board may have been influenced to a greater or lesser degree by different factors.

Recommendation of the Rogue Wave Board of Directors; Rogue Wave’s Reasons for the Offer and Merger

      At a meeting duly called and held on November 3, 2003, the Rogue Wave board of directors unanimously:

•	approved the merger agreement and the transactions contemplated by the merger agreement;

•	determined that the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, are advisable and fair to, and in the best interests of, Rogue Wave and its stockholders; and

•	recommended that, as of the date of the meeting, Rogue Wave stockholders accept the offer and tender their Rogue Wave shares pursuant to the offer.

      Information about the recommendation of Rogue Wave’s board of directors, including the material factors considered by the Rogue Wave board of directors, is more fully set forth in Rogue Wave’s Solicitation/ Recommendation Statement on Schedule 14D-9, which is being mailed to Rogue Wave’s stockholders together with this prospectus.

THE OFFER

General

      We are offering, through our wholly owned subsidiary, Chess Acquisition Corporation, to exchange cash in the amount of $4.09 and 0.5292 shares of Quovadx common stock for each outstanding share of Rogue Wave common stock, including the associated stock purchase rights pursuant to Rogue Wave’s rights agreement (collectively referred to herein as the Rogue Wave shares or shares of Rogue Wave common stock) validly tendered and not properly withdrawn, subject to the terms and conditions described in this prospectus and the related letter of transmittal.

      Rogue Wave stockholders will not receive any fractional shares of Quovadx common stock. Instead, you will receive cash in an amount equal to the closing price, on the last trading day immediately prior to the first day Chess Acquisition Corporation accepts shares of Rogue Wave common stock for exchange in the offer, as reported on The Nasdaq National Market, of any fractional shares you would otherwise have been entitled to receive as described below.

      The expiration date is 12:00 midnight, New York City time, on Wednesday, December 10, 2003, unless we extend the period of time for which the offer is open, in which case the term expiration date means the latest time and date on which the offer, as so extended, expires.

      If you are the record owner of your shares and you tender your shares directly to the exchange agent, you will not incur any brokerage commissions. If you own your shares through a broker or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. We will be responsible for any transfer taxes on the exchange of Rogue Wave common stock pursuant to the offer that are imposed on the acquirer of the Rogue Wave stock. You will be responsible for any such transfer taxes that are imposed on the transferor.

      We are making this offer in order to acquire all of the outstanding shares of Rogue Wave common stock, including the associated rights to purchase stock. We intend, as soon as possible after completion of the offer, for Chess Acquisition to merge with and into Rogue Wave. The purpose of the merger is to complete the acquisition of all of the Rogue Wave common stock not tendered and exchanged pursuant to the offer. In the merger, each then outstanding share of Rogue Wave common stock (except for those shares held by Rogue Wave or any of its subsidiaries, by us or Chess Acquisition or any of our other wholly owned subsidiaries and shares for which appraisal rights have been asserted) would be converted into $4.09 in cash plus 0.5292 shares of our common stock, without interest, which is the same average per-share consideration payable to Rogue Wave stockholders in the offer.

      Our obligation to exchange shares of Quovadx common stock for Rogue Wave shares pursuant to the offer is subject to several conditions under the caption “The Offer — Conditions of the Offer” including the minimum tender condition and other conditions that are discussed below.

Possible Adjustment of Cash and Stock Amount

      The cash and stock amount to be received in exchange for Rogue Wave shares is subject to adjustment in the event that the current exchange ratio of 0.5292 multiplied by the number of shares of Rogue Wave common stock (including shares pursuant to Rogue Wave stock options that Rogue Wave would need to issue) is equal to more than 19.9% of Quovadx’s common stock outstanding at the expiration of the offer. If an adjustment is necessary, each share of Rogue Wave common stock tendered in the offer will be exchanged for a number of shares of Quovadx common stock equal to a new exchange ratio determined by dividing:

•	19.9% of the outstanding shares of Quovadx common stock outstanding by,

•	the number of outstanding shares of Rogue Wave common stock plus any shares of Rogue Wave common stock that Rogue Wave would need to issue under Rogue Wave stock option plans.

      Additionally, each share of Rogue Wave common stock tendered in the offer will be exchanged for a new amount of cash equal to:

•	$6.85 minus,

•	the new exchange ratio as determined above multiplied by,

•	the average of the closing trading prices for one share of Quovadx common stock as reported on Nasdaq for the five-day period ending on and including the trading day immediately prior to the first public announcement of the offer, which is $5.22.

      We do not believe any significant adjustment is likely to occur, but in the event we adjust the amount of cash and stock to be exchanged for shares of Rogue Wave common stock, we will extend the offer for at least ten business days from the date we provide notice of the adjustment in accordance with Rule 14e-1(b) of the Exchange Act.

Stockholders List

      We have relied on Rogue Wave’s stockholders list and security position listings to communicate with Rogue Wave’s stockholders and to distribute the offer. We will send this prospectus, the related letter of transmittal and other relevant materials to Rogue Wave stockholders and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Rogue Wave’s stockholders list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

Timing of Our Offer

      Our offer is scheduled to expire at 12:00 midnight, New York City time, on Wednesday, December 10, 2003 but we may extend our offer from time to time. For more information, you should read the following discussion under the caption “The Offer — Extension, Termination and Amendment.”

Extension, Termination and Amendment

      If the conditions to the offer are not satisfied or waived on any scheduled expiration date of the offer, we may extend the offer:

•	from time to time, if at the scheduled expiration date of the offer any of the conditions to the offer have not been satisfied or waived, until such time as such conditions are satisfied or waived, but not beyond February 15, 2004; or

•	for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission, or the staff thereof, applicable to the offer.

      We are obligated to extend the offer for a single, ten-day period if, at the scheduled expiration date, any condition to the offer has not been satisfied or waived. We are obligated to further extend the offer for the shortest time periods we reasonably believe are necessary if, at any subsequent scheduled expiration date of the offer:

•	the registration statement on Form S-4, of which this prospectus forms a part, is not effective;

•	any applicable waiting period under the HSR Act, or under any other material foreign, federal or state antitrust competition or fair trade law has not expired or been terminated;

•	the shares of Quovadx common stock to be issued in the offer have not been approved for listing on Nasdaq and are not exempt from listing; or

•	a majority of Rogue Wave shares on a fully diluted basis, which includes shares of Rogue Wave common stock that may be required to be issued under Rogue Wave’s stock option plans, have been tendered in the offer and any one or more conditions of the other conditions to the offer have not been satisfied.

      No single required extension will extend beyond ten business days, and we are not obligated to extend the offer beyond February 15, 2004.

      We expressly reserve the right, subject to the provisions of the merger agreement, at any time or from time to time, to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of an extension to the exchange agent. If we decide to so extend our offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to the provisions of the merger agreement, we are not making any assurance that we will exercise our right to extend our offer. During an extension, all your Rogue Wave shares previously tendered and not properly withdrawn will remain subject to the offer, subject to your right to withdraw your Rogue Wave shares. You should read the discussion under the caption “The Offer — Withdrawal Rights” for more details. We reserve the right to increase the offer price or to make any other changes in the terms and conditions of the offer by giving oral or written notice of such change to the exchange agent and by making a public announcement provided that, without the prior written consent of Rogue Wave, we cannot:

•	amend the offer to decrease the offer price or the cash portion or stock portion thereof;

•	change the form or combination of consideration to be paid in the offer;

•	reduce the number of shares to be purchased in the offer;

•	amend the conditions to the offer to broaden the scope of such conditions, add any additional conditions, or otherwise adversely affect the holders of the Rogue Wave shares;

•	extend the offer except as provided in the merger agreement; or

•	amend or waive the minimum tender condition.

      We may allow the offer to expire without accepting any Rogue Wave shares for exchange, thus terminating the offer (and giving either Quovadx or Rogue Wave the right to terminate the Merger Agreement), if and only if one or more of the conditions to the offer is not satisfied as of the expiration date of the offer.

      We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service.

      If we make a material change in the terms of our offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act. If, prior to the expiration date, we change the percentage of Rogue Wave shares being sought or the consideration offered to you, that change would apply to all holders whose Rogue Wave shares are accepted for exchange pursuant to our offer. If at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, we will extend the offer until the expiration of that ten business day period. For purposes of our offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Subsequent Offering Period

      We may, although we do not currently intend to, elect to provide a subsequent offering period of up to 20 business days after the acceptance of Rogue Wave shares in the offer if the requirements under Exchange Act

      The foregoing discussion of factors considered by our board is not meant to be exhaustive but includes material factors considered by our board in approving the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement. Our board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the board made its determination based on the totality of the information presented to it, and the judgments of individual members of the board may have been influenced to a greater or lesser degree by different factors.

Recommendation of the Rogue Wave Board of Directors; Rogue Wave’s Reasons for the Offer and Merger

      At a meeting duly called and held on November 3, 2003, the Rogue Wave board of directors unanimously:

•	approved the merger agreement and the transactions contemplated by the merger agreement;

•	determined that the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, are advisable and fair to, and in the best interests of, Rogue Wave and its stockholders; and

•	recommended that, as of the date of the meeting, Rogue Wave stockholders accept the offer and tender their Rogue Wave shares pursuant to the offer.

      Information about the recommendation of Rogue Wave’s board of directors, including the material factors considered by the Rogue Wave board of directors, is more fully set forth in Rogue Wave’s Solicitation/ Recommendation Statement on Schedule 14D-9, which is being mailed to Rogue Wave’s stockholders together with this prospectus.

Rule 14d-11 have been met. You will not have the right to withdraw any shares of Rogue Wave common stock that you tender in the subsequent offering period. If we elect to provide a subsequent offering period, we will make a public announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Exchange of Rogue Wave Shares; Delivery of Consideration

      Upon the terms and subject to the conditions of our offer including, if the offer is extended or amended, the terms and conditions of the extension or amendment, we will accept for exchange, and will exchange, Rogue Wave shares validly tendered and not properly withdrawn promptly after the expiration date and promptly after they are tendered during any subsequent offering period. In addition, subject to applicable rules of the SEC, including without limitation Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay acceptance for payment or the exchange of Rogue Wave shares in order to comply with any applicable law. In all cases, exchange of Rogue Wave shares tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of:

•	certificates for those Rogue Wave shares, or a confirmation of a book-entry transfer of those Rogue Wave shares in the exchange agent’s account at The Depository Trust Company, which we refer to as DTC;

•	a properly completed and duly executed letter of transmittal or a manually signed facsimile of that document; and

•	any other required documents.

      For purposes of the offer, we will be deemed to have accepted for exchange Rogue Wave shares validly tendered and not properly withdrawn if and when we notify the exchange agent of our acceptance of the tenders of those Rogue Wave shares pursuant to the offer. The exchange agent will deliver Quovadx common stock and cash, including cash instead of any fractional shares of Quovadx common stock, in exchange for Rogue Wave shares pursuant to the offer promptly after our notification of acceptance. The exchange agent will act as agent for Quovadx for the purpose of receiving Quovadx common stock and cash to be paid, including cash instead of any fractional shares of Quovadx common stock, and transmitting the stock and cash to you. You will not receive any interest on any cash that we pay you, even if there is a delay in making the exchange.

      If we do not accept any tendered Rogue Wave shares for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted for more Rogue Wave shares than are tendered, we will return certificates for the unexchanged Rogue Wave shares to the tendering stockholder or, in the case of Rogue Wave shares tendered by book-entry transfer of unexchanged Rogue Wave shares into the exchange agent’s account at DTC pursuant to the procedures set forth below under the discussion under the caption “The Offer — Procedure for Tendering,” those Rogue Wave shares will be credited to an account maintained within DTC, promptly following expiration or termination of the offer.

      If we increase the consideration offered to Rogue Wave stockholders in the offer prior to the expiration date, such increased consideration will be given to all stockholders who tender shares of Rogue Wave common stock in the offer, whether or not the shares of Rogue Wave common stock were tendered or accepted for exchange prior to such increase in consideration.

Cash Instead of Fractional Shares of Quovadx Common Stock

      We will not issue certificates representing fractional shares of our common stock pursuant to the offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share of our common stock will receive cash in an amount equal to that fraction multiplied by the closing price of Quovadx common stock, as reported on The Nasdaq National Market, on the last trading day immediately prior to the first day that Quovadx accepts tendered Rogue Wave shares for exchange.

Procedure for Tendering

      For you to validly tender Rogue Wave shares pursuant to the offer;

•	the enclosed letter of transmittal, properly completed and duly executed, or manually executed facsimile of that document, along with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at the address set forth on the back cover of this prospectus, and certificates for tendered Rogue Wave shares must be received by the exchange agent at that address or those Rogue Wave shares must be tendered pursuant to the procedures for book-entry tender set forth below, and a confirmation of receipt of the tender received, which confirmation we refer to below as a book-entry confirmation, in each case before the expiration date, or

•	you must comply with the guaranteed delivery procedures set forth below.

      The term agent’s message means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Rogue Wave shares which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

      The exchange agent will establish accounts with respect to the Rogue Wave shares at DTC for purposes of the offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Rogue Wave shares by causing DTC to transfer tendered Rogue Wave shares into the exchange agent’s account in accordance with DTC’s procedure for the transfer. However, although delivery of Rogue Wave shares may be effected through book-entry at DTC, the letter of transmittal, or a manually signed facsimile thereof, with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed.

      Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which Rogue Wave shares are tendered either by a registered holder of Rogue Wave shares who has not completed the box titled “Special Issuance Instructions” on the letter of transmittal or for the account of an eligible institution.

      If the certificates for Rogue Wave shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged Rogue Wave shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

      The method of delivery of Rogue Wave share certificates and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Guaranteed Delivery

      If you wish to tender Rogue Wave shares pursuant to our offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your Rogue Wave shares may nevertheless be tendered, so long as all of the following conditions are satisfied:

•	you make your tender by or through an eligible institution;

•	the enclosed notice of guaranteed delivery, properly completed and duly executed, substantially in the form enclosed with this prospectus, is received by the exchange agent as provided below on or prior to the expiration date; and

•	the certificates for all tendered Rogue Wave shares, or a confirmation of a book-entry transfer of tendered shares into the exchange agent’s account at DTC as described above, in proper form for transfer, together with a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and all other documents required by the letter of transmittal are received by the exchange agent within three Nasdaq trading days after the date of execution of the notice of guaranteed delivery. You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the exchange agent and you must include a signature guarantee by an eligible institution in the form set forth in that notice.

      In all cases, we will accept Rogue Wave shares tendered for exchange pursuant to our offer only after timely receipt by the exchange agent of certificates for Rogue Wave shares, or timely confirmation of a book-entry transfer of tendered shares into the exchange agent’s account at DTC as described above, properly completed and duly executed letter(s) of transmittal, or a manually signed facsimile(s) thereof, or an agent’s message in connection with a book-entry transfer, and any other required documents.

      By executing a letter of transmittal as set forth above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Rogue Wave shares tendered and accepted for exchange by us. That appointment is effective if and when, and only to the extent that, Chess Acquisition Corporation accepts the shares of Rogue Wave common stock for exchange pursuant to the offer. All of these proxies will be considered coupled with an interest in the tendered Rogue Wave shares and therefore will not be revocable. Upon the effectiveness of the appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies, and, if given, they will not be deemed effective. Our designees will, with respect to the Rogue Wave shares for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Rogue Wave’s stockholders or otherwise. We reserve the right to require that, in order for Rogue Wave shares to be deemed validly tendered, immediately upon our exchange of those Rogue Wave shares, we must be able to exercise full voting rights with respect to the tendered Rogue Wave shares.

      We will determine questions as to the validity, form, eligibility including time of receipt, and acceptance for payment of any tender of Rogue Wave shares, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Rogue Wave shares that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Rogue Wave shares. No tender of those Rogue Wave shares will be deemed to have been validly made until all defects and irregularities in tenders of those Rogue Wave shares have been cured or waived. Neither we nor the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Rogue Wave shares or will incur any liability for failure to give notification. Our interpretation of the terms and conditions of our offer, including the letter of transmittal and instructions thereto, will be final and binding.

      The tender of Rogue Wave shares pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

Withdrawal Rights

      Your tender of Rogue Wave shares pursuant to the offer is irrevocable, except that, other than during a subsequent offering period, Rogue Wave shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and, unless we previously accepted them for exchange pursuant to the offer, may also be withdrawn at any time after January 11, 2004. If we elect to provide a subsequent offering period under Exchange Act Rule 14d-11, you will not have the right to withdraw Rogue Wave shares that you tender in the subsequent offering period.

      For your withdrawal to be effective, the exchange agent must receive from you a written, telex or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of Rogue Wave shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those Rogue Wave shares.

      A financial institution must guarantee all signatures on the notice of withdrawal unless those Rogue Wave shares have been tendered for the account of any eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide these signature guarantees for you. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, an eligible institution. If Rogue Wave shares have been tendered pursuant to the procedures for book-entry tender discussed under the caption “The Offer — Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Rogue Wave shares and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Rogue Wave shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity, including time of receipt, of any notice of withdrawal, in our sole discretion, and our decision will be final and binding.

      Neither we nor the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any Rogue Wave shares properly withdrawn will be deemed not to have been validly tendered for purposes of our offer. However, you may retender withdrawn Rogue Wave shares by following one of the procedures discussed below under the captions “The Offer — Procedure for Tendering” or “The Offer — Guaranteed Delivery” at any time prior to the expiration date.

Material United States Federal Income Tax Consequences of the Offer and the Merger

      The following discussion summarizes the material United States federal income tax consequences to holders of Rogue Wave common stock who sell shares in the offer or the merger. This discussion is based on current federal income tax law, which is subject to change at any time (possibly with retroactive effect) in a manner that could affect the information set forth below.

      This discussion is intended only as a summary and does not purport to be a complete analysis of all of the potential tax effects of the offer or the merger for all categories of Rogue Wave stockholders. In particular, this discussion does not deal with all United States federal income tax considerations that may be relevant to Rogue Wave stockholders in light of their particular circumstances (such as stockholders who are insurance companies, financial institutions, tax-exempt organizations, dealers in securities, stockholders who hold their shares of Rogue Wave common stock as part of a hedge, appreciated financial position, straddle, or conversion transaction, who are subject to the alternative minimum tax provisions of the Internal Revenue Code, who are non-U.S. persons, who do not hold their shares as capital assets, who hold their shares through partnerships or other pass-through entities or who acquired their shares upon exercise of stock options or in other compensatory transactions). In addition, the following discussion does not address the tax consequences of the offer or the merger under non-U.S., state, or local tax laws. The material United States federal income tax consequences of the offer and the merger are as follows:

•	The receipt of cash and shares of Quovadx common stock in exchange for shares of Rogue Wave common stock pursuant to the offer and/or the merger will be a taxable transaction for federal income tax purposes.

•	Each Rogue Wave stockholder’s gain or loss recognized upon the exchange of Rogue Wave common stock will be equal to the difference between the fair market value of the consideration received in the offer and/or the merger and the stockholder’s adjusted tax basis in the shares exchanged pursuant to the offer or the merger. Gain or loss must be calculated separately for each block of Rogue Wave shares (i.e., shares acquired at the same cost in a single transaction) exchanged pursuant to the offer or the merger. Assuming that such shares constitute capital assets in the hands of the Rogue Wave stockholder, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the stockholder’s holding period is more than one year. Capital losses are only deductible to the extent of capital gains plus, in the case of taxpayers other than corporations, $3,000 of ordinary income. Capital losses that are not currently deductible may be carried forward to other years, subject to certain limitations.

•	The tax basis of the shares of Quovadx common stock received in exchange for shares of Rogue Wave common stock will equal the fair market value of such Quovadx common stock on the date of the exchange pursuant to the offer or on the date of the merger, as the case may be.

•	The tax holding period of the Quovadx common stock received by the Rogue Wave stockholders in the offer or the merger will begin on the day after the exchange pursuant to the offer or on the day after the merger, as the case may be.

•	Rogue Wave stockholders who do not sell their shares of Rogue Wave common stock pursuant to the offer or the merger and who exercise and perfect their appraisal rights under Delaware law to demand fair value for such shares will recognize gain or loss (and may recognize an amount of interest income) attributable to any payment received pursuant to the exercise of such rights. Assuming that such shares constitute capital assets in the hands of the Rogue Wave stockholder, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the stockholder’s holding period is more than one year.

Backup Withholding

      Stockholders may be subject to backup withholding at the rate of 28% with respect to payments of cash consideration in the offer or the merger or as the result of the exercise of appraisal rights unless the stockholder provides a correct taxpayer identification number in the manner required or certifies that it is not subject to backup withholding or is an “exempt recipient.” Amounts withheld under the backup withholding rules are not an additional tax, but rather may be credited against the taxpayer’s tax liability for the year provided the required information is furnished to the Internal Revenue Service.

      This summary is for general information only and does not constitute tax advice to any particular holder of Rogue Wave common stock. This summary does not address all possible income tax consequences of the offer and the merger. Accordingly, holders of Rogue Wave common stock are urged and expected to consult their own tax advisors as to the specific tax consequences to them of the offer and the merger, including the applicable federal, state, local and non-U.S. tax consequences of the offer and the merger.

Purpose of the Offer; the Merger; Appraisal Rights

Purpose

      We are making the offer and will complete the merger in order to acquire all of the outstanding shares of Rogue Wave common stock. As soon as practicable after completion of the offer, we will cause Chess Acquisition Corporation to merge with and into Rogue Wave. The purpose of the merger is to acquire all Rogue Wave common stock not tendered and exchanged pursuant to the offer. In the merger, each then-outstanding share of Rogue Wave common stock (except for Rogue Wave common stock held by Rogue Wave or any of its subsidiaries, by us or Chess Acquisition or any of our wholly owned subsidiaries and shares for which appraisal rights have been asserted) would be converted into the right to receive the same average per-share amount of cash and shares of Quovadx common stock as is paid in the offer, with each then-outstanding share of Rogue Wave common stock entitled to receive $4.09 in cash plus 0.5292 shares of Quovadx common stock.

Approval of the Merger

      Under Section 251 of the DGCL, the approval of the board of directors of Rogue Wave and the affirmative vote of a majority of its shares outstanding and entitled to vote are required to approve and adopt the merger and a merger agreement. The Rogue Wave board of directors has approved the merger and the merger agreement. Accordingly, if we complete the offer after satisfaction of the minimum tender condition, we would have a sufficient number of shares of Rogue Wave common stock to approve the merger without the affirmative vote of any other holder of Rogue Wave common stock. Therefore, unless the merger is consummated in accordance with the short-form merger provisions under the DGCL described below (in which case no action by the stockholders of Rogue Wave other than by us will be required to consummate the merger), the only remaining corporate action of Rogue Wave will be the approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding Rogue Wave common stock entitled to vote. Because we will own a majority of the Rogue Wave common stock after consummation of the offer, approval of the merger will be assured.

Possible Short-Form Merger

      Section 253 of the DGCL would permit the merger to occur without a vote of Rogue Wave’s stockholders, referred to as a short-form merger, if we were to acquire at least 90% of the outstanding Rogue Wave common stock in the offer or otherwise. If, however, we do not acquire at least 90% of the outstanding Rogue Wave common stock pursuant to the offer or otherwise, and a vote of Rogue Wave’s stockholders is required under the DGCL, a longer period of time will be required to effect the merger. We have agreed in the merger agreement to effect the merger at the earliest practicable time, and if we obtain ownership of 90% or more of the then outstanding Rogue Wave common stock in the offer, to effect the merger as a short-form merger.

Appraisal Rights

      No appraisal rights are available in connection with the offer. Holders of Rogue Wave common stock who do not wish to accept the same amount of consideration in the merger as was paid in the offer, and who still hold their shares of Rogue Wave common stock at the effective time of the merger, will have the right to seek an appraisal and to be paid the fair value of their shares of Rogue Wave common stock if they properly demand appraisal of their shares. The amount each holder receives will be judicially determined and paid to such holder, provided the holder complies strictly with the provisions of Section 262 of the DGCL, referred to as “Section 262.”

      This summary is not intended to be complete and is qualified in its entirety by reference to Section 262, the text of which is set forth in Annex C to this prospectus. Any Rogue Wave stockholder considering demanding appraisal is advised to consult legal counsel. Appraisal rights, if any, will not be available unless and until the merger or a similar business combination is consummated. Rogue Wave stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the applicable conditions summarized below.

      If we acquire at least 90% of Rogue Wave common stock, then the merger will be effected as a short-form merger pursuant to Section 253 of the DGCL, which does not require any vote by the stockholders. In such a case, Rogue Wave, as the corporation surviving such merger, must mail a notice referred to as the notice of merger, to the Rogue Wave stockholders within ten days after the date the merger is effective. The notice of merger must specify that the merger has become effective and that appraisal rights are available, and must include a copy of Section 262 and any other information required by Section 262. Any stockholder wishing to exercise appraisal rights must mail a written demand for appraisal within 20 days after the date on which the notice of merger was sent.

      If we fail to acquire at least 90% of Rogue Wave common stock in the offer, the merger will be effected as a long-form merger, which requires a stockholder vote on the approval and adoption of the merger agreement. A stockholder wishing to dissent in a long-form merger must deliver a written demand for appraisal to the Secretary of Rogue Wave before the taking of the stockholder vote or within 20 days of receipt of notice of the taking of such action by written consent. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the approval and adoption of the merger agreement. Merely voting against, abstaining from voting, or failing to vote on the merger agreement will not by itself constitute a demand for appraisal within the meaning of Section 262. In the case of a long-form merger, any stockholder seeking appraisal rights must hold the Rogue Wave common stock for which appraisal is sought on the date such stockholder makes demand and must continuously hold such Rogue Wave common stock through the effective time of the merger, and otherwise comply with the provisions of Section 262.

      In the case of both a short-form merger and a long-form merger, a demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the stock certificates. If shares of Rogue Wave common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares of Rogue Wave common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; provided, however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A record owner, such as a broker, who holds Rogue Wave common stock as a nominee for others, may exercise appraisal rights with respect to the Rogue Wave common stock held for all or less than all beneficial owners of Rogue Wave common stock as to which the holder is the record owner. In such case the written demand must set forth the number of shares of Rogue Wave common stock covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Rogue Wave common stock outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of any meeting of stockholders called to approve the merger in the case of a long-form merger and within 20 days following the mailing of the notice of merger in the case of a short-form merger.

      Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to: Rogue Wave Software, Inc., Attention: Secretary, 5500 Flatiron Parkway, Boulder, Colorado 80301. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares of

Rogue Wave common stock covered by the demand and that the stockholder is thereby demanding appraisal of such shares. In the case of a long-form merger, Rogue Wave must, within ten days after the effective time of the merger, provide notice of the effective time of the merger to all stockholders who have complied with Section 262 and have not voted for approval and adoption of the merger agreement. In the case of a long-form merger, stockholders electing to exercise their appraisal rights under Section 262 must not have voted for the approval and adoption of the merger agreement or consented thereto in writing. Voting in favor of the approval and adoption of the merger agreement, or delivering a proxy in connection with the stockholders meeting called to approve the merger agreement (unless the proxy votes against, or expressly abstains from the vote on, the approval and adoption of the merger agreement), will constitute a waiver of the stockholder’s right of appraisal and will nullify any written demand for appraisal submitted by the stockholder. Regardless of whether the merger is effected as a long-form merger or a short-form merger, within 120 days after the effective time of the merger, any Rogue Wave stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of the dissenting Rogue Wave stockholders. We are under no obligation to and have no present intention to file a petition. Accordingly, it is the obligation of the holders of Rogue Wave common stock to initiate all actions required to perfect their appraisal rights in respect of their shares within the time prescribed in Section 262.

      Within 120 days after the effective time of the merger, any holder of Rogue Wave common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed ten days after a written request therefor has been received by Rogue Wave or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

      If a petition for an appraisal is timely filed, and a copy thereof is served upon it, Rogue Wave will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to those stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require the holders of the shares of Rogue Wave common stock who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon the pendency of the appraisal proceeding; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. After determining the holders of Rogue Wave common stock entitled to appraisal, the Delaware Court of Chancery will appraise the Rogue Wave common stock owned by such Rogue Wave stockholders, determining the fair value of such Rogue Wave common stock, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” Further, the Delaware Supreme Court stated that in making this determination of fair value a court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation.” The Delaware Supreme Court has construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” However, the court noted that Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

      Rogue Wave stockholders who in the future consider seeking appraisal should have in mind that the fair value of their Rogue Wave common stock determined under Section 262 could be more than, the same as, or less than the consideration paid for such stock in the offer if they do seek appraisal of their Rogue Wave common stock, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. Moreover, we intend to cause Rogue Wave, as the corporation surviving the merger, to argue in any appraisal proceeding that, for purposes thereof, the “fair value” of the Rogue Wave common stock is less than that paid in the offer. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all Rogue Wave common stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses. Any Rogue Wave stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the Rogue Wave common stock subject to such demand or to receive payment of dividends or other distributions on such Rogue Wave common stock, except for dividends or other distributions payable to stockholders of record at a date prior to the effective time of the merger.

      At any time within 60 days after the effective time of the merger, any former holder of Rogue Wave common stock will have the right to withdraw his or her demand for appraisal and to accept the merger consideration paid for such Rogue Wave stock in the offer. After this period, such holder may withdraw his or her demand for appraisal only with the consent of Rogue Wave, as the corporation surviving the merger. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, stockholders’ rights to appraisal will cease and all stockholders will be entitled to receive the cash consideration paid for the same class or series of the offer. Because Rogue Wave has no obligation to file such a petition, and we have no present intention to cause or permit Rogue Wave to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal may be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights. Appraisal rights cannot be exercised at this time.

      The information set forth above is for informational purposes only with respect to alternatives available to stockholders if the merger is consummated. Stockholders who properly exercise appraisal rights in connection with the merger will receive additional information concerning appraisal rights and the procedures to be followed in connection therewith before such stockholders have to take any action relating thereto. Rogue Wave stockholders who exchange Rogue Wave common stock in the offer will not be entitled to exercise appraisal rights in connection with the offer but, rather, will receive the consideration paid in the offer for such shares. The foregoing summary of appraisal rights of objecting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by Rogue Wave stockholders desiring to exercise any available appraisal rights. The foregoing summary is qualified in its entirety by reference to Section 262. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL. See Annex C attached to this prospectus.

Conditions of the Offer

      The offer is subject to a number of conditions, which are described below:

Minimum Tender Condition

      There must be validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of Rogue Wave common stock that constitutes at least a majority of the total number of shares outstanding of Rogue Wave common stock on a fully diluted basis, which includes shares of Rogue Wave common stock that may be required to be issued pursuant to Rogue Wave’s stock option plans. Based on information supplied by Rogue Wave, approximately 5,274,734 shares of Rogue Wave common stock would have been required to be tendered to satisfy the minimum tender condition as of November 7, 2003.

Antitrust Condition

      This condition requires that any applicable waiting periods under the HSR Act, or similar statutes or regulations of state and foreign jurisdictions, have expired or been terminated.

Consents, Waivers, Approvals Condition

      Rogue Wave must have received the consents, waivers and approvals required to be obtained in connection with the consummation of the merger.

Registration Statement Effectiveness Condition

      The registration statement, of which this prospectus is a part, must have become effective under the Securities Act of 1933 and not be the subject of any stop order or proceedings seeking a stop order.

Nasdaq Listing Condition

      The shares of Quovadx common stock issuable to Rogue Wave stockholders in the offer and the merger must have been approved for listing on Nasdaq, subject to official notice of issuance, or be exempt from such requirement under the then applicable laws, regulations and rules of Nasdaq.

Insurance Coverage Condition

      We must have received a certificate from Rogue Wave’s insurance carrier to the effect that Rogue Wave’s insurance policies are in full force and effect, all premiums due thereon have been paid and Rogue Wave has complied with the provisions of such policies, no claims made by under such policies are being contested by the carrier and no notice of cancellation or non-renewal of Rogue Wave’s policies or binders has been made.

Other Conditions

      In addition, Chess Acquisition Corporation will not be obligated to accept shares of Rogue Wave common stock in the offer if, between the commencement of the offer and the expiration of the offer any of the following events have occurred and are continuing:

•	there is pending or overtly threatened in writing any suit, action or proceeding by any governmental entity against us, Chess Acquisition Corporation, Rogue Wave or any subsidiary of Rogue Wave:

-	seeking to prohibit or impose any material limitations on our or Chess Acquisition Corporation’s ownership or operation, or that of any of their respective subsidiaries or affiliates, of all or a material portion of their or Rogue Wave’s businesses or assets, or to compel us, Chess Acquisition Corporation or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of Rogue Wave or Quovadx and their respective subsidiaries, in each case taken as a whole;

-	challenging the acquisition by us or Chess Acquisition Corporation of any shares under the offer, seeking to restrain or prohibit the making or consummation of the offer or the merger or the performance of any of the other transactions contemplated by the merger agreement or the tender and voting agreement, including the voting provisions thereunder, or seeking to obtain from Rogue Wave, Quovadx or Chess Acquisition Corporation any damages that are material in relation to Rogue Wave and its subsidiaries taken as a whole;

-	seeking to impose material limitations on the ability of Chess Acquisition Corporation, or render Chess Acquisition Corporation unable, to accept for payment, pay for or purchase some or all of the shares pursuant to the offer and the merger;

-	seeking to impose material limitations on the ability of us or Chess Acquisition Corporation effectively to exercise full rights of ownership of the shares, including, without limitation, the right, to vote the shares purchased by it on all matters properly presented to Rogue Wave stockholders;

-	compelling us or our affiliates to dispose of or hold separate any portion of the business or assets of Rogue Wave or Quovadx and their respective subsidiaries which would be material in the context of Rogue Wave and its subsidiaries taken as a whole or Quovadx and its subsidiaries taken as a whole, whichever is applicable;

-	obligating Rogue Wave, Quovadx or any of their respective subsidiaries to pay material damages in connection with the transactions contemplated by the merger agreement; or

-	which otherwise is reasonably likely to have a material adverse effect on Rogue Wave or, as a result of the transactions contemplated by the merger agreement, on Quovadx;

•	there is any law, statute, rule, regulation, ordinance, judgment, order, decree or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a government entity, to the offer, or any other action is taken by any governmental entity, that could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in the seven bullet points of the paragraph directly above;

•	Rogue Wave’s representations and warranties contained in the merger agreement (i) are not true and correct in all material respects as of the date of the merger agreement or (ii) are not true and correct, disregarding all qualifications and exceptions relating to materiality contained in the representations and warranties, on and as of the date of the expiration of the offer with the same force and effect as if made on or of such date; except, in the case of clause (ii), for those representations and warranties which address matters only as of a particular date will remain true and correct where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on Rogue Wave;

•	Rogue Wave has failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Rogue Wave to be performed or complied with under the merger agreement;

•	the Rogue Wave board of directors has withdrawn, or modified or changed in a manner adverse to us, including by amendment of Rogue Wave’s Schedule 14D-9, or has not made its recommendation of the offer, the merger agreement or the merger, or recommended another offer regarding an acquisition proposal, or has resolved to do any of the foregoing; or

•	the merger agreement has been terminated in accordance with its terms.

      The conditions of the offer described above are solely for our benefit, and we may waive these conditions in whole or in part in our reasonable discretion at any time prior to the expiration date of the offer, except for the minimum tender condition referred to above (which may only be waived with Rogue Wave’s consent) and the conditions relating to the nonexistence of governmental proceedings or other legal impediments with respect to the transaction. The failure by us at any time to exercise any of the above rights will not be deemed a waiver of that right and the right will be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding anything to the contrary in this prospectus, we cannot and will not assert any of the conditions to the offer, other than certain regulatory conditions as, and to the extent, permitted by applicable rules and regulations of the SEC, at any time after the expiration date of the offer. Notwithstanding the fact that we reserve the right to assert the failure of a regulatory condition following acceptance for exchange but prior to exchange in order to delay exchange or cancel our obligation to exchange properly tendered shares of Rogue Wave shares, we will either promptly exchange the properly tendered Rogue Wave shares or promptly return the properly tendered Rogue Wave shares.

Regulatory Clearances and Approval

      Under the HSR Act, the shares of Rogue Wave common stock may not be accepted and the merger may not be consummated unless certain filings have been submitted to the FTC and the Antitrust Division of the United States Department of Justice and certain waiting period requirements have been satisfied. Quovadx and Rogue Wave have filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the United States Department of Justice and were granted early termination of the HSR waiting period on November 20, 2003. To the extent necessary, Quovadx and Rogue Wave will also make any pre-merger filings required in any foreign jurisdictions.

      The FTC and the Antitrust Division frequently scrutinize the legality of transactions like the offer and the merger under the antitrust laws. At any time before or after the completion of the offer and the merger, the FTC, the Antitrust Division or foreign governmental authority could take any action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the completion of the offer or the merger or seeking the divestiture of substantial assets of Quovadx or Rogue Wave. In addition, under certain circumstances, certain private parties, state attorneys general and other antitrust authorities may challenge the transaction under antitrust laws.

      The parties do not believe that any material antitrust filings are required in any other jurisdiction, or that such filings have a mandatory waiting period, prior to the completion of the merger, but will make any filings if it is subsequently determined that they are required.

      We believe that the completion of the offer and the merger will not violate any antitrust laws. However, we cannot assure you that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

      We are not aware of any other significant regulatory approvals or actions that are required for the merger. If any additional governmental approvals or actions are required, we intend to obtain them. We cannot assure you, however, that we will be able to obtain any additional approvals or actions.

Possible Effects of Our Offer

Reduced Liquidity; Possibly No Longer Included for Quotation

      The purchase of Rogue Wave common stock pursuant to the offer will reduce the number of holders of Rogue Wave common stock and the number of shares of Rogue Wave common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Rogue Wave common stock held by the public. Rogue Wave common stock is included for quotation and principally traded on The Nasdaq National Market. Depending on the number of shares of Rogue Wave common stock acquired pursuant to the offer, following consummation of the offer Rogue Wave common stock may no longer meet the requirements of the Nasdaq for continued quotation. The requirements for continued inclusion in the Nasdaq of the National Association of Securities Dealers, referred to as the NASD, include, among other things, that an issuer have: either (a) at least 750,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $5 million and either net tangible assets of at least $4 million or a minimum stockholders’ of equity of $10 million, and at least two registered and active market makers for the shares or (b) at least 1,100,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $15 million and at least four registered and active market markers, and either (i) a market capitalization of at least $50 million or (ii) total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years. In addition, Nasdaq imposes a minimum bid price requirement for continued listing.

      The shares might nevertheless continue to be included in the Nasdaq with quotations published in the Nasdaq “additional list” or in one of the “local lists,” but if the number of holders of the shares were to fall below 300, the number of publicly held shares were to fall below 500,000 or there were not at least two registered and active market makers for the shares, the NASD’s rules provide that the shares would no longer be “qualified” for Nasdaq reporting and the Nasdaq would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the shares are not considered as being publicly held for this purpose. If, following the closing of the offer, the shares of Rogue Wave no longer meet the requirements of the NASD for continued inclusion in the Nasdaq or in any other tier of the Nasdaq and the shares were no longer included in the Nasdaq or in any other tier of the Nasdaq, the market for shares could be adversely affected.

      If the shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq, it is possible that the shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Rogue Wave common stock and the availability of quotations for Rogue Wave common stock would, however, depend upon the number of holders of shares remaining at that time, the interest in maintaining a market in Rogue Wave common stock on the part of securities firms, the possible termination of registration of the shares under the Exchange Act, as described below, and other factors. We cannot predict whether the reduction in the number of shares of Rogue Wave common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Rogue Wave common stock.

      We intend to cause the delisting of the Rogue Wave common stock from the Nasdaq following consummation of the offer and the merger.

Status as “Margin Securities”

      Shares of Rogue Wave common stock are presently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of Rogue Wave common stock. Depending on the factors similar to those described above with respect to market quotations, following consummation of the offer, shares of Rogue Wave common stock may no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations, in which event Rogue Wave common stock would not be eligible as collateral for margin loans made by brokers.

Registration Under the Exchange Act

      The Rogue Wave common stock is currently registered under the Exchange Act. Rogue Wave can terminate that registration upon application to the SEC if the outstanding shares are not listed on a national securities exchange, quoted on an automated inter-dealer quotation system or if there are fewer than 300 holders of record of Rogue Wave common stock. Termination of registration of Rogue Wave common stock under the Exchange Act would reduce the information that Rogue Wave must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to Rogue Wave common stock. In addition, if Rogue Wave common stock is no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions would no longer be applicable to Rogue Wave. Furthermore, the ability of “affiliates” of Rogue Wave and persons holding “restricted securities” of Rogue Wave to dispose of these securities pursuant to Rule 144 under the Securities Act of 1933 may be impaired or eliminated. If registration of Rogue Wave common stock under the Exchange Act were terminated, Rogue Wave common stock would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board’s list of “margin securities.”

Going Private Transactions

      The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the merger or another business combination following the purchase of Rogue Wave common stock pursuant to the offer in which we or Chess Acquisition Corporation seek to acquire the remaining shares not held by it. We believe that Rule 13e-3 will not be applicable to the merger if it occurs within one year after the consummation of the offer. Rule 13e-3 requires, among other things, that certain financial information concerning Rogue Wave and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders before consummation of the transaction.

Source and Amount of Funds

      The total amount of funds required by Chess Acquisition Corporation to consummate the offer and the merger is estimated to be approximately $51 million (assuming all options are exercised) and the amount of funds required to pay related fees and expenses is estimated to be approximately $3.7 million. We expect to finance the offer and the merger with internally available funds. In the event a majority, but fewer than 90%, of shares of Rogue Wave common stock are tendered in the offer, we expect to finance the offer with funds from a short-term bridge loan. We have amended our existing loan agreement with Comerica Bank. The new credit facility consists of a new $12 million non-revolving line of credit for the sole purpose of funding a portion of the cash required for us to acquire the shares of Rogue Wave common stock. The new line of credit would mature in 90 days or within five days of us selling $12 million in equity securities. Interest is payable monthly on the line of credit at the bank’s prime rate, which is currently 4.00%, and principal and interest are due at maturity. The line of credit is secured by our assets. We intend to repay the loan out of our cash flow over the next 90 days. If we acquire more than 90% of the shares of Rogue Wave common stock, we will not need to finance the offer because Rogue Wave’s assets will be available to us upon completion of the short-form merger.

Accounting Treatment

      In accordance with accounting principles generally accepted in the United States of America, the purchase price will be allocated to Rogue Wave’s identifiable assets and liabilities based on their estimated fair values at the time of completion of the merger. Any excess of the purchase price over these fair values will be accounted for as goodwill. The reported financial condition and results of operations of Quovadx issued after the merger will reflect the combined company’s balances and results after completion of the merger.

Fees and Expenses

      We have retained Mellon Investor Services as the exchange agent. We will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

      Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Rogue Wave shares pursuant to the offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Restrictions on Sales of Shares by Affiliates

      The shares of Quovadx common stock to be issued to Rogue Wave stockholders in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of Quovadx common stock issued to any person who is deemed to be an affiliate of either Quovadx or Rogue Wave. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, either Quovadx or Rogue Wave and may include some of each company’s respective officers and directors, as well as some of each company’s respective principal stockholders. Rogue Wave’s executive officers and directors entered into affiliate agreements in connection with the merger. These affiliates may not sell their shares of Quovadx common stock acquired in connection with the merger unless:

•	the sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) under the Securities Act;

•	the sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration; or

•	the affiliate delivers to Quovadx a written opinion of counsel, reasonably acceptable to Quovadx in form and substance, that the sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

      The registration statement, of which this prospectus forms a part, does not cover the resale of shares of Quovadx common stock to be received by affiliates in the merger.

      Under the affiliate agreements, Quovadx will be entitled to place appropriate legends on the certificates evidencing any Quovadx common stock to be received by each of the persons who has entered into an affiliate agreement and to issue stop transfer instructions to the transfer agent for Quovadx common stock. These persons have also acknowledged the resale restrictions imposed by Rule 145 under the Securities Act on shares of Quovadx common stock to be received by them in the merger.

Listing on Nasdaq of Quovadx Common Stock to be Issued in the Merger

      Quovadx has agreed that the shares of Quovadx common stock to be issued in the offer and merger will have been approved for listing on Nasdaq, subject to official notice of issuance, or will be exempt from such requirement under the then applicable laws, regulations and rules of Nasdaq.

INTERESTS OF ROGUE WAVE OFFICERS AND DIRECTORS IN THE TRANSACTION

      In considering the recommendations of the Rogue Wave board of directors regarding the offer and the merger, Rogue Wave stockholders should be aware that certain members of Rogue Wave management and its board of directors have interests in the merger that differ from those of other stockholders of Rogue Wave, as described below. The Rogue Wave board of directors was aware of these matters and considered them in approving and the merger agreement, the offer and the merger and recommending that the Rogue Wave stockholders accept the offer and tender their shares of Rogue Wave common stock. As a result of these interests, Rogue Wave’s officers and directors may have reasons for tendering their shares and, if necessary, voting to adopt the merger agreement and approve the merger that are not the same as Rogue Wave’s stockholders’ interests. Rogue Wave stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the offer and the merger.

      The information contained in the Information Statement attached as Annex A to the Solicitation/ Recommendation Statement on Schedule 14D-9 of Rogue Wave dated November 12, 2003, is incorporated herein by reference.

Treatment of Stock Options

      Generally, under the merger agreement, at the effective time of the merger, each Rogue Wave stock option will be assumed by Quovadx and converted into an option to acquire, on the same terms and conditions as were applicable prior to the effective time of the merger, a number of units equal to the number of shares of Rogue Wave common stock underlying each such option before the merger. The exercise price for each such unit will equal the per share exercise price of the applicable stock option prior to the merger. A unit will be comprised of 0.5292 Quovadx shares and $4.09 in cash. The number of Quovadx shares issuable upon exercise of the options assumed by Quovadx will be rounded to the nearest whole number.

      Ms. Brush, Ms. Walker and Mr. Thomas Gaunt hold unvested options to purchase common stock that will become vested and exercisable in full upon consummation of the Offer under their change of control agreements. (See “— Change of Control Agreements and Bonus Agreements” below.) In addition, Mr. Marc Sternfeld holds unvested options to purchase 1,389 shares of common stock under Rogue Wave’s 1996 Equity

Incentive Plan that will immediately vest upon consummation of the offer. The following table sets forth, with respect to each of the officers and each of the directors of Rogue Wave:

•	the number of shares of Rogue Wave common stock subject to options held by such persons that will be exercisable immediately upon the consummation of the offer, including options that are currently exercisable as well as options that will become exercisable in connection with the transactions contemplated by the merger agreement;

•	the range of exercise prices of the options held by such persons;

•	the weighted average exercise price of the options held by such persons; and

•	the cash value (the total stock value less the exercise price) of all options held by such persons that are in-the-money (i.e. represent a positive spread between the respective exercise prices of the options and the value per share of Rogue Wave common stock of the consideration to be received in the offer and the merger ), based upon an assumed per share value of Rogue Wave common stock to be received by Rogue Wave stockholders in the offer and the merger of $6.76. This figure is based on the consideration of $4.09 per share in cash plus 0.5292 multiplied by the closing price of Quovadx common stock on November 10, 2003.

	Number of			Weighted Average
	Shares Subject		Range of Exercise	Exercise Price
Name	to Option(1)		Prices	Per Share	Cash Value

Kathleen E. Brush	540,000	(2)	$2.25 - $5.312	$2.48	$2,312,920.00
Mary Kreidler Walker	150,001	(2)	$2.68 - $9.125	$5.01	$310,366.25
Thomas E. Gaunt	110,000	(2)	$2.68 - $3.53	$3.33	$377,300.00
Michael R. Bundred	31,750		$3.00 - $13.00	$11.94	$9,700.00
Scott J. Lasica	3,453		$3.68	$3.68	$10,635.24
Thomas M. Atwood	44,333		$0.15 - $11.75	$5.96	$124,601.13
Louis C. Cole	29,312		$1.83 - $12.50	$8.50	$25,165.00
Margaret M. Norton	20,500		$1.83 - $8.25	$5.71	$36,470.00
Marc H. Sternfeld	15,833	(2)	$1.83 - $3.75	$3.29	$54,890.59

(1)	Assumes a closing date of the offer of December 10, 2003.

(2)	Includes options that become exercisable upon consummation of the offer.

      In addition to the options that will vest above, as of November 7, 2003, there are options to purchase 1,000 shares of common stock granted to Rogue Wave’s employees under the 1996 Equity Incentive Plan and there are options to purchase 9,500 shares of common stock granted to Rogue Wave’s employees under the 1997 Equity Incentive Plan that will immediately vest upon the consummation of the offer pursuant to accelerated vesting provisions in individual option agreements and under individual change of control agreements.

Change of Control Agreements and Bonus Agreements

      Rogue Wave has entered into change of control agreements with each of Ms. Brush, Ms. Walker and Mr. Gaunt that provide that all unvested Rogue Wave options to purchase common stock each holds will vest upon a change of control. The consummation of the offer will constitute a change of control event within the meaning of the change of control agreements. Pursuant to Ms. Brush’s offer letter dated February 21, 2003, Ms. Brush is eligible to receive a cash bonus of $62,500 for each fiscal quarter for obtaining certain performance objectives established for each quarter. On October 28, 2003, Rogue Wave established Ms. Brush’s first quarter performance objectives, which include activities related to a sale of Rogue Wave approved by the board of directors. Similarly, Ms. Walker is eligible to receive a $5,000 cash bonus for each fiscal quarter for obtaining certain performance objectives established for each quarter. On October 28, 2003, Rogue Wave established Ms. Walker’s first quarter performance objectives, which include activities related to a sale of Rogue Wave approved by the board of directors. The offer and the merger constitute a transaction that could entitle Ms. Brush and Ms. Walker to these bonus payments. These agreements were entered into in the ordinary course of business, and the amounts to be received by Ms. Brush and Ms. Walker represent amounts they would otherwise have been entitled to in the event they met specific performance goals and the board of directors had not approved the offer or the merger. For example, Ms. Brush could be entitled to receive a quarterly bonus of $62,500 provided she achieved the other goals specified even if a sale of Rogue Wave did not occur by December 31, 2003.

Separation and Release Agreements

      In September 2003, Rogue Wave entered into separation and release agreements with each of Ms. Brush, Ms. Walker and Mr. Gaunt. These agreements provide that, in the event Rogue Wave terminates the employment of the applicable individual without cause within one year of a change of control event, Rogue Wave will pay the individuals as follows: (1) if Ms. Brush is terminated, she will receive 52 weeks base salary; (2) if Ms. Walker is terminated, she will receive 39 weeks base salary; and (3) if Mr. Gaunt is terminated, he will receive 39 weeks base salary. In addition, if Ms. Brush is terminated, she will receive continuation of health, welfare and similar benefits at the expense of Rogue Wave for the lesser of one year or until she gains other employment and is entitled to health benefits. If Ms. Walker or Mr. Gaunt are terminated, each will receive continuation of health, welfare and similar benefits at the expense of Rogue Wave for the lesser of nine months or until he or she gains other employment and is entitled to health benefits. The consummation of the offer will constitute a change of control event within the meaning of the separation and release agreements. The obligation to pay severance is conditioned upon the named executives’ execution of an agreement releasing any claims they may have against Rogue Wave. Upon consummation of the merger, Rogue Wave, as the surviving corporation, will continue to honor these separation and release agreements.

Employee Benefits

      Quovadx has agreed that from and after the effective time of the merger, Quovadx will honor, in accordance with their terms, all employment, change of control, separation and release and salary continuation agreements between Rogue Wave and certain of its current and former executive officers. (See “— Change of Control and Bonus Agreements” and “— Separation and Release Agreements” above.) Quovadx has also agreed to maintain and continue health and welfare, leave and severance plans of Rogue Wave and its subsidiaries for the employees of Rogue Wave and its subsidiaries retained by Quovadx, for a period of six months following the effective time of the merger, provided that Quovadx is under no obligation to retain any employee or group of employees of Rogue Wave or its subsidiaries.

      When any of the employees of Rogue Wave or its subsidiaries retained by Quovadx enrolls in one of Quovadx’s employee benefit plans, policies or arrangements, Quovadx must use commercially reasonable efforts to ensure that each employee will be given credit for service with Rogue Wave or its subsidiaries under all benefit plans, programs, policies and arrangements maintained by Quovadx in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual. No service credit for benefit accrual purposes will be provided under any defined benefit pension plan or in any other circumstance that would result in duplicative accrual of benefits.

Existing Indemnification; Directors’ and Officers’ Insurance

      Rogue Wave’s charter documents eliminate the personal liability of present and former directors to Rogue Wave for any breach of their fiduciary duty, other than for breaches of the duty of loyalty to Rogue Wave or for self-dealing, intentional misconduct or a knowing violation of the law. The charter documents also provide a right of indemnification to each of Rogue Wave’s present and former directors and officers, to the fullest extent permitted by Delaware law, against any liability arising out of their actions as a director or officer of Rogue Wave. Rogue Wave will advance fees for the defense of any indemnified director or officer if he or she undertakes to repay the advance if it is ultimately determined that the director or officer is not entitled to indemnification. The board of directors may also provide for similar indemnification of employees and agents of Rogue Wave, although it is not required to advance fees for their defense. Even if Rogue Wave is prohibited from indemnifying a person under Delaware law, it may maintain insurance at the corporation’s expense to protect itself and any director, officer, employee or agent against an expense, liability or loss. The rights to indemnification discussed above are not exclusive of any other rights the directors, officers, employees or agents of Rogue Wave may have under any contract with Rogue Wave, the charter documents, Delaware law or otherwise.

Indemnification Pursuant to the Merger Agreement

      We have agreed, pursuant to the terms of the merger agreement, that for six years after the effective time of the merger, to the extent not covered by insurance and as permitted by law, we will, or we will cause Rogue Wave, to indemnify and hold harmless the persons who were officers, directors, employees and agents of Rogue Wave prior to the effective time of the merger in respect of acts or omissions occurring on or prior to the merger or arising out of or pertaining to the transactions contemplated by the merger to the extent provided under Rogue Wave’s certificate of incorporation and bylaws in effect on the date of the merger agreement. We will pay any expenses incurred by such persons in advance of the final disposition of any such action or proceeding, provided that such indemnification will not be provided in violation of applicable law. We have further agreed that neither we nor Rogue Wave will amend the certificate of incorporation or bylaws of Rogue Wave following the merger to amend the indemnification provisions therein for a period of six years following the merger. In addition, for six years after the effective time of the merger, we will cause Rogue Wave to use its best efforts to provide officers’ and directors’ liability insurance in respect of acts or omissions occurring on or prior to the merger covering each such person covered by Rogue Wave’s officers’ and directors’ liability insurance policy as of the date of the merger agreement on terms substantially similar to those of such policy in effect on the date of the merger agreement, provided that we will not be obligated to cause Rogue Wave to pay premiums in excess of 200% of the annual premium Rogue Wave paid in its last full fiscal year. If we or Rogue Wave are unable to obtain the insurance for this amount, it will obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

Transfers Under Rule 144

      The issuance of Quovadx common stock in connection with the offer and the merger will increase the number of shares of outstanding Quovadx common stock and is expected to result in greater share trading volume, which will affect the Rule 144 volume limitations that apply to affiliates of the combined company and former affiliates of Rogue Wave. This increase in the number of shares of outstanding Quovadx common stock may facilitate broader transfers of shares by affiliates.

THE MERGER AGREEMENT

      This section of the prospectus describes the merger agreement. While we believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. The merger agreement is attached to this prospectus as Annex A, and we urge you to read it carefully in its entirety.

The Offer

Terms of the Offer

      The merger agreement provides for the commencement by Chess Acquisition Corporation, a wholly owned subsidiary of Quovadx, of the offer to exchange all outstanding shares of Rogue Wave common stock for cash and shares of Quovadx common stock. The merger agreement provides that the consideration that we will pay in the offer will be cash in the amount of $4.09 and 0.5292 shares of Quovadx common stock for each share of Rogue Wave common stock. The merger agreement provides that the initial expiration date of the offer is the twentieth business day following commencement of the offer and that the offer is subject to a number of conditions, including the minimum tender condition. For a description of those matters, refer to the discussion under the section entitled “The Offer” of this prospectus.

Prompt Payment for Rogue Wave Shares After the Closing of the Offer

      Subject to the conditions of the offer, Chess Acquisition Corporation will accept for payment and pay for, as promptly as practicable after the expiration of the offer, all shares of Rogue Wave common stock validly tendered and not properly withdrawn pursuant to the offer.

Designation of Directors Upon Acceptance of Shares

      Upon the acceptance for payment of shares of Rogue Wave common stock pursuant to the offer, and from time to time thereafter, if the minimum condition has been met, Quovadx will be entitled to designate up to such number of directors, rounded up to the next whole number, on the Rogue Wave board of directors as will give Quovadx representation on the Rogue Wave board of directors equal to the product of:

•	the total number of directors on Rogue Wave board of directors, giving effect to the election of additional directors, and

•	the percentage that the number of shares beneficially owned by Quovadx and Chess Acquisition Corporation bears to the total number of shares of Rogue Wave common stock outstanding.

      Rogue Wave will use its best efforts to, upon request by Quovadx, promptly, at Rogue Wave’s election, either increase the size of its board of directors or secure the resignation of such number of directors as is necessary to enable Quovadx’s designees to be elected to the Rogue Wave board of directors and to cause Quovadx’s designees to be so elected. In addition, Rogue Wave will use its best efforts to cause the individuals designated by Quovadx to constitute the same percentage as is on the Rogue Wave board of directors of (i) each committee of the Rogue Wave board of directors, (ii) each board of directors of each Rogue Wave subsidiary, subject to certain exceptions and (iii) each committee of each such board of directors. Notwithstanding the foregoing, Rogue Wave will use its commercially reasonable efforts to ensure that two of the Rogue Wave directors as of the date of the merger agreement will remain members of the Rogue Wave board of directors until the effective time of the merger which we refer to as the continuing directors. If either of the continuing directors resigns from the Rogue Wave board of directors, Quovadx, Chess Acquisition Corporation and Rogue Wave will permit the remaining continuing director to appoint the resigning director’s successor who will be deemed to be a continuing director.

      Rogue Wave’s obligation to appoint our designees to its board of directors is subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Rogue Wave has agreed to promptly take all action required pursuant to such Section and Rule in order to fulfill its obligations thereunder to appoint designees to its board of directors and has agreed to include in the Schedule 14D-9 such information with respect to Rogue Wave and its officers and directors as is required under such Section and Rule in order to fulfill its obligations to appoint our designees to its board of directors. We have agreed to promptly supply to Rogue Wave in writing and be solely responsible for any information with respect to ourselves and our nominees, officers, directors and affiliates required by such Section and Rule.

      After the acceptance for payment of shares of Rogue Wave common stock pursuant to the offer, if there are any continuing directors, the concurrence of a majority of such continuing directors will be required for any amendment of the merger agreement, any termination of the merger agreement by Rogue Wave, any extension by Rogue Wave of the time for the performance of any of the obligations or other acts of Quovadx or Chess Acquisition Corporation or any waiver of any of Rogue Wave’s rights under the merger agreement or any other determination with respect to any action to be taken or not to be taken by Rogue Wave relating to the merger agreement.

The Merger

The Merger

      The merger agreement provides that, in the event Quovadx and Chess Acquisition Corporation acquire at least a majority of the then outstanding shares of Rogue Wave in the offer on a fully diluted basis, which includes shares of Rogue Wave common stock that may be required to be issued pursuant to Rogue Wave’s stock option plans, the parties will take all necessary and appropriate action to cause the merger to become effective as soon as practicable after such acquisition, without a meeting of Rogue Wave in accordance with the DGCL.

      The merger agreement further provides that Chess Acquisition Corporation will be merged with and into Rogue Wave, with Rogue Wave as the surviving corporation of the merger, no later than the third business day following the satisfaction or waiver of the conditions set forth in the merger agreement unless the parties agree to another date. Under the terms of the merger agreement, at the effective time of the merger, each share of Rogue Wave common stock will be converted into the right to receive from Chess Acquisition Corporation cash in the amount of $4.09 and 0.5292 shares of Quovadx common stock, the same per share consideration paid to holders of Rogue Wave common stock who exchanged their Rogue Wave shares in the offer. Notwithstanding the foregoing, the merger consideration will not be payable in respect of Rogue Wave shares held by Rogue Wave, Quovadx or Chess Acquisition Corporation.

Effective Time of the Merger

      The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or such later time as is agreed by Rogue Wave and Quovadx and specified in the certificate of merger, and in any event, no later than two days after the closing, as defined in the merger agreement. The filing of the certificate of merger will take place at the time of the closing of the merger. From and after the effective time of the merger, the surviving corporation will possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Rogue Wave and Chess Acquisition Corporation, all as provided under the DGCL.

Treatment of Rogue Wave Stock Options

      Under the merger agreement, at the effective time of the merger, each Rogue Wave stock option will be assumed by Quovadx and converted into an option to acquire, on the same terms and conditions as were applicable prior to the effective time of the merger, a number of units equal to the number of shares of Rogue Wave common stock underlying each such option before the merger. The exercise price for each such unit will equal the per share exercise price of the applicable stock option prior to the merger. A unit will be comprised of 0.5292 Quovadx shares and $4.09 in cash. The number of Quovadx shares issuable upon exercise of such options assumed by Quovadx will be rounded down to the nearest whole number.

      Quovadx has agreed to file a registration statement on Form S-8 with respect to the shares of Quovadx common stock subject to the assumed Rogue Wave stock options no later than ten days after the completion of the merger. Quovadx has agreed to use its commercially reasonable efforts to maintain the effectiveness of the registration statement on Form S-8 for so long as any assumed Rogue Wave stock options remain outstanding. Shares of Quovadx common stock that are issued upon conversion of shares of Rogue Wave common stock that, immediately prior to the completion of the merger, are unvested or are subject to a repurchase option, risk of forfeiture or other condition, will continue to be unvested or subject to the same option, risk or other condition after the completion of the merger unless an agreement with the option holder otherwise provides that the option, risk or condition will be altered or will terminate upon completion of the merger.

Representations and Warranties

      Quovadx and Rogue Wave each made a number of representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger. Each of the companies made representations and warranties as to:

•	corporate organization, good standing and corporate power;

•	authorization of the merger agreement by the respective companies;

•	the effect of the merger on obligations of the respective companies under applicable laws;

•	capitalization;

•	filings and reports with the SEC;

•	intellectual property;

•	litigation;

•	compliance with applicable laws and regulation;

•	taxes;

•	the absence of certain changes in their respective businesses since the end of each company’s last fiscal year; and

•	payments, if any, required to be made to brokers and agents on account of the merger.

      In addition, Rogue Wave made representations and warranties as to:

•	its subsidiaries;

•	licenses and approvals required to conduct its business;

•	real property leases and title to personal property that is material to conduct its business;

•	environmental compliance;

•	employee benefit plans and ERISA compliance;

•	material contracts;

•	insurance;

•	the applicability of state takeover laws to the offer and merger;

•	employment matters;

•	any contractual or legal restrictions on the conduct of its business;

•	transactions with its directors and officers; and

•	its rights agreement.

      In addition, Quovadx and Chess Acquisition Corporation made representations and warranties as to the availability of funds to complete the offer and the merger.

      The representations and warranties contained in the merger agreement will not survive the merger or the termination of the merger agreement, but they form the basis of certain conditions to our and Rogue Wave’s obligations to complete the offer and the merger, as applicable.

Conduct of Business Pending the Merger

Rogue Wave

      The merger agreement obligates Rogue Wave, until the merger becomes effective or the merger agreement is terminated, to conduct its operations in the ordinary course of business in substantially the same manner as it has been previously conducted, and to the extent consistent with that obligation, to use reasonable efforts to preserve intact its current business organizations, keep available the services of its present officers and employees, as a group, and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others with whom it has business dealings. The merger agreement expressly restricts the ability of Rogue Wave to do any of the following without the prior written consent of Quovadx:

•	declare, set aside or pay any dividends on, or make any other distributions, whether in cash, stock or property, in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of Rogue Wave to its parent;

•	adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•	purchase, redeem or otherwise acquire any shares of Rogue Wave capital stock or its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or repurchases from employees following their termination pursuant to the terms of preexisting agreements at prices not exceeding fair market value on the date of such repurchases;

•	issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options, including stock option, to acquire, any such shares, voting securities or convertible securities, other than the issuance of a customary number of options consistent with past practice to any new non-executive employees or the issuance of shares upon the exercise of stock options;

•	amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

•	mortgage or otherwise encumber or subject to any material lien or, except in the ordinary course of business consistent with past practice and pursuant to existing contracts or commitments, sell, lease, license, transfer or otherwise dispose of any material properties or assets;

•	incur, assume, guarantee or become obligated with respect to any material indebtedness in excess of $100,000 individually or $200,000 in the aggregate, or incur, assume, guarantee or become obligated with respect to any other material obligations other than in the ordinary course of business and consistent with past practice;

•	make or agree to make any new capital expenditures or acquisitions of assets or property or other acquisitions or commitments in excess of $100,000 individually or $200,000 in the aggregate or otherwise acquire or agree to acquire any material assets or property other than in the ordinary course and consistent with past practice;

•	make any material tax election or take any material tax position, unless required by law, or change its fiscal year or accounting methods, policies or practices, except as required by changes in United States generally accepted accounting principles, or settle or compromise any material income tax liability;

•	make any loan, advance or capital contributions to or investment in any person other than in the ordinary course of business consistent with past practice, but in no event in the amount of more than $100,000 for any one transaction or $200,000 in the aggregate, and other than investments in cash equivalents made in the ordinary course of business consistent with past practice;

•	pay, discharge or satisfy any claims, liabilities or obligations, absolute, accrued, asserted or unasserted, contingent or otherwise, other than the payment, discharge or satisfaction thereof, in the ordinary course of business consistent with past practice and in accordance with their terms, modify, amend or terminate any material contract or agreement to which it is a party, or release or waive any material rights or claims, or, subject to the fiduciary duties of the Rogue Wave board of directors, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Rogue Wave or any of its subsidiaries is a party;

•	grant to any current or former director, officer or employee of Rogue Wave or its subsidiaries, any increase in compensation, cash, equity or otherwise, or benefits, provided that Rogue Wave may increase the compensation of non-executive employees in the ordinary course of business consistent with past practice;

•	grant to any current or former director, officer, or employee of Rogue Wave any increase in severance or termination pay, cash, equity or otherwise, or adopt any new severance plan or amend or modify in any respect any severance plan, agreement or arrangement existing on the date of the merger agreement;

•	adopt or amend any benefit plan or enter into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director, officer, or employee, except as required by law;

•	waive any stock repurchase right, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plan or authorize cash payments in exchange for any options granted under any such plans, except as provided in the merger agreement;

•	transfer or license to any person or entity or otherwise extend, amend or modify any rights to Rogue Wave’s intellectual property, or enter into grants to transfer or license to any person future rights to its intellectual property other than non-exclusive licenses granted to end-users and non-exclusive distribution, reseller and similar commercial agreements entered into in the ordinary course of business and consistent with past practice; provided that in no event will Rogue Wave (i) license, or enter into a distribution, reseller or similar arrangement, on an exclusive basis, or sell, any of its intellectual property; or (ii) enter into any contract (v) providing for any site licenses, (w) containing pricing or discounting terms or provisions other than in the ordinary course of business consistent with past practice, (x) requiring Rogue Wave to use its “best efforts” or (y) limiting Rogue Wave’s right to engage in any line of business or to compete with any person;

•	enter into any contract or commitment (i) requiring Rogue Wave to purchase a minimum amount of products or services with aggregate commitments over the life of all such contracts in excess of $250,000 individually or $500,000 in the aggregate, or (ii) except in the ordinary course of business consistent with past practice, requiring Rogue Wave to (x) provide a minimum amount of products or services with aggregate commitments over the life of such contract in excess of $500,000, or (y) provide products or services at a later date at a fixed price;

•	take or agree or commit to take any action that would make any of Rogue Wave’s representations or warranties contained in the merger agreement inaccurate in any material respect at, or as of any time prior to, the completion of the merger or to omit or agree or commit to omit to take any action necessary to prevent any such representations or warranties from being inaccurate in any material respect at any such time; or

•	authorize any of, or commit or agree to take any of, the foregoing actions.

Quovadx

      The merger agreement provides that until the merger becomes effective or the merger agreement is terminated, without the written consent of Rogue Wave, Quovadx will not:

•	declare, set aside or pay any extraordinary dividends on, or make any other extraordinary distributions, whether in cash, stock or property, in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of Quovadx to its parent;

•	adjust, split, combine or reclassify any of its capital stock;

•	purchase, redeem or otherwise acquire any shares of its capital stock;

•	amend its certificate of incorporation, bylaws or other comparable charter or organizational documents in such a manner as to materially adversely affect the rights of holders of Quovadx common stock;

•	take or agree or commit to take any action that would make any of Quovadx’s representations or warranties contained in the merger agreement inaccurate in any material respect at, or as of any time prior to, the completion of the merger or omit or agree or commit to omit to take any action necessary to prevent any such representations or warranties from being inaccurate in any material respect at any such time; or

•	authorize any of, or commit or agree to take any of, the foregoing actions.

No Solicitation of Alternative Transactions

      Rogue Wave has agreed that neither Rogue Wave nor its subsidiaries nor any of the respective officers, directors, employees, agents and representatives of Rogue Wave or its subsidiaries, including any investment banker, attorney or accountant retained by Rogue Wave or its subsidiaries will:

•	initiate, continue, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer, including, without limitation, any proposal or offer to Rogue Wave stockholders, with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Rogue Wave or its subsidiaries, which we refer to as an acquisition proposal; or

•	engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal, or otherwise facilitate any effort or attempt to make or implement an acquisition proposal or enter into any agreement or understanding with any other person or entity with the intent to effect any acquisition proposal.

      However, the merger agreement provides that, prior to the acceptance for payment by Chess Acquisition Corporation of Rogue Wave shares pursuant to the offer, in the event that a third party has made, and not withdrawn, a bona fide acquisition proposal that the Rogue Wave board of directors reasonably concludes in good faith, after consultation with its financial advisor, constitutes, or is likely to lead to, a superior proposal, Rogue Wave may:

•	engage or participate in discussions or negotiations with such third party; and/or

•	furnish to such third party nonpublic information relating to Rogue Wave and/or its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to Rogue Wave than those contained in the confidentiality agreement between Rogue Wave and Quovadx;

provided, that in each case (a) neither Rogue Wave nor any representative of Rogue Wave and its subsidiaries have violated any of the restrictions set forth in the merger agreement related to non-solicitation, (b) the Rogue Wave board of directors reasonably concludes in good faith, after consultation with its outside legal counsel, that in light of such superior proposal the failure to take such action would reasonably be expected to be a violation of the fiduciary obligations of the Rogue Wave board of directors to the Rogue Wave stockholders, and (c) contemporaneously with furnishing any such information to such person or group, Rogue Wave furnishes such information to Quovadx.

      Rogue Wave has further agreed to take all necessary steps to inform the officers, directors, employees, agents and representatives of Rogue Wave and its subsidiaries of the non-solicitation obligations under the merger agreement. Rogue Wave will notify Quovadx promptly, orally and in writing (including the names of any party making, the principal terms of, and any written materials provided in connection with, any such proposal, request or inquiry), if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Rogue Wave. Rogue Wave will keep Quovadx fully and promptly informed of the status and details (including amendments or proposed amendments) of, and will promptly provide copies of any written materials provided in connection with, any such request, proposal or inquiry.

      A “superior proposal” is any bona fide acquisition proposal (a) to acquire, directly or indirectly, at least a majority of the shares of Rogue Wave common stock then outstanding, or all or substantially all of the assets of Rogue Wave, (b) that contains terms and conditions that the Rogue Wave board of directors reasonably determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to the Rogue Wave stockholders than the offer and the merger, (c) that the Rogue Wave board of directors reasonably determines in its good faith judgment, after consultation with its financial advisor and its legal counsel, to be reasonably capable of being completed taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (d) that does not contain a “right of first refusal” or “right of first offer” with respect to any counter-proposal that Quovadx might make prior to Rogue Wave entering into a definitive agreement relating to the proposal and after terminating the merger agreement in accordance with its terms, and (e) that does not contain any “due diligence” condition and for which any financing upon which it is conditioned is committed.

      Except as set forth above, the Rogue Wave board of directors will not make a change in its recommendation that the Rogue Wave stockholders accept the offer, tender their Rogue Wave shares thereunder to Chess Acquisition Corporation and adopt the merger agreement and the merger. However, if the Rogue Wave board of directors determines in its reasonable good faith judgment prior to the acceptance for payment by Chess Acquisition Corporation of Rogue Wave shares pursuant to the offer, after consultation with outside legal counsel, that the failure to make a change in its recommendation would be a violation of its fiduciary duties to the Rogue Wave stockholders, then the Rogue Wave board of directors may change its recommendation, but only (i) after providing written notice to Quovadx advising Quovadx that the Rogue Wave board of directors has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal and (ii) if Quovadx does not, within two business days of its receipt of the notice of the superior proposal, make an offer that the Rogue Wave board of directors determines in its good faith judgment, after consultation with its financial advisors, to be at least as favorable to the Rogue Wave stockholders as such superior proposal.

Preparation of Registration Statement and Prospectus and Offer Documents

      We are obligated to prepare and file a tender offer statement on Schedule TO with respect to the offer and a registration statement on Form S-4 with the SEC, of which this prospectus is a part, to register the offer and issuance of the shares of our common stock pursuant to the offer and the merger. We have filed a tender offer statement on Schedule TO with respect to the offer and a registration statement on Form S-4 to register the shares of our common stock to be issued in the offer and the merger. We are obligated to have this prospectus and the tender offer documents disseminated to Rogue Wave stockholders as required by applicable federal securities laws.

      We are obligated to use all reasonable efforts to have the registration statement on Form S-4 declared effective under the Securities Act of 1933 as promptly as practicable after its filing and to maintain such effectiveness for so long as is required for the issuance of shares of our common stock pursuant to the offer. Following the time the registration statement is declared effective, we will file the final prospectus included therein under Rule 424(b) under the Securities Act of 1933.

      Rogue Wave is obligated to prepare and file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC, containing a recommendation to the Rogue Wave stockholders to accept the offer,

tender their shares of Rogue Wave common stock in the offer, and adopt the merger agreement and the merger. Rogue Wave has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding the offer.

      Quovadx and Rogue Wave are obligated to provide each other with copies of any written comments and advise the other party as to any oral comments received from the SEC regarding this prospectus, the registration statement or any of the tender offer documents. In addition, each of Quovadx and Rogue Wave will provide the other with a reasonable opportunity to review and comment on any amendment or supplement to this prospectus, the registration statement or any of the tender offer documents before the amendment or supplement is filed with the SEC.

      Each of Quovadx and Rogue Wave has agreed promptly to correct any information provided by it for use in the registration statement, Schedule 14D-9 or the tender offer documents if and to the extent that such information becomes false or misleading in any material respect, including by amending any such documents filed with the SEC and disseminating such information to the Rogue Wave stockholders, in each case as and to the extent required by applicable federal securities laws.

Employee Benefits

      Pursuant to and except as provided for in the merger agreement, Rogue Wave will terminate, effective as of the day immediately preceding the effective time of the merger, any and all group severance, separation or salary continuation plans, programs, or arrangements.

      We have agreed to maintain and continue health and welfare, leave and severance plans of Rogue Wave and its subsidiaries for the employees of Rogue Wave and its subsidiaries retained by us, for a period of six months following the effective time of the merger, provided that we are under no obligation to retain any employee or group of employees of Rogue Wave or its subsidiaries.

      When any of the employees of Rogue Wave or its subsidiaries retained by us enrolls in one our employee benefit plans, policies or arrangements, we will use commercially reasonable efforts to ensure that each employee will be given credit for service with Rogue Wave or its subsidiaries under all benefit plans, programs, policies and arrangements maintained by us in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual. No service credit for benefit accrual purposes will be provided under any defined benefit pension plan or in any other circumstance that would result in duplicative accrual of benefits. In addition, we have agreed to maintain and continue all employment, change in control, bonus and severance agreements as described under the caption “Interests of Rogue Wave Officers and Directors in the Transaction.”

Rogue Wave Stockholder Rights Agreement

      Rogue Wave agreed in the merger agreement to take all further action to the extent necessary, including amending the Rogue Wave rights agreement, to ensure that following or as a result of the offer or the merger or the execution of the merger agreement or the tender and voting agreements:

•	no person will be deemed to be an acquiring person under the Rogue Wave rights plan;

•	no person will have the ability to exercise any Rogue Wave rights under the Rogue Wave rights agreement;

•	no Rogue Wave rights will have separated from the shares of Rogue Wave common stock to which they are attached or become exercisable; and

•	Rogue Wave will not have the right to exchange any Rogue Wave rights for shares of Rogue Wave common stock, pursuant to the Rogue Wave rights agreement or otherwise.

      In addition, Rogue Wave has agreed that, except in connection with the foregoing, the Rogue Wave board will not, without our prior written consent, amend the Rogue Wave rights agreement or take any action with respect to, or make any determination under, the Rogue Wave rights agreement, including a redemption of the Rogue Wave rights, in each case, to facilitate any third party acquisition proposal with respect to Rogue Wave. The merger agreement permits Rogue Wave to amend its rights agreement solely for the purpose of extending the distribution date thereunder to the time immediately prior to the consummation of an unsolicited exchange or tender offer by a third party and to take any action in connection with its rights agreement that is required by order of a court of competent jurisdiction.

Conditions of the Offer

      For a description of the conditions to the offer see “The Offer — Conditions of the Offer.”

Conditions to Completion of the Merger

      The obligations of Rogue Wave, Quovadx and Chess Acquisition Corporation to consummate the merger are subject to the satisfaction of the following conditions:

•	if required by the DGCL, the merger agreement will have been approved and adopted by the holders of outstanding Rogue Wave shares in accordance with the DGCL;

•	the registration statement on Form S-4, of which this prospectus is a part, will have become effective prior to the acceptance for payment by Chess Acquisition Corporation of Rogue Wave shares pursuant to the offer, and no stop order or proceeding seeking a stop order is threatened by the SEC or initiated by the SEC;

•	Chess Acquisition Corporation or Quovadx will have purchased all of the Rogue Wave shares validly tendered pursuant to the offer;

•	the shares of Quovadx common stock issuable in the offer and the merger shall are approved for listing on The Nasdaq National Market, subject to official notice of issuance; and

•	no provision of any applicable law or regulation and no judgment, injunction, order, decree or other legal restraint prohibits the consummation of the merger.

Termination of the Merger Agreement

Termination by Mutual Agreement

      The merger agreement may be terminated at any time prior to the effective time of the merger by mutual written agreement of Quovadx and Rogue Wave.

Termination by Either Quovadx or Rogue Wave

      Either Quovadx or Rogue Wave may terminate the merger agreement by giving notice of termination to the non-terminating party if:

•	the offer has expired, terminated or been withdrawn in accordance with the terms of the merger agreement without Quovadx or Chess Acquisition Corporation having accepted for exchange any shares pursuant to the offer, unless a principal cause of the offer having expired or having been terminated or withdrawn is a breach by the party seeking to terminate the merger agreement of any of its obligations thereunder;

•	the offer has not been consummated on or before February 15, 2004, unless a principal cause of the offer not being consummated by such date is a breach by the party seeking to terminate the merger agreement of any of its obligations under the merger agreement; or

•	there is any law or regulation that makes consummation of the merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Quovadx or Rogue Wave from consummating the merger is entered and such judgment, injunction, order or decree becomes final and non-appealable.

Termination by Quovadx

      Quovadx can terminate the merger agreement at any time prior to the effective time of the merger if:

•	Rogue Wave breaches the non-solicitation provisions of the merger agreement in any material respect; or

•	the Rogue Wave board of directors withdraws, or modifies or changes in a manner adverse to Quovadx, including by amendment of the Rogue Wave Schedule 14D-9, or has not made, its recommendation of the offer, the merger agreement, or the merger, or has recommended another offer regarding an acquisition proposal by a third party other than Quovadx, or has resolved to do any of the foregoing.

Termination by Rogue Wave

      Rogue Wave may terminate the merger agreement at any time prior to the effective time of the merger if Rogue Wave receives an unsolicited superior proposal, and the Rogue Wave board of directors reasonably determines in good faith in compliance with the terms of the merger agreement to make a change in its recommendation; provided, however, that in such event Rogue Wave is not permitted to terminate the merger agreement unless Quovadx receives the fees described below immediately prior to any such termination, by wire transfer in same day funds.

Termination Fee

      If the merger agreement is terminated:

•	By Quovadx as a result of the Rogue Wave board of directors having withdrawn, or modified or changed in a manner adverse to Quovadx, including by amendment of the Rogue Wave Schedule 14D-9, or having not made, its recommendation of the offer, the merger agreement, or the merger, or having recommended another offer regarding an acquisition proposal by a third party other than Quovadx, or having resolved to do any of the foregoing;

•	By Rogue Wave as a result of having received an unsolicited superior proposal, and the Rogue Wave board of directors having reasonably determined in good faith in compliance with the terms of the merger agreement to make a change in its recommendation; or

•	By Quovadx or Rogue Wave as a result of:

-	the offer having expired, terminated or been withdrawn in accordance with the terms of the merger agreement without Quovadx or Chess Acquisition Corporation having accepted for exchange any shares pursuant to the offer; or

-	the offer having not been consummated on or before February 15, 2004;

then Rogue Wave will promptly, but in no event later than two days after the date of any request therefor, pay to Quovadx a fee of $2.3 million. However, if Rogue Wave terminates the merger agreement in order to change its recommendation as described in the second bullet above, the termination fee will be paid prior to any termination by wire transfer in same day funds. In the case of a termination by either party as a result of either of the events described under the third bullet above, the termination fee will be made only if (A) following the date of the merger agreement and prior to the termination of merger agreement, any acquisition proposal has been publicly announced or became publicly known, and (B) within six months following the termination of the merger agreement, either an acquisition proposal is consummated or Rogue Wave enters into an agreement providing for an acquisition proposal and such acquisition proposal is later consummated, and (2) such payment will be made at or prior to the consummation of such acquisition proposal.

      For purposes of the preceding paragraph, “acquisition proposal” means any proposal or offer, including any proposal or offer to Rogue Wave stockholders, with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Rogue Wave or its subsidiaries, other than the transactions contemplated by the merger agreement.

Amendments and Waivers

      Any provision of the merger agreement may be amended or waived prior to the effective time of the merger only if such amendment or waiver is in writing and signed, in the case of an amendment, by Rogue Wave, Quovadx and Chess Acquisition Corporation or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of the merger agreement by the Rogue Wave stockholders, no such amendment or waiver will, without the further approval of such stockholders, alter or change the amount or kind of consideration to be received in exchange for Rogue Wave shares.

AGREEMENTS RELATED TO THE OFFER AND THE MERGER

Tender and Voting Agreements

      As an inducement for Quovadx and Chess Acquisition Corporation to enter into the merger agreement, immediately prior to the signing of the merger agreement, Rogue Wave’s chief executive officer and vice president of human resources and administration and each of Rogue Wave’s directors, in his or her capacity as a stockholder, entered into tender and voting agreements with Quovadx. This section of the prospectus describes the tender and voting agreement. While we believe that this description covers the material terms of the tender and voting agreement, this summary may not contain all of the information that is important to you. The form of this agreement is attached to this prospectus as Annex B, and we urge you to read it carefully.

      As of November 7, 2003, the individuals who are parties to the tender and voting agreements held approximately 0.23% of the outstanding shares of Rogue Wave common stock (approximately 7.4% after giving effect to all options that become exercisable within 60 days of November 7, 2003 or as a result of the consummation of the offer). These stockholders were not paid nor will they be paid additional consideration in connection with entering into the tender and voting agreements.

      The stockholders who signed a tender and voting agreement agreed, with respect to their shares of Rogue Wave common stock:

•	to tender in the offer and not withdraw the shares pursuant to and in accordance with the terms of the offer not later than the fifth business day after actual receipt of the preliminary prospectus and other documents in connection with the offer pursuant to the terms of the merger agreement and Rule 14d-2 under the Exchange Act;

•	not to tender the shares into any exchange or tender offer commenced by a third party other than Quovadx, Chess Acquisition Corporation or any other subsidiary of Quovadx;

•	not to exercise any rights to demand appraisal of any shares that may arise with respect to the merger;

•	not to cause or permit any transfer of any of the shares to be effected except with respect to the exercise of stock options, transfers pursuant to the laws of testate or intestate succession or involuntary transfers by operation of law, and any transfer whereby each transferee of such shares has executed the tender and voting agreement, and agreed in writing to hold such transferred shares subject to all of the terms and provisions of the tender and voting agreement;

•	not to deposit, or permit the deposit of, any shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of the stockholder under this tender and voting agreement with respect to any of the shares;

•	to vote the shares at every meeting of Rogue Wave stockholders called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Rogue Wave stockholders:

-	in favor of the adoption of the merger agreement, and in favor of each of the other actions contemplated by the merger agreement;

-	against approval of any proposal made in opposition to, or in competition with, consummation of the offer, the merger or any other transactions contemplated by the merger agreement; and

-	against any of the following actions, other than those actions that relate to the offer, the merger and any other transactions contemplated by the merger agreement: (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of Rogue Wave or its subsidiaries with any party, (B) any sale, lease or transfer of any significant part of the assets of Rogue Wave or its subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of Rogue Wave or its subsidiaries, (D) any material change in the capitalization of Rogue Wave or its subsidiaries, or the corporate structure of Rogue Wave or its subsidiaries, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the offer, the merger or any other transactions contemplated by the merger agreement.

      In addition, the stockholders who signed a tender and voting agreement appointed Chess Acquisition Corporation and Quovadx, or any of their nominees, with full power of substitution and resubstitution, at any time prior to the completion of the merger or termination of the merger agreement, as the stockholders’ true and lawful attorney and proxy for and in the stockholders’ name, place and stead, to vote each of the shares held by the stockholders as the stockholders’ proxy, and to exercise all voting, consent and similar rights of the stockholders with respect to the shares at every annual, special, adjourned or postponed meeting of Rogue Wave stockholders at which any proposal described in the sixth bullet in the list immediately above this paragraph is considered, including the right to sign the stockholders’ name (as stockholder) to any written consent, certificate or other document in lieu of any such meeting that Delaware law may permit or require.

      All obligations under the voting and tender agreement terminate upon the earlier of the termination of the merger agreement in accordance with its terms, such date and time as the merger agreement has been amended by the parties thereto to lower or change the form or mix of the consideration, the effective time of the merger or February 15, 2004.

Affiliate Agreements

      As a condition to Quovadx entering into the merger agreement, each member of the Rogue Wave board of directors, in his or her capacity as a stockholder, and Rogue Wave’s chief executive officer and vice president of human resources executed affiliate agreements. By executing the affiliate agreements, these persons have acknowledged the resale restrictions imposed by Rule 145 under the Securities Act of 1933 on any shares of Quovadx common stock to be received by them in the offer and the merger. Under the affiliate agreements, Quovadx will be entitled to place appropriate legends on the certificates evidencing any Quovadx common stock to be received by each of the persons who have entered into an affiliate agreement and to issue stop transfer instructions to the transfer agent for Quovadx common stock.

COMPARISON OF RIGHTS OF HOLDERS OF QUOVADX COMMON STOCK

AND ROGUE WAVE COMMON STOCK

      This section of the prospectus describes certain differences between the rights of holders of Quovadx common stock and Rogue Wave common stock. Quovadx and Rogue Wave are each Delaware corporations. After the completion of the merger, Rogue Wave stockholders will become stockholders of Quovadx. As a result, former Rogue Wave stockholders’ rights will be governed by Quovadx’s certificate of incorporation and bylaws. The following paragraphs summarize certain differences between the rights of Rogue Wave stockholders and Quovadx stockholders under the certificate of incorporation and bylaws of Rogue Wave and certificate of incorporation and bylaws of Quovadx.

      While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to Rogue Wave stockholders, including the certificate of incorporation and bylaws of Rogue Wave and the certificate of incorporation and bylaws of Quovadx.

Authorized and Outstanding Capital Stock

      Quovadx. The authorized capital stock of Quovadx consists of 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of November 7, 2003, there were 33,130,647 shares of Quovadx common stock outstanding and no shares of Quovadx preferred stock outstanding. Quovadx has designated 200,000 shares of its preferred stock as series A participating preferred stock. See “— Quovadx Stockholder Rights Plan” below.

      Rogue Wave. The authorized capital stock of Rogue Wave consists of 35,000,000 shares of common stock, par value $0.001 per share, and 4,000,000 shares of preferred stock, par value $0.001 per share. As of November 7, 2003, there were 10,549,469 shares of Rogue Wave common stock outstanding and no shares of Rogue Wave preferred stock outstanding. Rogue Wave has designated 1,000,000 shares of its preferred stock as series A junior participating preferred. See “— Rogue Wave Stockholder Rights Agreement” below.

Common Stock

      Quovadx. As of November 7, 2003, there were approximately 33,130,647 shares of our common stock outstanding held of record by approximately 602 persons. Our common stock is listed on The Nasdaq National Market under the symbol “QVDX.”

      Rogue Wave. As of November 7, 2003, there were approximately 10,549,469 shares of Rogue Wave common stock outstanding held of record by approximately 144 persons. Rogue Wave common stock is listed on The Nasdaq National Market under the symbol “RWAV.”

Preferred Stock

      Quovadx. Pursuant to our certificate of incorporation, our board of directors has the authority without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences and privileges, which may be greater than the rights of the common stock. The board, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock.

      Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Quovadx or to make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock.

      Rogue Wave. Rogue Wave’s board of directors has the authority, without further action by the stockholders, to issue up to 4,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of Rogue Wave common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Rogue Wave.

Number of Directors and Vacancies

      Under Delaware law, a corporation’s board of directors must consist of at least one member with the number fixed by or in the manner provided in the bylaws of the corporation. Delaware law provides that vacant director positions may be filled by a majority of the directors then in office, even though less than a quorum, unless:

•	otherwise provided in the certificate of incorporation or bylaws of the corporation; or

•	the certificate of incorporation directs that a particular class elects such director.

In addition, at the time of filling any vacant director position, if the directors then in office constitute less than a majority of the board, the Delaware Court of Chancery may, upon application of stockholders holding at least 10% of shares outstanding, summarily order an election to be held to fill any such vacant director positions, or to replace the directors chosen by the directors then in office.

      Quovadx. The number of directors on the Quovadx board has been fixed by resolution of the board at seven members. The Quovadx certificate of incorporation and bylaws do not provide for either of the above points regarding director vacancies.

      Rogue Wave. Each Rogue Wave director is elected at each annual meeting of stockholders for a term of one year. Vacancies on the board may be filled only by persons elected by a majority of the remaining directors, unless the board determines by resolution that any such vacancies or newly created directorships are filled by the stockholders. A director appointed by the board to fill a vacancy (including a vacancy created by an increase in the board of directors) serves for the remainder of the full term in which the vacancy occurred and until such director’s successor is elected and qualified. Rogue Wave’s board of directors is presently composed of four members.

Classification of Directors

      Quovadx. The Quovadx certificate of incorporation provides for three classes of directors, of which one class stands for election at every annual meeting and is elected for approximately three years. Directors added to the Quovadx board of directors between annual meetings of stockholders by reason of an increase in the authorized number of directors belong to the class designated by the board of directors; provided however, that the number of board seats designated to belong to each class must be as nearly equal in number as possible.

      Rogue Wave. The Rogue Wave bylaws do not provide for a classified board of directors. If elected at the Rogue Wave annual meeting, each director serves until the next annual meeting of stockholders and until his or her successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

Limitations on Director Liability and Indemnification

      Delaware law allows a corporation to include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors to the corporation and its stockholders for monetary damages for a breach of fiduciary duty as a director. However, a corporation may not limit or eliminate the personal liability of a director for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law;

•	intentional or negligent payments of unlawful dividends or unlawful stock purchases or redemption; or

•	any transaction in which the director derives an improper personal benefit.

      Delaware law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to:

•	any action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and reasonable settlement amounts if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interests of such corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful; or

•	any derivative action or suit on behalf of such corporation against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action or suit, if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interest of such corporation.

      In the event that a person is adjudged to be liable to the corporation in a derivative suit, Delaware law prohibits indemnification unless either the Delaware Court of Chancery or the court in which such derivative suit was brought determines that such person is entitled to indemnification for those expenses which such court deems proper. To the extent that a representative of a corporation has been successful on the merits or otherwise in the defense of a third party or derivative action, indemnification for actual and reasonable expenses incurred is mandatory.

      Quovadx. The Quovadx certificate of incorporation provides that Quovadx will indemnify Quovadx directors to the maximum extent permitted by Delaware law. The Quovadx certificate of incorporation also provides that Quovadx will also indemnify officers, employees and agents of Quovadx.

      Quovadx has also entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

      Rogue Wave. Rogue Wave’s certificate of incorporation and bylaws provide that it will indemnify its directors and officers and may indemnify its other employees and agents to the fullest extent permitted by Delaware law.

Special Meetings of the Stockholders

      Delaware law provides that special meetings of stockholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation’s certificate of incorporation or bylaws.

      Quovadx. Under the Quovadx bylaws, the president, the board of directors or the chairman of the board of directors may call a special meeting of stockholders.

      Rogue Wave. Under the Rogue Wave bylaws, the chairman of the board of directors, the chief executive officer or the board of directors may call a special meeting of the stockholders.

Charter Amendments

      Delaware law provides that the certificate of incorporation of a corporation may be amended by resolution of the board of directors and the affirmative vote of the holders of a majority of the outstanding shares of voting stock then entitled to vote. Delaware law also permits a corporation to make provision in its certificate of incorporation requiring a greater proportion of the voting power to approve a specified amendment.

      Quovadx. The Quovadx certificate of incorporation does not contain a provision requiring a greater proportion of voting power to amend the charter. Any amendment to the charter of a corporation that adversely affects a particular class or series of stock requires the separate approval of the holders of the affected class or series of stock.

      Rogue Wave. The Rogue Wave certificate of incorporation requires the affirmative vote of the holders of at least two thirds of the voting power of the then-outstanding shares of voting stock to alter, amend or repeal provisions of the certificate of incorporation relating to the board of directors, bylaws, special meetings of the stockholders, liability of directors or amendment to the charter.

Bylaw Amendments

      Delaware law provides that the power to adopt, amend or repeal bylaws is in the stockholders entitled to vote. A corporation may, in its certificate of incorporation, confer such powers on the board of directors.

      Quovadx. The Quovadx certificate of incorporation authorizes the Quovadx board of directors to make, alter, amend or repeal the Quovadx bylaws.

      Rogue Wave. The Rogue Wave certificate of incorporation authorizes the Rogue Wave board of directors to adopt, amend or repeal the Rogue Wave bylaws. The Rogue Wave certificate of incorporation also permits the holders of at least two thirds of the voting power of all of the then-outstanding shares of voting stock to amend the Rogue Wave bylaws.

Antitakeover Provisions

      Section 203 of the Delaware General Corporation Law contains certain “antitakeover” provisions that apply to a Delaware corporation unless, among other things, the corporation elects not to be governed by such provisions in its certificate of incorporation or bylaws. Neither the Quovadx nor the Rogue Wave certificate of incorporation nor bylaws contains such an election. As a result, Quovadx and Rogue Wave are governed by Section 203, which precludes a corporation from engaging in any “business combination” with any person that owns 15% or more of its outstanding voting stock for a period of three years following the time that such stockholder obtained ownership of more than 15% of the outstanding voting stock of the corporation. A business combination includes, among other things, any merger, consolidation, or sale of ten percent or more of a corporation’s assets.

      The three-year waiting period does not apply, however, if any of the following conditions are met:

•	the board of directors of the corporation approved either the business combination or the transaction which resulted in such stockholder owning more than 15% of such stock before the stockholder obtained ownership of more than 15% of the corporation’s stock;

•	once the transaction which resulted in the stockholder owning more than 15% of the outstanding voting stock of the corporation is completed, such stockholder owns at least 85% of the voting stock of the corporation outstanding at the time that the transaction commenced; or

•	at or after the time the stockholder obtains more than 15% of the outstanding voting stock of the corporation, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the acquiring stockholder.

      In addition, Section 203 does not apply to any person who became the owner of more than 15% of a corporation’s stock if it was as a result of action taken solely by the corporation. Section 203 also does not apply to the corporation itself or to any of the corporation’s majority-owned subsidiaries.

      Quovadx. As discussed above, Quovadx is generally subject to Section 203. In addition, Quovadx has put in place certain mechanisms that may make an acquisition of Quovadx by tender offer, proxy contest or otherwise more difficult.

•	Quovadx has a rights plan, discussed below, which is designed to protect and maximize the value of the outstanding equity interests in Quovadx in the event of an unsolicited attempt by an acquirer to take over Quovadx in a manner or on terms not approved by our board.

•	As discussed above, our board may issue, without further action by the stockholders, up to 5,000,000 shares of undesignated preferred stock.

•	Any action to be taken by our stockholders must be effected at a duly called annual or special meeting and not by a consent in writing.

•	As discussed above, our board is divided into three classes, with each class serving for a term of three years and vacancies on the board, including newly created directorships, can be filled only by a majority of the directors then in office, and directors may be removed only for cause.

•	As discussed above, special meetings of our stockholders may be called only by the chairman of the board, the president or the board.

      Rogue Wave. As discussed above, Rogue Wave is generally subject to Section 203. In addition, Rogue Wave has put in place certain mechanisms that may make an acquisition of Rogue Wave by tender offer, proxy contest or otherwise more difficult.

•	Rogue Wave has a rights plan, discussed below, which is designed to protect and maximize the value of the outstanding equity interests in Rogue Wave in the event of an unsolicited attempt by an acquirer to take over Rogue Wave in a manner or on terms not approved by its board.

•	As discussed above, Rogue Wave’s board may issue, without further action by the stockholders, up to 4,000,000 shares of undesignated preferred stock.

•	Any action required or permitted to be taken by Rogue Wave stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing.

•	As discussed above, special meetings of the stockholders of Rogue Wave may be called only by its board of directors, the chairman of the board or the chief executive officer.

•	As discussed above, the Rogue Wave certificate of incorporation requires the affirmative vote of the holders of at least two thirds of the voting power of the then-outstanding shares of voting stock to alter, amend or repeal certain provisions of the certificate of incorporation.

Quovadx Stockholder Rights Plan

      On July 12, 2000, pursuant to a preferred stock rights agreement between Quovadx and ChaseMellon Stockholder Services, L.L.C., as rights agent, the Quovadx board of directors declared a dividend of one right to purchase one one-thousandth share of the Quovadx series A participating preferred stock for each outstanding share of Quovadx common stock, par value $0.01 per share. The dividend was payable on August 10, 2000 to stockholders of record on that date. Each right entitles the registered holder to purchase from the Quovadx one one-thousandth of a share of series A participating preferred at an exercise price of $60.00, subject to adjustment.

      The following summary of the principal terms of the rights agreement is a general description only and is subject to the detailed terms and conditions of the rights agreement. A copy of the Quovadx rights agreement is incorporated by reference into this prospectus.

Rights Evidenced by Common Share Certificates

      The rights will not be exercisable until the distribution date, as described below. Certificates for the rights will not be sent to stockholders and the rights will attach to and trade only together with the shares of Quovadx common stock. Accordingly, certificates for shares of Quovadx common stock outstanding on the record date will evidence the rights related thereto, and certificates for shares of Quovadx common stock issued after the record date will contain a notation incorporating the rights agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender or transfer of any certificates for shares of Quovadx common stock, outstanding as of the record date, even without notation or a copy of the summary of rights being attached thereto, also will constitute the transfer of the rights associated with the shares of Quovadx common stock represented by such certificate.

Distribution Date

      The rights will be separate from the shares of Quovadx common stock, rights certificates will be issued and the rights will become exercisable upon the earlier of: (i) the tenth day (or such later date as may be determined by the Quovadx board of directors) after a person or group of affiliated or associated persons (“acquiring person”) has acquired, or obtained the right to acquire, acquires beneficial ownership of 15% or more of the shares of Quovadx common stock then outstanding, or the tenth business day (or such later date as may be determined by the Quovadx board of directors) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of the shares of Quovadx common stock then outstanding. The earlier of such dates is referred to as the “distribution date.”

Issuance of Rights Certificates; Expiration of Rights

      As soon as practicable following the distribution date, a summary of the rights will be mailed to holders of record of the shares of Quovadx common stock as of the close of business on the distribution date and such separate rights certificates alone will evidence the rights from and after the distribution date. All shares of Quovadx common stock issued after the distribution date will be issued with rights. The rights will expire on the earliest of (i) August 10, 2010 (the “final expiration date”), or (ii) redemption or exchange of the rights as described below.

Initial Exercise of the Rights

      Following the distribution date, and until one of the further events described below, holders of the rights will be entitled to receive, upon exercise and the payment of the exercise price, one one-thousandth share of the series A participating preferred. In the event that Quovadx does not have sufficient series A participating preferred available for all rights to be exercised, or the board decides that such action is necessary and not contrary to the interests of rights holders, Quovadx may instead substitute cash, assets or other securities for the series A participating preferred for which the rights would have been exercisable under this provision or as described below.

Right to Buy Company Common Shares

      Unless the rights are earlier redeemed, in the event that an acquiring person obtains 15% or more of the Quovadx common stock then outstanding, then each holder of a right which has not theretofore been exercised (other than rights beneficially owned by the acquiring person, which will thereafter be void) will thereafter have the right to receive, upon exercise, Quovadx common stock having a value equal to two times the exercise price. Rights are not exercisable following the occurrence of an event as described above until such time as the rights are no longer redeemable by Quovadx as set forth below.

Right to Buy Acquiring Company Stock

      Similarly, unless the rights are earlier redeemed, in the event that, after an acquiring person obtains 15% or more of the Quovadx common stock then outstanding, (i) Quovadx is acquired in a merger or other business combination transaction, or (ii) 50% or more of Quovadx’s consolidated assets or earning power are sold (other than in transactions in the ordinary course of business), proper provision must be made so that each holder of a right which has not theretofore been exercised (other than rights beneficially owned by the acquiring person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the exercise price.

Exchange Provision

      At any time after the acquisition by an acquiring person obtains a threshold amount and prior to the acquisition by such acquiring person of 50% or more of Quovadx’s outstanding common stock, the Quovadx board of directors may exchange the rights (other than rights owned by the acquiring person), in whole or in part, at an exchange ratio of one share of Quovadx common stock per right.

Redemption

      At any time on or prior to the close of business on the earlier of (i) the fifth day following the shares acquisition (or such later date as may be determined by action of the Quovadx board of directors and publicly announced by the company), or (ii) the final expiration date, Quovadx may redeem the rights in whole, but not in part, at a price of $0.001 per right.

Adjustments to Prevent Dilution

      The exercise price payable, the number of rights, and the number of series A participating preferred or Quovadx common stock or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time in connection with the dilutive issuances by Quovadx as set forth in the rights agreement. With certain exceptions, no adjustment in the exercise price will be required until cumulative adjustments require an adjustment of at least 1% in such exercise price.

Cash Paid Instead of Issuing Fractional Shares

      No fractional shares of Quovadx common stock will be issued upon exercise of a right and, in lieu thereof, an adjustment in cash will be made based on the market price of Quovadx common stock on the last trading date prior to the date of exercise.

No Stockholders’ Rights Prior to Exercise

      Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of Quovadx (other than any rights resulting from such holder’s ownership of Quovadx common stock), including, without limitation, the right to vote or to receive dividends.

Amendment of Rights Agreement

      The terms of the rights and the rights agreement may be amended in any respect without the consent of the rights holders on or prior to the distribution date; thereafter, the terms of the rights and the rights agreement may be amended without the consent of the rights holders in order to cure any ambiguities or to make changes which do not adversely affect the interests of rights holders (other than the acquiring person).

Rights and Preferences of the Series A Participating Preferred Stock

      Each one one-thousandth of a share of series A participating preferred stock has rights and preferences substantially equivalent to those of one share of Quovadx common stock.

Certain Antitakeover Effects

      The rights approved by the Quovadx board of directors are designed to protect and maximize the value of the outstanding equity interests in the company in the event of an unsolicited attempt by an acquirer to take over the company in a manner or on terms not approved by the Quovadx board of directors. Takeover attempts frequently include coercive tactics to deprive the company’s board of directors and its stockholders of any real opportunity to determine the destiny of the company. The rights have been declared by the Quovadx board of directors in order to deter such tactics, including a gradual accumulation of shares in the open market of 15% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all stockholders equally. These tactics unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their shares.

      The rights are not intended to prevent a takeover of Quovadx and will not do so. Subject to the restrictions described above, Quovadx may redeem the rights at $0.001 per right at any time prior to the distribution date. Accordingly, the rights should not interfere with any merger or business combination approved by the Quovadx board of directors.

      Issuance of the rights does not in any way weaken the financial strength of Quovadx or interfere with its business plans. The issuance of the rights themselves has no dilutive effect, will not affect reported earnings per share, should not be taxable to Quovadx or to its stockholders, and will not change the way in which Quovadx’s shares are presently traded. The Quovadx board of directors believes that the rights represent a sound and reasonable means of addressing the complex issues of corporate policy created by the current takeover environment.

      However, the rights may have the effect of rendering more difficult or discouraging an acquisition of the company deemed undesirable by the Quovadx board of directors. The rights may cause substantial dilution to a person or group that attempts to acquire Quovadx on terms or in a manner not approved by the Quovadx board of directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the rights.

Rogue Wave Stockholder Rights Agreement

      On January 3, 2003, the board of directors of Rogue Wave declared a dividend of one preferred share purchase right for each outstanding share of Rogue Wave common stock. The dividend was payable on January 16, 2003 to stockholders of record on that date.

      Each right entitles the registered holder to purchase from Rogue Wave one one-hundredth of a share of Series A junior participating Preferred stock of Rogue Wave at a price of $14.16 per one one-hundredth of a preferred share, subject to adjustment. The description and terms of the rights are set forth in a rights agreement, dated as of January 6, 2003, between Rogue Wave and Mellon Investor Services, LLC, as rights agent. The following summary of the principal terms of the rights agreement is a general description only and is subject to the detailed terms and conditions of the rights agreement. A copy of the rights agreement is incorporated by reference into this prospectus.

Rights Evidenced by Common Share Certificates; Distribution Date

      Initially, the rights attached to all certificates representing common stock then outstanding and no separate right certificates have been or will be distributed. The rights will separate from the common stock and a distribution date for the rights will occur, subject to certain exceptions, upon the earlier of:

•	the close of business on the fifteenth day following a public announcement that a person or entity, or a group of affiliated or associated persons and/or entities, has become an “acquiring person” (i.e., has become, subject to certain exceptions, the beneficial owner of 15% or more of the outstanding Rogue Wave common stock); or

•	the close of business on the fifteenth day following the commencement or public announcement of a tender offer or exchange offer the consummation of which would result in a person or entity, or group of affiliated or associated persons and/or entities, becoming, subject to certain exceptions, the beneficial owner of 15% or more of the outstanding shares of Rogue Wave common stock (or such later date as may be determined by the Rogue Wave board of directors prior to a person or group of affiliated or associated persons becoming an acquiring person).

      Until the distribution date,

•	the rights will be evidenced by the common stock certificates and will be transferred with and only with the shares of Rogue Wave common stock;

•	new common stock certificates issued after the record date upon transfer or new issuance of the shares of Rogue Wave common stock will contain a notation incorporating the rights agreement by reference; and

•	the surrender for transfer of any common stock certificate, even without such notation or a copy of a summary of rights attached thereto, will also constitute the transfer of the rights associated with the shares of Rogue Wave common stock represented by such certificate.

Exercise of Rights

      In the event that any person or entity, or group of affiliated or associated persons and/or entities, becomes an acquiring person, proper provision will be made so that each holder of a right, other than rights that are or were beneficially owned by the acquiring person (which will thereafter be null and void), will thereafter have the right to receive upon exercise thereof at the then current exercise price of the right that number of shares of Rogue Wave common stock having a market value of two times the exercise price of the right, subject to certain possible adjustments.

      In the event that, after the distribution date or within 15 days prior thereto, Rogue Wave is acquired in certain merger or other business combination transactions or 50% or more of the assets or earning power of Rogue Wave and its subsidiaries (taken as a whole) are sold after the distribution date or within 15 days prior thereto in one or a series of related transactions, each holder of a right (other than rights that have become null and void under the terms of the rights agreement) will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the right, that number of shares of Rogue Wave common stock of the acquiring company (or, in certain cases, one of its affiliates) having a market value of two times the exercise price of the right.

      In certain events specified in the rights agreement, Rogue Wave is permitted to temporarily suspend the exercisability of the rights.

Exchange

      At any time after a person or entity, or group of affiliated or associated persons and/or entities, becomes an acquiring person (subject to certain exceptions) and prior to the acquisition by a person or group of affiliated or associated persons of 50% or more of the outstanding shares of Rogue Wave common stock, the Rogue Wave board of directors may exchange all or part of the rights (other than rights which have become null and void under the terms of the rights agreement) for shares of Rogue Wave common stock or equivalent securities at an exchange ratio per right equal to the result obtained by dividing the exercise price of a right by the current per share market price of shares of Rogue Wave common stock, subject to adjustment.

Issuance of Rights Certificates; Expiration of Rights

      As promptly as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the shares of Rogue Wave common stock as of the close of business on the distribution date and such separate rights certificates alone will evidence the rights.

      The rights are not exercisable until the distribution date. The rights will expire on January 6, 2013, unless extended or earlier redeemed or exchanged by Rogue Wave as described below.

Redemption

      At any time prior to a person or entity, or group of affiliated or associated persons and/or entities, becoming an acquiring person, the Rogue Wave board of directors may redeem the rights in whole, but not in part, at a price of $0.001 per right, subject to adjustment, payable in cash. The redemption of the rights may be made effective at such time, on such basis and with such conditions as Rogue Wave’s board of directors in its sole discretion may establish. Rogue Wave’s board of directors and Rogue Wave will not have any liability to any person as a result of the redemption or exchange of the rights pursuant to the provisions of the rights agreement.

Adjustments

      The purchase price payable, and the number of shares of Rogue Wave preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred shares;

•	upon the grant to holders of the shares of Rogue Wave preferred stock of certain rights, options or warrants to subscribe for or purchase preferred stock or convertible securities at less than the then current market price of the preferred stock; or

•	upon the distribution to holders of the preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in shares of Rogue Wave preferred stock) or of subscription rights or warrants (other than those described in above).

      The number of shares of Rogue Wave preferred stock issuable upon the exercise of a right is also subject to adjustment in the event of a dividend on shares of Rogue Wave common stock payable in common stock, or a subdivision, combination or consolidation of the common stock.

      With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional shares of Rogue Wave preferred stock will be issued (other than fractional shares which are integral multiples of one one-hundredth (subject to adjustment) of a share of Rogue Wave preferred stock, which may, at the election of Rogue Wave, be evidenced by depositary receipts) if in lieu thereof a payment in cash is made based on the closing price (pro-rated for the fraction) of the preferred stock on the last trading date prior to the date of exercise.

Amendment of Rights Agreement

      The terms of the rights may be amended by the Rogue Wave board of directors, subject to certain limitations after the distribution date, without the consent of the holders of the rights, including an amendment prior to the date a person or entity, or group of affiliated or associated persons and/or entities, becomes an acquiring person to lower the threshold for exercisability of the rights to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding shares of Rogue Wave common stock then known by Rogue Wave to be beneficially owned by any person or entity, or group of affiliated or associated persons and/or entities (subject to certain exceptions), or (ii) 10%.

No Stockholders’ Rights Prior to Exercise

      Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of Rogue Wave, including, without limitation, the right to vote or to receive dividends.

DESCRIPTION OF QUOVADX CAPITAL STOCK

Common Stock

      Subject to preferences that may be applicable to any class or series of capital stock with prior rights as to dividends that may be issued in the future, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. There are no redemption or sinking fund provisions available to the common stock. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, but must take actions at a duly called annual meeting or special meeting of stockholders.

Preferred Stock

      Quovadx’s board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Such issued preferred stock could adversely affect the voting power and other rights of the holders of common stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of Quovadx. At present, there are no outstanding shares of preferred stock and Quovadx has no present plans to issue any preferred stock other than series A participating preferred stock in connection with the stockholder rights plan described under the caption “Comparison of Rights of Holders of Quovadx Common Stock and Rogue Wave Common Stock — Quovadx Stockholder Rights Plan.”

LEGAL MATTERS

      The validity of the shares of Quovadx common stock offered by this prospectus will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation. The U.S. federal income tax consequences of the offer and the merger will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation and Faegre & Benson LLP.

EXPERTS

      The consolidated financial statements of Quovadx, Inc. appearing in Quovadx, Inc.’s Annual Report (Form 10-K) for the years ended December 31, 2002 and 2001 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Quovadx, Inc. (formerly XCare.net, Inc.) for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Rogue Wave Software, Inc. as of September 30, 2003 and 2002, and for each of the years in the three-year period ended September 30, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus incorporates other reports by reference, which are not presented in or delivered with this document.

      The following documents, which have been filed by Quovadx with the Securities and Exchange Commission, are incorporated by reference into this prospectus:

•	Quovadx’s annual report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003.

•	Quovadx’s quarterly report on Form 10-Q for the quarter ended March 31, 2003, filed with the Securities and Exchange Commission on May 13, 2003.

•	Quovadx’s quarterly report on Form 10-Q for the quarter ended June 30, 2003, filed with the Securities and Exchange Commission on August 5, 2003.

•	Quovadx’s quarterly report on Form 10-Q for the quarter ended September 30, 2003, filed with the Securities Exchange Commission on November 3, 2003.

•	Quovadx’s current report on Form 8-K, dated August 14, 2003, filed with the Securities and Exchange Commission on August 14, 2003.

•	Quovadx’s current report on Form 8-K, dated September 8, 2003, filed with the Securities and Exchange Commission on September 9, 2003.

•	Quovadx’s current report on Form 8-K, dated September 19, 2003, filed with the Securities and Exchange Commission on September 24, 2003.

•	Quovadx’s current report on Form 8-K, dated November 3, 2003, filed with the Securities and Exchange Commission on November 4, 2003.

•	The description of Quovadx’s common stock contained in its registration statement on Form 8-A, filed with the Securities and Exchange Commission on February 1, 2000 and any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description.

•	The description of Quovadx’s preferred share purchase rights contained in its registration statement on Form 8-A, filed with the Securities and Exchange Commission on July 28, 2000 and any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description.

•	Quovadx’s proxy statement for its 2003 annual meeting of stockholders, filed with the SEC on April 30, 2003.

      The following documents, which have been filed by Rogue Wave with the Securities and Exchange Commission, are also incorporated by reference into this prospectus:

•	Rogue Wave’s annual report on Form 10-K for the year ended September 30, 2003, filed with the Securities and Exchange Commission on November 25, 2003 (a copy of this annual report is included with this prospectus).

      In addition, all information filed by Quovadx and Rogue Wave under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and before the earliest of the date of the merger following completion of the offer or the earlier termination of the merger agreement, will be deemed incorporated into this document by reference and will constitute a part of this document from the date of filing of that information.

      Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

      The reports of Quovadx incorporated by reference into this prospectus (not including exhibits, unless those exhibits are specifically incorporated by reference into this document) are available from Quovadx upon request without charge. Request should be directed to: Investor Relations, Quovadx, Inc., 6400 S. Fiddler’s Green Circle, Suite 1000, Englewood, Colorado, 80111, or by calling (800) 723-3033, extension 310. Any request for reports should be made by December 5, 2003 to ensure timely delivery.

      Quovadx and Rogue Wave each file reports, proxy statements and other information with the Securities and Exchange Commission which may be inspected and copied at the public reference facilities maintained by the SEC at:

Judiciary Plaza Room 1024 450 Fifth Street, NW Washington, D.C. 20549	Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661

      Copies of these materials may also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549 or by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding Quovadx and Rogue Wave. The address of the SEC website is http://www.sec.gov.

      Reports, proxy statements and other information regarding Quovadx and Rogue Wave may also be inspected at The National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, D.C. 20006.

      We have filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to our common stock to be issued to Rogue Wave stockholders in the offer and the merger. This prospectus is filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying at the SEC’s offices as set forth above.

      You should rely only on the information contained in this document and its annexes in considering adoption of the merger agreement. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction in which it is not lawful to make any such offer or to any person to whom it is not lawful to make any such offer or solicitation.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of
November 3, 2003
by and among
ROGUE WAVE SOFTWARE, INC.
QUOVADX, INC.
and
CHESS ACQUISITION CORPORATION

A-i

A-ii

      AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of November 3, 2003, among Rogue Wave Software, Inc., a Delaware corporation (the “Company”), Quovadx, Inc., a Delaware corporation (“Parent”), and Chess Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

      WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (each as defined herein) are fair to and in the best interests of the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares (as defined below) to Merger Subsidiary and, if necessary, approve and adopt this Agreement, the Merger and the other transactions contemplated hereby;

      WHEREAS, the respective Boards of Directors of Parent and Merger Subsidiary have approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger;

      WHEREAS, in furtherance thereof, it is proposed that Merger Subsidiary shall, as promptly as practicable, commence an exchange offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Shares”), in exchange for cash and shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”), in accordance with the terms and subject to the conditions provided herein;

      WHEREAS, also in furtherance thereof, it is proposed that, following the consummation of the Offer, Merger Subsidiary will merge with and into the Company (the “Merger”) and that the Shares not tendered and accepted pursuant to the Offer will thereupon be converted into the right to receive both cash and a fraction of a share of Parent Common Stock in the amounts set forth in Section 2.1 hereof;

      WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, the executive officers and directors of the Company, in their capacity as stockholders, are entering into Tender and Voting Agreements in substantially the form attached hereto as Exhibit A (the “Company Voting Agreements”);

      WHEREAS, concurrently with the execution of this Agreement, the executive officers and directors of the Company, in their capacity as stockholders, are entering into Affiliate Agreements in substantially the form attached hereto as Exhibit B; and

      WHEREAS, Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to consummation of the Merger.

      NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

      SECTION 1.1     The Offer.

      (a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 9.1 and (ii) none of the events set forth in Annex A hereto that would entitle Parent and Merger Subsidiary to fail to consummate the Offer shall have occurred and be continuing (and shall not have been waived by Parent), as promptly as practicable, Merger Subsidiary shall (and Parent shall cause Merger Subsidiary to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the Offer for any and all of the Shares, together with the associated rights issued pursuant to the Rights Plan (as defined herein) (the “Company Rights”), at the Offer Price (as defined below). Except where the context otherwise requires, all references herein to Shares or the Company’s common stock shall include the associated Company Rights. The obligation of Merger Subsidiary to accept for payment and to pay for any Shares tendered (and the obligation of Parent to cause Merger Subsidiary to accept for payment and to pay for any Shares tendered) shall be subject only to (i) the condition that at least a majority of the outstanding Shares, on a Fully Diluted Basis (on a “Fully Diluted Basis” meaning the number of Shares outstanding, together with the Shares which the Company may be required to issue pursuant to Company Options (as defined herein)), be validly tendered and not withdrawn (the “Minimum Condition”), and (ii) the other conditions set forth in Annex A. Merger Subsidiary expressly reserves the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless previously approved by the Company in writing, no change may be made that, except as set forth herein, (i) decreases the Offer Price, (ii) changes the form or combination of consideration to be paid in the Offer, (iii) reduces the number of Shares to be purchased in the Offer, (iv) amends the conditions set forth in Annex A to broaden the scope of such conditions, add any additional conditions, or otherwise adversely affect the holders of Shares, (v) extends the Offer except as provided in Section 1.1(c), or (vi) amends or waives the Minimum Condition. It is agreed that the conditions set forth in Annex A are for the sole benefit of Parent and Merger Subsidiary and may be waived by Parent and Merger Subsidiary, in whole or in part at any time and from time to time, in their sole discretion, other than the Minimum Condition, as to which prior written Company approval is required. The failure by Parent and Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. The Company agrees that no Shares held by the Company or any Subsidiary will be tendered in the Offer.

      (b) The price to be offered to holders of Shares in the Offer (the “Offer Price”) shall be (i) 0.5292 of a share of Parent Common Stock (the “Stock Offer Price”) and (ii) $4.09 in cash (the “Cash Offer Price”) for each Share; provided, however, that if the product of 0.5292 times the number of outstanding Shares, on a Fully Diluted Basis, is greater than the product of the number of outstanding shares of Parent Common Stock times 0.199, then (A) the Stock Offer Price shall instead equal the fraction obtained by dividing (x) the product of the outstanding shares of Parent Common Stock times 0.199 by (y) the number of outstanding Shares, on a Fully Diluted Basis, and (B) the Cash Offer Price shall instead equal the difference of (x) $6.85 minus (y) the product of the Stock Offer Price (as determined in clause (A)) times the average of the closing trading prices for one share of Parent Common Stock as reported on the Nasdaq National Market (“Nasdaq”) for the five (5) trading day period ending on and including the trading day close immediately prior to the first public announcement of the Offer.

      (c) Subject to the terms and conditions thereof, the Offer shall expire at midnight, New York City time, on the date that is twenty (20) business days after the date the Offer is commenced; provided, however, that without the consent of the Company Board: (i) Merger Subsidiary may (A) from time to time, extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, but not beyond the termination of this Agreement pursuant to Article IX, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer, or (C) include a subsequent offering period (as such term is defined in Rule 14d-1 under the Exchange Act) to the Offer for a period up to twenty (20) business days; and (ii) Merger Subsidiary shall extend the Offer for a single period of ten (10) days if, at the first scheduled expiration date of the Offer, any condition to the Offer shall not have been satisfied or waived, and shall further extend the Offer at any time for the shortest time periods that it reasonably believes are necessary if, at any subsequent scheduled expiration date of the Offer, (A) any of the conditions to the Offer set forth in paragraphs (1)(c), 1(d) or 1(e) of Annex A shall not have been satisfied or (B) the condition set forth in paragraph (1)(a) of Annex A shall have been satisfied and any one or more of the other conditions to the Offer shall not have been satisfied or waived, provided that (x) no single extension required under this clause (b)(ii) shall exceed ten (10) business days and (y) Merger Subsidiary shall not be required to extend the Offer beyond the Final Date (as defined herein). Subject to the terms and conditions of the Offer and this Agreement, Merger Subsidiary shall (and Parent shall cause Merger Subsidiary to) accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Merger Subsidiary becomes obligated to accept for payment and pay for pursuant to the Offer, as promptly as practicable after the expiration of the Offer. No fraction of a share of Parent Common Stock will be issued in connection with the payment of the Stock Offer Price upon consummation of the Offer, but in lieu thereof each tendering stockholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) in the Offer shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the closing price of one (1) share of Parent Common Stock, as reported on Nasdaq, for the last trading day immediately prior to the first date Merger Subsidiary accepts Shares for exchange in the Offer. With respect to any such Shares the Cash Offer Price shall be net to the seller thereof in cash, subject to reduction only for any applicable federal back-up withholding or stock transfer taxes payable by such seller.

      (d) As soon as practicable after the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer (the “Registration Statement”). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the “Preliminary Prospectus”). As soon as practicable on the date the Offer is commenced, Parent and Merger Subsidiary shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer and shall cause the Offer Documents (as defined herein) to be disseminated to holders of Shares. The Schedule TO shall contain as an exhibit or incorporate by reference the Preliminary Prospectus (or portions thereof) and forms of the related letter of transmittal and summary advertisement, if any. Parent and Merger Subsidiary agree that they shall cause the Schedule TO, the Preliminary Prospectus and all amendments or supplements thereto (which together constitute the “Offer Documents”) to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Laws (as defined in Section 4.1(c)). Parent and Merger Subsidiary further agree that the Offer Documents, on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Subsidiary with respect to information supplied by the Company or any of its stockholders in writing specifically for inclusion or incorporation by reference in the Offer Documents. The Company agrees that the information provided by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it for use in the Registration Statement or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Merger Subsidiary further agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment on the Schedule TO, the Registration Statement and the Offer Documents prior to the filing thereof with the SEC. Parent and Merger Subsidiary agree to provide in writing to the Company and its counsel with any comments Parent, Merger Subsidiary or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of Parent or Merger Subsidiary to such comments. Parent shall provide the Company with copies of any written responses to the SEC or its staff and shall notify the Company with respect to any oral responses to the SEC or its staff. Parent shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing and to maintain such effectiveness for so long as shall be required for the issuance of Parent Common Stock pursuant to the Offer. Following the time the Registration Statement is declared effective, Parent shall file the final prospectus included therein under Rule 424(b) promulgated pursuant to the Securities Act.

      SECTION 1.2     Company Actions With Respect to the Offer.

      (a) The Company hereby approves of and consents to the Offer and represents that the Company Board, at a meeting duly called and held, subject to the terms and conditions set forth herein, has unanimously: (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are advisable and fair to and in the best interests of the Company and its stockholders; (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in all respects; and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Merger Subsidiary and approve and adopt this Agreement and the Merger, provided that such recommendation may be withdrawn, amended or modified in accordance with Section 5.3 hereof. To the extent that such recommendation is not withheld, withdrawn, amended or modified in accordance with Section 5.3 hereof, the Company consents to the inclusion of such recommendation and approval in the Offer Documents. The Company has been advised by each of its directors and executive officers that they each intend to tender all Shares beneficially owned by them to Merger Subsidiary pursuant to the Offer.

      (b) The Company shall file with the SEC, concurrently with the filing of the Schedule TO, a Solicitation/ Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) containing the recommendations and opinion described in Section 1.2(a) (unless withdrawn in accordance with Section 5.3 hereof, or as modified or amended in accordance with Section 5.3 hereof) and shall cause the Schedule 14D-9 to be mailed to the stockholders of the Company, together with the Offer Documents, promptly after the commencement of the Offer; provided, that the Company Board may withhold, withdraw, amend or modify its recommendation and recommend a Superior Proposal in accordance with the terms of Section 5.3. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Laws. The Company further agrees that the Schedule 14D-9, on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Subsidiary in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. Parent and Merger Subsidiary agree that the information provided by them specifically in writing for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company, Parent and Merger Subsidiary agrees promptly to correct any information provided by it for use in the Schedule 14D-9 or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. The Company agrees to provide in writing to Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments and shall provide Parent and Merger Subsidiary and their counsel with a reasonable opportunity to participate in the response of Company to such comments.

      (c) In connection with the Offer, the Company shall, or shall cause its transfer agent, promptly following a request by Parent, to furnish Parent with such information, including updated lists of the stockholders of the Company, mailing labels and updated lists of security positions, and such assistance as Parent or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to any applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Subsidiary and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver, and will use their reasonable efforts to cause their agents to deliver, to the Company all copies and any extracts or summaries from such information then in their possession or control.

      (d) Solely in connection with the tender and purchase of Shares pursuant to the Offer and the consummation of the Merger, the Company hereby waives any and all rights of first refusal it may have with respect to Shares owned by, or issuable to, any person, other than rights to repurchase unvested shares, if any, that may be held by persons pursuant to the grant of restricted stock purchase rights or following exercise of employee stock options.

      SECTION 1.3     Boards of Directors and Committees.

      (a) Effective upon the acceptance for payment by Merger Subsidiary of Shares pursuant to the Offer (the date of such acceptance being referred to herein as the “Acceptance Date”) and from time to time thereafter, if the Minimum Condition has been met, and subject to the second to last sentence of this Section 1.3(a), Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Parent representation on the Company Board equal to the product of the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 1.3) and the percentage that such number of Shares so purchased bears to the total number of outstanding Shares, and the Company shall use its best efforts to, upon request by Parent, promptly, at the Company’s election, either increase the size of the Company Board or secure the resignation of such number of directors as is necessary to enable Parent’s designees to be elected to the Company Board and to cause Parent’s designees to be so elected. At such times, and subject to the second to last sentence of this Section 1.3(a), the Company shall use its best efforts to cause the individuals designated by Parent to constitute the same percentage as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors of each subsidiary of the Company (subject to applicable Laws and except to the extent described in Schedule 1.3(a)) and (iii) each committee of each such board of directors. Notwithstanding the foregoing, the Company shall use its commercially reasonable efforts to ensure that two of the members of the Company Board as of the date hereof (the “Continuing Directors”) shall remain members of such Board until the Effective Time. If a Continuing Director resigns from the Company Board, Parent, Merger Subsidiary and the Company shall permit the remaining Continuing Director or Directors to appoint the resigning Director’s successor who shall be deemed to be a Continuing Director.

      (b) The Company’s obligation to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3. Parent shall promptly supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by such Section and Rule.

      (c) Following the Acceptance Date, if there shall be any Continuing Directors, any amendment of this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Subsidiary or any waiver of any of the Company’s rights hereunder or any other determination with respect to any action to be taken or not to be taken by the Company relating to this Agreement, will require the concurrence of a majority of such Continuing Directors.

      SECTION 1.4     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Subsidiary shall be merged with and into the Company at the Effective Time (as defined herein). At the Effective Time, the separate corporate existence of Merger Subsidiary shall cease, and the Company (i) shall continue as the surviving corporation as a direct wholly-owned subsidiary of Parent (Merger Subsidiary and the Company are sometimes hereinafter referred to as “Constituent Corporations” and, as the context requires, the Company, after giving effect to the Merger, is sometimes hereinafter referred to as the “Surviving Corporation”), (ii) shall succeed to and assume all the rights and obligations of Merger Subsidiary in accordance with the

DGCL, (iii) shall continue under the name “Rogue Wave Software, Inc.” and (iv) shall be governed by the laws of the State of Delaware.

      SECTION 1.5     Merger Requiring Stockholder Vote. If a stockholder vote is required by the DGCL in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with the DGCL and other applicable Laws, as soon as practicable following the Acceptance Date, in conjunction with Parent, prepare and file with the SEC an Information Statement pursuant to Regulation 14C (the “Information Statement”) in connection with approval of the Merger at a special stockholders’ meeting and use its reasonable best efforts (x) to respond promptly to any comments made by the SEC with respect to the Information Statement, (y) to cause the Information Statement to be mailed to its stockholders and (z) to obtain the necessary approvals of the Merger and this Agreement by its stockholders. Parent shall provide the Company with the information concerning Parent and Merger Subsidiary required to be included in the Information Statement. Parent shall vote, or cause to be voted, or shall approve an action by written consent with respect to all of the Shares then owned by it, Merger Subsidiary or any of Parent’s or Merger Subsidiary’s respective subsidiaries and affiliates (including, without limitation, all Shares acquired on the Acceptance Date) in favor of the approval of the Merger and the adoption of this Agreement. The Company shall provide to Parent and its counsel a reasonable opportunity to review and comment upon the Information Statement prior to the filing thereof with the SEC. In addition, the Company shall provide to Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Information Statement promptly after receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by the Company or its counsel. No filing of, or amendment or supplement to, or written correspondence to the SEC or its staff with respect to, the Information Statement will be made by the Company without providing Parent and its counsel a reasonable opportunity to review and comment thereon.

      SECTION 1.6     Merger Without Meeting of Stockholders. In the event that Parent, Merger Subsidiary or any other subsidiary of Parent shall acquire at least ninety percent (90%) of the then-outstanding Shares pursuant to the Offer or otherwise, each of the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

      SECTION 1.7     Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, as soon as practicable, but in any case on or prior to the third business day after all of the conditions set forth in Article VIII hereof shall have been fulfilled or waived in accordance with this Agreement. At the time of the Closing, the Company and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and make all other filings or recordings required by the DGCL in connection with the Merger.

      SECTION 1.8     Effective Time of the Merger. The Merger shall, subject to the DGCL, become effective as of such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time not later than the second business day after the Closing as is specified in the Certificate of Merger (the “Effective Time”).

      SECTION 1.9     Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under the DGCL.

      SECTION 1.10     Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right and title to and possession of all assets, property, rights, privileges, powers and franchises of the Company and Merger Subsidiary, the officers and directors of the Company and Merger Subsidiary will take all such lawful and necessary action.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL

STOCK OF THE CONSTITUENT CORPORATIONS

      SECTION 2.1     Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Merger Subsidiary:

(a) each Share owned by the Company or owned by Parent, Merger Subsidiary or any subsidiary of any of the Company, Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.1(a) or as provided in Section 2.3 with respect to dissenting shares, be converted into the right to receive (x) the Cash Offer Price in cash per Share, without any interest thereon and (y) a fraction of a share of Parent Common Stock equal to the Stock Offer Price (subject to adjustment as set forth in Section 2.2(h) hereof) (the Cash Offer Price and the Stock Offer Price, and cash in lieu of fractional shares as specified below, are collectively referred to as the “Merger Consideration”) upon surrender of the certificate representing such Share in the manner provided in Section 2.2.

      SECTION 2.2     Surrender and Payment.

      (a) Prior to the Effective Time, Parent shall appoint a bank or trust company (the “Exchange Agent”) for the purpose of exchanging certificates representing Shares for the Merger Consideration. Parent shall, or shall cause Merger Subsidiary to, make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares (the “Exchange Fund”). For purposes of determining the Merger Consideration to be made available, Parent shall assume that no holder of Shares will perfect his dissenters’ rights pursuant to Section 262 of the DGCL. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent). The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided in this Section 2.2. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

      (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares and other customary documentation, shall be entitled to receive the Merger Consideration payable in respect of such Shares. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate previously representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of the certificates representing such Shares, as contemplated hereby.

      (c) If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

      (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

      (e) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of the Shares such amounts as may be required to be deducted or withheld therefrom under the U.S. Internal Revenue Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

      (f) Lost, Stolen or Destroyed Certificates. In the event that any certificates representing Shares (“Certificates”) shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable with respect thereto; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable and customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      (g) Any portion of the Exchange Fund made available to the Exchange Agent pursuant to this Agreement that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon Parent’s demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to and in accordance with the requirements of applicable abandoned property, escheat or similar laws.

      (h) In the event that Parent changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Parent Common Stock issued and outstanding prior to the Acceptance Date or the Effective Time, as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Parent Common Stock, and the record date therefore shall be prior to the Acceptance Date or the Effective Date, the Stock Offer Price per Share of the Offer Price or the Merger Consideration, respectively, shall be adjusted accordingly to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction. In the event that the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, the Shares issued and outstanding prior to the Acceptance Date or the Effective Time, as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the Shares, and the record date therefor shall be prior to the Acceptance Date or the Effective Date, the Offer Price or the Merger Consideration per Share, respectively, shall be adjusted accordingly to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction.

      (i) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.2(a) to pay for Shares for which the right to a determination of fair market value, as contemplated by Section 2.3, have been perfected shall be returned to Parent upon Parent’s demand.

      (j) Fractional Shares. No fraction of a share of Parent Common Stock will be issued in connection with the payment of the Stock Offer Price of the Merger Consideration, but in lieu thereof each holder of a Certificate who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) in the Merger shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the closing price of one (1) share of Parent Common Stock on the Effective Time, as reported on the Nasdaq.

      SECTION 2.3     Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such Shares who have properly exercised appraisal rights with respect thereto (the “Dissenting Shares”) in accordance with Section 262 of the DGCL, shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisals of Dissenting Shares. Notwithstanding anything to the contrary contained in this Section 2.3, if (i) the Merger is rescinded or abandoned or (ii) the stockholders of the Company revoke the authority to effect the Merger, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals or offer to settle or settle any such demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.

      SECTION 2.4     Stock Options and Stock Plans. (a) At the Effective Time, each outstanding stock option (each, a “Company Option” and together, the “Company Options”) under the Company’s 1996 Equity Incentive Plan and the Company’s 1997 Equity Incentive Plan (together, the “Company Stock Plans”), whether vested or unvested, shall, as part of the Merger, be assumed by the Parent and each Company Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option immediately prior to the Effective Time, a number of units equal to the number of Shares underlying each such Company Option. The exercise price for each such unit shall equal the per share exercise price of the applicable Company Option. A unit shall be comprised of (i) a fraction of a share of Parent Common Stock equal to the Stock Offer Price (subject to adjustment as set forth in Section 2.2(h) hereof) and (ii) an amount in cash equal to the Cash Offer Price. The number of shares of Parent Common Stock issuable upon each exercise of any Company Option assumed pursuant to this Section 2.4 shall be rounded down to the nearest whole share.

      (b) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Options assumed in accordance with this Section. Within ten (10) days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the Parent Common Stock subject to such options and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as such options remain outstanding.

ARTICLE III

THE SURVIVING CORPORATION

      SECTION 3.1     Certificate of Incorporation. The certificate of incorporation of the Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Laws, except that the name of the Surviving Corporation shall be “Rogue Wave Software, Inc.”

      SECTION 3.2     Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Laws.

      SECTION 3.3     Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Laws, the officers and directors of Merger Subsidiary at the Effective Time shall be the officers and directors of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

      SECTION 4.1     Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Subsidiary, subject to the exceptions and qualifications set forth in the application subsection of the Schedules, as follows (for purposes of this Section 4.1, references of to the “knowledge of the Company” or to the “Company’s knowledge” or substantially equivalent references shall mean the actual knowledge of any of the individuals listed in Schedule 4.1 hereto, provided that the individuals listed in Schedule 4.1 as officers of the Company shall have made reasonable due and diligent inquiry of the employee or employees of the Company or its Subsidiaries responsible for such matter in question):

(a) Organization, Standing and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the subsidiaries of the Company (the “Subsidiaries”) has been duly formed and is validly existing under the laws of the jurisdiction of its formation and has the requisite power and authority to carry on its business as now being conducted. Each of the Company and the Subsidiaries is duly qualified or licensed to do business and is in good standing (or the foreign equivalent) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect on the Company. The Company has delivered to Parent complete and correct copies of its certificate of incorporation and bylaws and the corresponding organizational documents for each of the Subsidiaries, in each case as amended to the date of this Agreement.

For purposes of this Agreement, the term “Material Adverse Effect” on the Company means any change, effect, event, occurrence, state of facts or development (i) that is, or is reasonably likely to be, materially adverse to the value, condition (financial or otherwise), business or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) that will, or is reasonably likely to, impair the ability of any party hereto to perform its obligations under this Agreement or prevent or materially delay consummation of any of the transactions contemplated by this Agreement; provided, however, that in the case of clause (i), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any change in the market price or trading volume of the Company’s stock after the date hereof, provided that this clause (a) shall not exclude any underlying effect which may have caused such change in stock price or trading volume; or (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the software industry or the U.S. economy as a whole that is not unique to the Company and that does not disproportionately affect the Company.

(b) Subsidiaries. Each of the Subsidiaries is listed on Schedule 4.1(b). None of the Subsidiaries is a Significant Subsidiary (as defined below) of the Company. All the outstanding shares of capital stock or other ownership interests of each Subsidiary have been validly issued and are fully paid and nonassessable and, all such shares or ownership interests are owned by the Company, free and clear of all Liens (as defined below) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or equity interests). Except for the capital stock of the Subsidiaries listed on Schedule 4.1(b), the Company does not own, directly or indirectly, any capital stock or other ownership interest in any person. For purposes of this Agreement, a “subsidiary” of any person means another person in which such first person, directly or indirectly, owns 50% or more of the equity interests or has the right, through ownership of equity, contractually or otherwise, to elect at least a majority of its board of directors or other governing body; a “Significant Subsidiary” means any subsidiary of a person that constitutes a significant subsidiary of such person within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”); and “Liens” means all mortgages, liens, claims, charges, security interests, easements, restrictive covenants, rights-of-way, leases, purchase agreements, options and other encumbrances.

(c) Capital Structure. The authorized capital stock of the Company consists of: 35,000,000 Shares; 1,000,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share; and 4,000,000 shares of undesignated Preferred Stock, par value $0.001 per share. As of the date hereof: (i) 10,306,564 Shares are issued and outstanding; (ii) 831,172 Shares are held by the Company as treasury shares; (iii) 2,093,904 Shares are subject to issuance pursuant to outstanding Company Options; (iv) no shares of Series A Junior Participating Preferred Stock are issued or outstanding; and (v) no shares of undesignated Preferred Stock are issued, reserved for issuance or outstanding. Except as set forth above, no shares of capital stock of the Company are issued, reserved for issuance or outstanding, except for Shares referred to in clause (iii) above which may be issued upon exercise of the outstanding Company Options. All outstanding Shares are, and all Shares which may be issued pursuant to the outstanding Company Options will, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted such Company Options that are currently outstanding and the form of all stock option agreements evidencing such Company Options. All of the Shares, all outstanding Company Options and all outstanding shares of capital stock of each Subsidiary of the Company have been issued or granted, as the case may be, in compliance with (i) all applicable securities laws and other applicable Laws (as defined below) and (ii) all requirements set forth in applicable contracts. For the purposes of this Agreement, “Laws” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, order, judgment, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 4.1(d) hereof). Except for the Shares and the Company Options, there are not any bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except for the Company Rights and as set forth above, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Subsidiary is a party or by which any of them is bound obligating the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any Subsidiary to repurchase, redeem or otherwise acquire or dispose of any shares of capital stock of the Company or any Subsidiary or any securities of the type described in the two immediately preceding sentences. The Company Rights and the Shares constitute the only classes of securities of the Company or its Subsidiaries registered or required to be registered under the Exchange Act.

(d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval (as defined below), if required in connection with the consummation of the Merger, to consummate the transactions contemplated by this Agreement. Unless the provisions of Section 253 of the DGCL are applicable, approval of the Merger requires the affirmative vote of the holders of a majority of the votes cast by the holders of Shares entitled to vote thereon (the “Company Stockholder Approval”), which approval is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve the Merger and this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, except for the Company Stockholder Approval in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Merger Subsidiary, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary under, (i) the certificate of incorporation or bylaws of the Company or the comparable charter or organizational documents of any Subsidiary, (ii) except for those consents listed in Schedule 4.1(d), any loan or credit agreement, note, bond, mortgage, indenture, lien, lease or any other contract, agreement, instrument, permit, commitment, concession, franchise or license applicable to the Company or any Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary or their respective properties or assets other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights, losses or Liens that could not reasonably be expected to have a Material Adverse Effect. No consent, approval, franchise, order, license, permit, waiver or authorization of, or registration, declaration or filing with or exemption, notice, application, or certification by or to (collectively, “Consents”) any federal, state or local government or any arbitral panel or any court, tribunal, administrative or regulatory agency or commission or other governmental authority, department, bureau, commission or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the required consents listed in Schedule 4.1(d), (ii) the filing of the documents referred to in Sections 1.7 and 1.8 hereof in accordance with the DGCL and similar documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) compliance with any applicable requirements of the Exchange Act, the Securities Act, the Nasdaq Stock Market and state securities or “blue sky” laws, (iv) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (v) such other Consents as to which the failure to obtain or make would not reasonably be expected to (A) materially and adversely affect the properties or assets of the Company or (B) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the performance by the Company of its obligations hereunder.

(e) SEC Documents; Financial Statements; No Undisclosed Liabilities.

(i) The Company has filed, and delivered to Parent, true and complete copies of all reports, schedules, forms, statements, exhibits and other documents filed by the Company with the SEC since January 1, 2000 (the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), or the Exchange Act, as the case may be, applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent superceded or amended by a subsequent filing with the SEC filed prior to the date hereof.

(ii) The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (“GAAP”) (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(iii) Except as set forth in the SEC Documents or in Schedule 4.1(e) or for liabilities incurred in connection with this Agreement and the transactions contemplated hereby, neither the Company nor any Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice as reflected on the consolidated balance sheet of the Company dated as of June 30, 2003.

(iv) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(v) Since January 1, 2000, neither the Company nor any Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices, except for (A) any complaint, allegation, assertion or claim as has been resolved without any resulting change to the Company’s accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls and (B) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of the Company’s financial statements and periodic reports. No attorney representing the Company or any Subsidiary, whether or not employed by the Company or such Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(vi) To the knowledge of the Company, no employee of the Company or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company nor any Subsidiary nor any officer, employee, contractor, subcontractor or agent of the Company or any Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(f) Affiliate Agreements. Each officer and director of the Company has executed an Affiliate Agreement in substantially the form attached hereto as Exhibit B.

(g) Licenses, Approvals, etc. Each of the Company and its Subsidiaries possesses or has been granted all registrations, filings, applications, certifications, notices, consents, licenses, permits, approvals, certificates, franchises, orders, qualifications, authorizations and waivers of any Governmental Entity (federal, state and local) necessary to entitle it to conduct its business in the manner in which it is presently being conducted (the “Licenses”), except as set forth in Schedule 4.1(g) and except those Licenses whose failure to possess or have granted could not reasonably be expected to cause the Company or any Subsidiary to lose any material benefit or incur any material liability. No complaint, claim, prosecution, indictment, action, suit, arbitration, investigation or proceeding by or before any Governmental Entity or arbitrator or mediator (an “Action”) is pending or, to the knowledge of the Company, threatened, seeking the revocation or limitation of any of the Licenses.

(h) Real Properties.

(i) Neither the Company nor any Subsidiary owns any real property in fee.

(ii) Schedule 4.1(h) lists all real property (including all land and buildings) which is leased by the Company or any Subsidiary as lessee or sublessee (the “Leased Real Estate”). The Company is in compliance in all material respects with all obligations on its part to be performed or observed under each lease relating to Leased Real Estate and is not aware of the failure by any other party to such leases to comply in all material respects with all of its obligations and the Company has not received any written notice of a default (which has not been cured), offset or counterclaim under any such lease.

(i) Tangible Personal Property. Except as disclosed in Schedule 4.1(i), the Company and its Subsidiaries (1) have good and valid title to all the tangible personal property material to the conduct of the business of the Company and its Subsidiaries, as presently conducted (the “Business”), and reflected in the latest audited financial statements included in the SEC Documents as being owned by the Company and its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Liens except (A) statutory Liens securing payments not yet due and (B) such imperfections or irregularities of title or Liens as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (2) are collectively the lessee of all tangible personal property material to the Business and reflected as leased in the latest audited financial statements included in the SEC Documents (or on the books and records of the Company as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without material default thereunder by the lessee or, to the knowledge of the Company, the lessor.

(j) Intellectual Property.

(i) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(A) “Intellectual Property” shall mean any or all of the following: (a) works of authorship, including without limitation, computer programs, algorithms, routines, source code and executable code, whether embodied in firmware, software or otherwise, documentation, designs, files, records and data (“Software”); (b) inventions (whether or not patentable), improvements, and technology; (c) proprietary and confidential information, including technical data, customer and supplier lists and data, trade secrets, show-how, know-how and techniques; (d) databases, data compilations and collections and technical data; (e) tools, methods, processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware and Software development tools; (f) registration rights in World Wide Web (“WWW”)addresses, uniform resource locators and domain names; and (g) all instantiations of the foregoing in any form and embodied in any media.

(B) “Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States and foreign patents (if any) and utility models and applications therefor, and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including without limitation, invention disclosures (“Patents”); (b) all trade secrets and other rights in privacy, data, know-how and confidential or proprietary information; (c) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all rights in WWW addresses, uniform resource locators and domain names and applications and registrations therefor (“Internet Properties”); (f) all rights in all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); and (g) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(C) “IP Licenses” means all the contracts, licenses and agreements to which the Company or any Subsidiary is a party with respect to any Intellectual Property or Intellectual Property Rights licensed to or by, or created for or by, the Company or any Subsidiary.

(D) “Company Intellectual Property” shall mean any Intellectual Property and Intellectual Property Rights, including the Company Registered Intellectual Property Rights (as defined below), that are owned by, or exclusively licensed to, the Company or any Subsidiary.

(E) “Company Products” shall mean any product, software or service offering of the Company or any Subsidiary.

(F) “Registered Intellectual Property Rights” shall mean all United States, international and foreign: (a) Patents, including applications therefor; (b) registered Trademarks, applications to register Trademarks, including intent-to-use applications, other registrations or applications related to Trademarks; (c) registrations of, and applications for the use of, Internet Properties; (d) Copyrights registrations and applications to register Copyrights; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public legal authority or Governmental Entity at any time.

(G) “Exploited” shall mean, with regard to any particular Intellectual Property of Intellectual Property Rights, to have exercised the rights (as applicable) to copy; distribute by rental, lease or lending; display; perform; make; use; sell; offer for sale; import; have a third party do any of the above; assign; transfer or convey the particular Intellectual Property of Intellectual Property Right(s).

(ii) Schedule 4.1(j) lists:

(A) all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company or any Subsidiary (the “Company Registered Intellectual Property Rights”);

(B) any proceedings or actions pending as of the date hereof before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property; and

(C) all Company Products which are currently, or are currently planned or contemplated to be, or have been within the previous three (3) years, offered for sale in commerce and/or supported by Company and its Subsidiaries, or any distributors or resellers of the Company and its Subsidiaries (the “Current Company Products”).

(iii) To the knowledge of the Company, each item of Company Registered Intellectual Property Right is currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and is valid and subsisting. All necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark, Internet, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of applying for, perfecting, prosecuting and maintaining such Company Registered Intellectual Property Rights.

(iv) To the knowledge of the Company, the Company’s and the Subsidiaries’ activities, including use or distribution of any data, information, content or other works (including data, information content or works belonging to third parties) do not, have not, and following the Transactions will not when conducted in substantially the same manner by the Parent: (i) infringe or violate the rights (including Intellectual Property Rights or rights under contract or policy) of any person or (ii) violate any law or regulation of any country or jurisdiction; and neither the Company nor any Subsidiary has received any notice of any infringement or violation with respect thereto.

(v) In each case in which any person other than the Company or any Subsidiary has created any Intellectual Property for the Company or any Subsidiary that is either Company Registered Intellectual Property or that is or has ever been Exploited in the creation, sale, support or use of any Current Company Products, the Company or such Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or such Subsidiary. To the extent that any third party has assigned a Registered Intellectual Property Right to the Company or any Subsidiary, and the Registered Intellectual Property Right is a Company Registered Intellectual Property Right as of the date hereof, the Company or such Subsidiary has recorded each such assignment with the relevant Governmental Entity. In each case in which the Company or any Subsidiary has acquired any Company Intellectual Property from any person, the Company or such Subsidiary has: (a) obtained a valid license or assignment sufficient to transfer all necessary rights in and to such Company Intellectual Property to the Company or such Subsidiary; and (b) to the maximum extent provided for by, and in accordance with, applicable laws and regulations, recorded each such assignment of all rights in a Registered Intellectual Property Right assigned to the Company or each such Subsidiary with the PTO, the United States Copyright Office or equivalent authorities outside the United States.

(vi) Neither the Company nor any Subsidiary has any knowledge of any facts or circumstances that would render any Company Intellectual Property that is either Company Registered Intellectual Property or that is or has ever been Exploited in the creation, sale, support or use of any Current Company Products invalid or unenforceable, nor has the Company or any Subsidiary taken, or failed to take, any action in the application for or prosecution of any Company Registered Intellectual Property that would render such Company Registered Intellectual Property invalid or unenforceable.

(vii) Each item of Company Intellectual Property that is either Company Registered Intellectual Property or that is or has ever been Exploited in the creation, sale, support or use of any Current Company Products is free and clear of any liens or encumbrances except as disclosed in Schedule 4.1(j).

(viii) The Company and its Subsidiaries are the exclusive owner or exclusive licensee of all Company Intellectual Property.

(ix) Neither the Company nor any Subsidiary have (i) transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Right that is or was Company Intellectual Property that is either Company Registered Intellectual Property or that is or has ever been Exploited in the creation, sale, support or use of any Current Company Products, to any other person, or (ii) permitted Company’s or such Subsidiary’s rights in such Company Intellectual Property to lapse or enter the public domain.

(x) The Company Intellectual Property and the IP Licenses constitute all the Intellectual Property and Intellectual Property Rights used in or necessary to the conduct of the business of the Company and its Subsidiaries as it currently is conducted, and as it is currently planned or contemplated to be conducted by the Company and its Subsidiaries, including, without limitation, the operation, design, development, use, import, distribution, support, license and sale of Company Products.

(xi) The Company and its Subsidiaries have the right to use, pursuant to valid licenses, all data (including personal data of third parties), all software development tools, library functions, operating systems, data bases, compilers and all other third-party Software that are used in the operation of the

Company and its Subsidiaries or that are required to create, modify, compile, operate or support any software that is Company Intellectual Property or is incorporated into any Company Product.

(xii) No open source or public library software, including without limitation, any version of any software licensed pursuant to any GNU public license, was used in the development or modification of any software that is or was Company Intellectual Property or is incorporated into any Company Product, except as would not materially impair the value of such Company Product.

(xiii) Neither the Company nor any Subsidiary has received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company or such Subsidiary infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).

(xiv) No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any Subsidiary or may affect the validity, use or enforceability of such Company Intellectual Property.

(xv) The Company shall provide to Parent, within a reasonable period of time prior to Closing, full and legible copies of: (a) all inbound IP Licenses relating to Intellectual Property Rights that are required to create, modify, compile, operate, test or support any Company Product or that are incorporated into any Company Product (other than standard off-the-shelf license agreements that relate to software used by the Company in its ordinary course of business solely for internal purposes), and (b) all material outbound IP Licenses.

(xvi) To the knowledge of the Company:

(A) all IP Licenses are in full force and effect;

(B) neither the Company nor any Subsidiary is in breach of nor has the Company or any Subsidiary failed to perform under, and neither the Company nor any Subsidiary has received any notice of any breach or failure to perform under, any of the IP Licenses and, to the Company’s knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder;

(C) the consummation of the Transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any IP Licenses or entitle the other party or parties to such IP Licenses to terminate such IP Licenses;

(D) under the terms of the IP Licenses, following the Effective Date, both the Parent and the Surviving Corporation will be permitted to exercise all of Company’s and its Subsidiaries’ rights under the IP Licenses to the same extent Company and its Subsidiaries would have been able to had the Transactions contemplated by this Agreement not occurred and without the payment of any material additional amounts or consideration other than ongoing fees, royalties or payments which Company or such subsidiary would otherwise be required to pay; and

(E) neither the Transactions nor any merger of the Surviving Company with the Parent, will result in any third party being granted any rights to any Company Intellectual Property Rights that are in addition to, or greater than, such third party currently has under such IP Licenses, including any access to or release of any source code owned by or licensed to the Company or any Subsidiary.

(xvii) To the knowledge of the Company, there are no contracts, licenses or agreements between the Company or any Subsidiary and any other person with respect to Company Intellectual Property under which there is any dispute the result of which could be material to the Company or the Surviving Corporation regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company or such Subsidiary thereunder.

(xviii) To the knowledge of the Company, no person is infringing or misappropriating any Company Intellectual Property Right.

(xix) The Company and the Subsidiaries have taken all steps that are reasonably required to protect the Company’s and the Subsidiaries’ rights in confidential information and trade secrets of the Company and the Subsidiaries or provided by any other person to the Company or any Subsidiary.

(xx) Neither this Agreement nor the Transactions contemplated by this Agreement, including the assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which the Company or any Subsidiary is a party, will result in (i) either Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any Intellectual Property or Intellectual Property Right owned by, or licensed to, either of them, (ii) either the Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either the Parent’s or the Surviving Corporation’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Surviving Corporation, respectively, prior to the Closing.

(k) Environmental Compliance. The assets and operations of the Company and its Subsidiaries are in compliance with applicable Environmental Laws (as defined herein), except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have obtained, and are in compliance with all Licenses necessary under any Environmental Law for the conduct of the Business in the manner currently conducted, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary nor any of their respective assets or operations has received or is subject to any outstanding order, decree, judgment, complaint, agreement, claim, citation, notice or proceeding indicating that the Company or any Subsidiary is or may be liable for a violation of any Environmental Law which liability could reasonably be expected to have a Material Adverse Effect, nor, to the knowledge of the Company, has any such order, decree, judgment, complaint, claim, citation, notice or proceeding been threatened. As used herein, “Environmental Law” means any law, regulation, decree, judgment, permit or authorization relating to works or public safety and the indoor and outdoor environment, including, without limitation, pollution, contamination, clean-up, regulation and protection of air, water or soils in the indoor or outdoor environment.

(l) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed prior to the date hereof or in Schedule 4.1(l), since September 30, 2002, the Company and its Subsidiaries have conducted the Business only in the ordinary course consistent with past practice, and there has not been: (i) other than any event relating to the economy or securities markets in general, any event, occurrence or development of a state of circumstances which has had or could reasonably be expected to have a Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any Subsidiary or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of the Company’s or any Subsidiaries’ capital stock; (iv) any granting by the Company or any Subsidiary of any increase in compensation or fringe benefits or any payment by the Company or any Subsidiary of any bonus, or any granting by the Company or any Subsidiary of any increase in severance or termination pay or any entry by the Company or any Subsidiary into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby; (v) entry by the Company or any Subsidiary into (x) any licensing or other contract relating to the use, acquisition or disposition of any Intellectual Property other than (1) end-user licenses of commercially available software applications for internal use by the Company in the ordinary course of business consistent with past practice, and (2) commercial licenses of the Company’s software in the ordinary course of business consistent with past practice, or (y) any amendment or consent with respect to any material licensing or other contract relating to the use, acquisition or disposition of any Intellectual Property; (vi) any change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (vii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business consistent with past practice; (viii) entry by the Company or any Subsidiary into any contract filed or required to be filed by the Company with the SEC and not so filed; (ix) any negotiation or agreement by the Company or any Subsidiary to do any of the things described in the preceding clauses (i) through (viii).

(m) Litigation. Except as disclosed in Schedule 4.1(m), there is no Action or proceeding pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary or, to the knowledge of the Company, any of their respective officers or directors. There is not any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator or mediator outstanding against or affecting the Company or any Subsidiary or any of their respective officers or directors which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no Governmental Entity has at any time within the past three years challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted. The Company has provided to Parent true, correct and complete copies of all complaints regarding the litigation referred to in Schedule 4.1(m) and has made available to Parent true, correct and complete copies of all pleadings, motions and written correspondence regarding the litigation referred to in Schedule 4.1(m).

(n) Compliance with Laws. Except as set forth in Schedule 4.1(n), the conduct by the Company and its Subsidiaries of the Business is and has been in compliance with all Laws applicable thereto, except for violations or failures so to comply, if any, that could not, individually or in the aggregate, reasonably be expected to cause the Company or any Subsidiary to lose any material benefit or incur any material liability. The Company has not received any notice or other communications relating to any alleged violation of any Law, or of any investigation with respect thereto, applicable to the Company or any Subsidiary which has not been satisfactorily addressed except for violations, if any, that could not reasonably be expected to give rise to material fines or other material civil penalties or any criminal liability whatsoever.

(o) Benefit Plans; ERISA Compliance.

(i) Schedule 4.1(o) contains a list of all collective bargaining agreements or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, death benefit, hospitalization, medical, worker’s compensation, disability, supplementary unemployment benefits, or other plan, arrangement or understanding (whether or not legally binding) or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of the Company or any of its ERISA Affiliates (as defined below) or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by the Company or any of its ERISA Affiliates (collectively, “Benefit Plans”), including “employee pension benefit plans” (defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “employee welfare benefit plans”(defined in Section 3(l) of ERISA) and all other “employee benefit plans” (as defined in Section 3(3) of ERISA). With respect to each Benefit Plan, on or prior to the Acceptance Date, the Company shall have delivered or made available to Parent a true, correct and complete copy of: (A) each writing constituting a part of such Benefit Plan, including without limitation all plan documents, benefit schedules, trust agreements, administrative service agreements (including group annuity contracts, group insurance contracts and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Benefit Plan) and insurance contracts and other funding vehicles; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (C) the current summary plan description, if any, together with the summary of material modifications thereto, of any required under ERISA; (D) the most recent annual financial report, if any; (E) the most recent determination, opinion, notification or advisory letter from the United States Internal Revenue Service, if any; (F) the most recent annual actuarial valuations, if any; (G) if the Benefit Plan is funded, the most recent annual and periodic accounting of Benefit Plan assets; (H) all communications material to any current of former employee, officer, director or independent contractor relating to any Benefit Plan and any proposed Benefit Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (I) the three (3) most recent plan years discrimination tests for each Benefit Plan; and (J) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Benefit Plan.

(ii) Except as set forth in Schedule 4.1(o)(ii), the Company and its Subsidiaries have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and all laws and regulations applicable to the Benefit Plans. All contributions required to be made to any Benefit Plan by applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have, to the extent required by applicable Laws, been fully reflected in the Company SEC Documents. Each Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Benefit Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Benefit Plan. There are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Benefit Plan or against the assets of any Benefit Plan. Except as identified on Schedule 4.1(o)(ii), each Benefit Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the Parent, Company or any of its ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any ERISA Affiliates, threatened by the IRS or Department of Labor with respect to any Benefit Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(iii) No Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. None of the Company nor its ERISA Affiliates has at any time contributed to or been obligated to contribute to any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or any plan with two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as defined below) that would be a material liability of the Company or any Subsidiary following the Closing. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. “Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA,

(ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Benefit Plans.

(iv) Except as set forth in the SEC Documents or Schedule 4.1(o), neither the Company nor any of its ERISA Affiliates has any current or prospective liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its ERISA Affiliates.

(v) Except as set forth in Schedule 4.1(o)(v), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan (other than pursuant to the Option Plans as referenced in Section 2.4 hereof), trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, officer, director or independent contractor. Except as set forth in Schedule 4.1(o)(v), no payment or benefit which will or may be made by the Company or its ERISA Affiliates with respect to any current or former employee, officer, director or independent contractor or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(vi) Each Benefit Plan that has been adopted or maintained by the Company or its ERISA Affiliates, whether informally or formally, with respect to which the Company or its ERISA Affiliates will or may have any material liability, for the benefit of employees, officers, directors, or independent contractors of the Company or its ERISA Affiliates who perform services outside the United States (each an “International Employee Plan”) has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by Law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

(p) Taxes. As used in this Agreement, “tax” or “taxes” shall include all federal, state and local income, property, sales, excise and other taxes, tariffs or governmental charges or assessments of any nature whatsoever as well as any interest, penalties and additions thereto. Except as disclosed in Schedule 4.1(p):

(i) The Company and its Subsidiaries have timely filed all income tax returns, statements, reports and forms and all other material tax returns (collectively, “Returns”) required to be filed with any tax authority and in accordance with all applicable Laws. All such Returns are correct and complete in all material respects. All material taxes owed by the Company and its Subsidiaries (whether or not shown on any tax return) have been paid. There are no material Liens on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any tax.

(ii) The Company and its Subsidiaries have withheld and timely paid all material taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii) No dispute or claim concerning any material tax liability of the Company or any Subsidiary has been proposed or claimed in writing by any authority, nor, to the knowledge of the Company, has any such dispute or claim been threatened.

(q) Material Contracts.

(i) Schedule 4.1(q) sets forth a complete and accurate list of all written or oral contracts, agreements, notes, bonds, indentures, mortgages, guarantees, options, leases, licenses, sales and purchase orders, warranties, commitments and other instruments of any kind (each a “Contract”), to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is otherwise bound, as follows (each a “Material Contract” and, collectively, the “Material Contracts”):

(A) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(B) each customer Contract in effect on the date of this Agreement under which the Company and the Subsidiaries received, in the aggregate, $250,000 or more in the twelve (12) month period ended September 30, 2003;

(C) each Contract of the Company or any Subsidiary pursuant to which the Company and the Subsidiaries paid (or was purportedly obligated to pay), in the aggregate, $500,000 or more in the twelve (12) month period ended September 30, 2003 or that requires payment by the Company or any Subsidiary after September 30, 2003 of $500,000 or more;

(D) each Contract for distribution of the products of the Company or any Subsidiary through distributors or other channels for resale or license to, or use by, end users;

(E) each Contract of the Company or any Subsidiary relating to, and evidences of, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000 (excluding any equipment leases involving aggregate annual payments of less than $500,000 per lease);

(F) each Contract relating to any legal entity in the nature of a partnership, limited liability company, or joint venture, in which the Company owns voting rights, or any material strategic alliance; and

(G) any Contract not otherwise covered by clauses (A) through (F) above under which the consequences of a default could reasonably be expected to have a Material Adverse Effect on the Company.

(ii) Each Material Contract is a legal, valid and binding obligation of the Company or a Subsidiary and, to the Company’s knowledge, each other person who is a party thereto, enforceable against the Company or such Subsidiary and to the Company’s knowledge, each such other person in accordance with its terms; (ii) neither the Company or any Subsidiary nor, to the Company’s knowledge, any other party thereto is in material default under any Material Contract; and (iii) neither the Company nor any Subsidiary is a party to any Material Contract that, to the Company’s knowledge, the Company or such Subsidiary does not have the present ability to fully perform.

(r) Insurance. The Company and its Subsidiaries are covered by the insurance policies listed in Schedule 4.1(r). Except as set forth in Schedule 4.1(r), all such policies are in full force and effect, all premiums due thereon have been paid and the Company has complied with the provisions of such policies. Except as set forth in Schedule 4.1(r), the Company has not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Company under or in connection with any of its extant insurance policies. The Company has not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company and its Subsidiaries that there will be a cancellation or non-renewal of existing policies or binders.

(s) State Takeover Statutes. The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the Company Voting Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Voting Agreements. To the Company’s knowledge, no other “fair practice,” “moratorium,” “control share acquisition,” “business combination,” or other state takeover statute or similar statute or regulation applies to the Company, the Parent, the Merger Subsidiary, the Merger, this Agreement or the Company Voting Agreements.

(t) Brokers. The Company Board has received the opinion of Bryant Park Capital, Inc. (the “Company Financial Advisor”), a written copy of which will be provided to Parent as soon as practicable after the date hereof, that the Offer Price and the Merger Consideration are fair to the holders of the Shares (other than Parent and its affiliates) from a financial point of view, and such opinion has not been withdrawn or materially adversely modified as of the date of this Agreement. True and complete copies of all agreements between the Company and the Company Financial Advisor relating to the transactions contemplated by this Agreement have been provided to Parent. Other than the Company Financial Advisor, no broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Subsidiary.

(u) Employment Matters. (i) To the Company’s knowledge, each of the Company the Subsidiaries: (A) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to current or former employee, officer, director or independent contractor; (B) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to current or former employee, officer, director or independent contractor; (C) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (D) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth in Schedule 4.1(u), there are no pending, or to the knowledge of the Company, threatened or reasonably anticipated, claims or actions against the Company under any worker’s compensation policy or long-term disability policy.

(ii) No work stoppage or labor strike against the Company is pending, or to the knowledge of the Company, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any employees of the Company or any Subsidiary. Except as set forth in Schedule 4.1(u)(ii), there are no actions, suits, claims, labor arbitrations or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any current or former employee of the Company or any Subsidiary, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to current or former employees and no collective bargaining agreement is being negotiated by the Company.

(v) Restrictions on Business Activities. Other than this Agreement, there is no contract (noncompete or otherwise), commitment, judgment, injunction, order or decree binding upon the Company or any Subsidiary or to which the Company or any Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any Subsidiary, any acquisition of property by the Company or any Subsidiary or the conduct of business by the Company or any Subsidiary as currently conducted. Without limiting the foregoing, except as set forth in Schedule 4.1(v), neither the Company nor any Subsidiary has entered into any contract under which it is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

(w) Interested Party Transactions. Except as set forth in Schedule 4.1(w), no officer or director of the Company (nor, to the knowledge of the Company, any spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any Subsidiary, any goods or services, or (iii) any interest in any entity that makes loans to or guaranties on behalf of, or borrows or seeks guaranties from, the Company or any Subsidiary, (iv) a beneficial interest in any Contract to which the Company or any Subsidiary is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 4.1(w).

(x) Company Rights Agreement. The Company has amended the Company Rights Agreement (a copy of which such amendment has been provided to Parent prior to the date hereof) so that the entering into of this Agreement and the Company Voting Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not on the date hereof or as the result of the passage of time (i) result in any person being deemed to be an “Acquiring Person” (as defined in the Company Rights Agreement); (ii) result in the ability of any person to exercise any Company Rights under the Company Rights Agreement; (iii) enable or require the Company Rights to separate from the Shares to which they are attached or to be triggered or become exercisable; or (iv) enable the Company to exchange any Company Rights for Shares, pursuant to Section 24 of the Company Rights Agreement or otherwise. No “Distribution Date,” “Section 11(a)(ii) Event” or “Section 13 Event” (as such terms are defined in the Company Rights Agreement) has occurred or will occur as a result of the entering into of this Agreement and the Company Voting Agreements. Copies of the Company Rights Agreement, and all amendments thereto, have previously been made available to Parent.

      SECTION 4.2 Representations and Warranties of Parent and Merger Subsidiary. Parent and Merger Subsidiary represent and warrant to the Company, subject to the exceptions and qualifications set forth in the application subsection of the Schedules, as follows:

(a) Organization, Standing and Corporate Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its respective state of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Parent and Merger Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Parent Material Adverse Effect.

For purposes of this Agreement, the term “Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (i) that is, or is reasonably likely to be, materially adverse to the value, condition (financial or otherwise), business or results of operations of Parent and its subsidiaries, taken as a whole, or (ii) that will, or is reasonably likely to, impair the ability of any party hereto to perform its obligations under this Agreement or prevent or materially delay consummation of any of the transactions contemplated by this Agreement; provided, however, that in the case of clause (i), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any change in the market price or trading volume of Parent’s stock after the date hereof, provided that this clause (a) shall not exclude any underlying effect which may have caused such change in stock price or trading volume; or (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the software industry or the U.S. economy as a whole that is not unique to Parent and that does not disproportionately affect Parent.

(b) Authority; Noncontravention. Parent and Merger Subsidiary have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and, assuming this Agreement constitutes a valid and binding agreement of the Company, constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Subsidiary under, (i) the certificate of incorporation or bylaws Parent or the comparable charter or organizational documents of Merger Subsidiary, (ii) except as set forth in Schedule 4.2(b), any loan or credit agreement, note, bond, mortgage, indenture, lease or any other contract, agreement, instrument, permit, concession, franchise or license applicable to Parent or Merger Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law applicable to Parent or Merger Subsidiary. Other than those Consents referred to in the Schedules on the part of the Company, no Consent of any Governmental Entity is required by or with respect to Parent, Merger Subsidiary or any other subsidiary of Parent in connection with the execution and delivery of this Agreement or the consummation by Parent or Merger Subsidiary, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of the documents referred to in Sections 1.7 and 1.8 hereof in accordance with the DGCL and similar documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the Exchange Act and (iii) the filing of a premerger notification and report form under the HSR Act.

(c) Capital Structure. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 5,000,000 shares of Preferred Stock, $0.01 par value per share (“Parent Preferred Stock”). As of the date hereof, (i) 32,979,032 shares of Parent Common Stock are issued and outstanding, (ii) 6,127,416 shares of Parent Common Stock are subject to issuance pursuant to outstanding stock options issued under Parent’s equity compensation plans, (iii) 98,000 shares of Parent Common Stock are subject to issuance pursuant to outstanding warrants exercisable on or before March 13, 2004 at exercise price of $4.21 per share, (iv) 18,000 shares of Parent Common Stock are subject to issuance pursuant to outstanding warrants exercisable on or before December 31, 2004 at exercise price of $3.19 per share, and (v) no shares of Parent Preferred Stock were issued or outstanding. Except as set forth above, no shares of capital stock of Parent are issued, reserved for issuance or outstanding, except for shares of Parent Common Stock referred to in clause (ii) above which may be issued upon exercise of the outstanding options to acquire Parent Common Stock. All outstanding shares of capital stock of Parent are, all shares which may be issued pursuant to the outstanding options to acquire Parent Common Stock and all shares of Parent Common Stock to be issued pursuant to the Offer or the Merger will, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness or securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth above, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any Subsidiary is a party or by which any of them is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating Parent to repurchase, redeem or otherwise acquire or dispose of any shares of capital stock of Parent or any securities of the type described in the two immediately preceding sentences.

(d) SEC Documents; Financial Statements; No Undisclosed Liabilities.

(i) Parent has filed, and delivered to the Company, true and complete copies of all reports, schedules, forms, statements, exhibits and other documents filed by Parent with the SEC since January 1, 2000 (the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) The financial statements of Parent included in the Parent SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(iii) Except as set forth in the Parent SEC Documents or for liabilities incurred in connection this Agreement and the transactions contemplated hereby, neither Parent nor any Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2003 or which could not reasonably be expected to have a Parent Material Adverse Effect.

(iv) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(v) Since January 1, 2000, neither Parent nor, to Parent’s knowledge, any director, officer, employee, auditor, accountant or representative of Parent has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices, except for (A) any complaint, allegation, assertion or claim as has been resolved without any resulting change to Parent’s accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls and (B) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of the Company’s financial statements and periodic reports. No attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent or any committee thereof or to any director or officer of Parent.

(vi) To the knowledge of Parent, no employee of Parent has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law. Neither Parent nor any officer, employee, contractor, subcontractor or agent of Parent has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(e) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents, since December 31, 2002, Parent and its subsidiaries have conducted the Parent Business only in the ordinary course consistent with past practice, and there has not been, other than any event relating to the economy or securities markets in general, any event, occurrence or development of a state of circumstances which has had or could reasonably be expected to have a Parent Material Adverse Effect.

(f) Intellectual Property. To the knowledge as of the date hereof of Parent, the products, services and operations of Parent do not infringe or misappropriate the Intellectual Property Rights of any third party where such infringement or misappropriation, individually or in the aggregate, would be reasonably expected to have a material adverse effect on any material division or business unit or other material operating group of product or service offerings of Parent or otherwise have a Parent Material Adverse Effect. The Merger will not result in the termination or breach of any contract to which Parent is a party, which termination or breach would reasonably be expected to have a material adverse effect on any material division or business unit or other material operating group of product or service offerings of Parent or otherwise have a Parent Material Adverse Effect.

(g) Litigation. There is no Action or proceeding pending or, to the knowledge of Parent, threatened, against or affecting Parent or any of its subsidiaries or any of their respective officers or directors which could, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There is not any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator or mediator outstanding against or affecting Parent or any of it subsidiaries or any of their respective officers or directors which could, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent, no Governmental Entity has at any time within the past three years challenged or questioned the legal right of Parent to conduct its operations as presently or previously conducted.

(h) Compliance with Laws. The conduct by Parent and its subsidiaries of the business of Parent is and has been in compliance with all Laws applicable thereto, except for violations or failures so to comply, if any, that could not, individually or in the aggregate, reasonably be expected to cause Parent or any of its subsidiaries to lose any material benefit or incur any material liability. Parent has not received any notice or other communications relating to any alleged violation of any Law, or of any investigation with respect thereto, applicable to Parent or any of its subsidiaries which has not been satisfactorily addressed except for violations, if any, that could not reasonably be expected to give rise to material fines or other material civil penalties or any criminal liability whatsoever.

(i) Taxes. (i) Parent and its subsidiaries have timely filed all Returns required to be filed with any tax authority and in accordance with all applicable Laws. All such Returns are correct and complete in all material respects. All material taxes owed by Parent and its subsidiaries (whether or not shown on any Return) have been paid. There are no material Liens on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any tax.

(ii) Parent and its subsidiaries have withheld and timely paid all material taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii) No dispute or claim concerning any material tax liability of Parent or any subsidiary has been proposed or claimed in writing by any authority, nor, to the knowledge of Parent, has any such dispute or claim been threatened.

(j) Brokers. Other than First Albany Corporation, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Subsidiary.

(k) Financing. Parent will have available sufficient financing and provide or cause to be provided to Merger Subsidiary the funds necessary to consummate the Merger in accordance with the terms of this Agreement.

ARTICLE V

COVENANTS OF THE COMPANY

      The Company agrees that:

      SECTION 5.1 Conduct of Business. During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, the Company shall, and shall cause its Subsidiaries to, carry on their business in the ordinary course of business in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees (as a group) and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, except as is strictly necessary to perform its specific obligations hereunder, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written approval of Parent:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned subsidiary of the Company to its parent, (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or repurchases from employees following their termination pursuant to the terms of preexisting agreements at prices not exceeding fair market value on the date of such repurchase;

(b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options, including Company Options, to acquire, any such shares, voting securities or convertible securities (other than (i) the issuance of a customary number of Company Options consistent with past practice to any new non-executive employee who commences employment with the Company after the date hereof but prior to the Effective Time or (ii) the issuance of Shares upon the exercise of Company Options outstanding as of the date hereof);

(c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(d) mortgage or otherwise encumber or subject to any material Lien or, except in the ordinary course of business consistent with past practice and pursuant to existing contracts or commitments, sell, lease, license, transfer or otherwise dispose of any material properties or assets;

(e) incur, assume, guarantee or become obligated with respect to any material indebtedness in excess of $100,000 individually or $200,000 in the aggregate, or incur, assume, guarantee or become obligated with respect to any other material obligations other than in the ordinary course of business and consistent with past practice;

(f) make or agree to make any new capital expenditures or acquisitions of assets or property or other acquisitions or commitments in excess of $100,000 individually or $200,000 in the aggregate or otherwise acquire or agree to acquire any material assets or property other than in the ordinary course and consistent with past practice;

(g) make any material tax election or take any material tax position (unless required by law) or change its fiscal year or accounting methods, policies or practices (except as required by changes in GAAP) or settle or compromise any material income tax liability;

(h) make any loan, advance or capital contributions to or investment in any person other than in the ordinary course of business consistent with past practice, but in no event in the amount of more than $100,000 for any one transaction or $200,000 in the aggregate, and other than investments in cash equivalents made in the ordinary course of business consistent with past practice;

(i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction thereof, in the ordinary course of business consistent with past practice and in accordance with their terms, modify, amend or terminate any material contract or agreement to which it is a party, or release or waive any material rights or claims, or subject to the fiduciary duties of the Company Board, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Subsidiary is a party;

(j) (i) grant to any current or former director, officer or employee of the Company or any Subsidiary any increase in compensation (cash, equity or otherwise) or benefits (provided that the Company may increase the compensation of non-executive employees in the ordinary course of business consistent with past practice), (ii) grant to any such current or former director, officer, or employee any increase in severance or termination pay (cash, equity or otherwise) or adopt any new severance plan or amend or modify in any respect any severance plan, agreement or arrangement existing on the date hereof, (iii) except as may be required by applicable Law, adopt or amend any Benefit Plan or enter into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director, officer, or employee, or (iv) waive any stock repurchase right, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plan or authorize cash payments in exchange for any options granted under any such plans, except as provided in Section 2.4 of this Agreement;

(k) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future rights to the Company Intellectual Property other than non-exclusive licenses granted to end-users and non-exclusive distribution, reseller and similar commercial agreements entered into in the ordinary course of business and consistent with past practice; provided that in no event shall the Company (i) except as set forth in Schedule 5.1(k), license, or enter into a distribution, reseller or similar arrangement, on an exclusive basis, or sell, any Company Intellectual Property; or (ii) enter into any contract (v) providing for any site licenses, (w) containing pricing or discounting terms or provisions other than in the ordinary course of business consistent with past practice, (x) requiring the Company to use its “best efforts” or (y) limiting the right of the Company to engage in any line of business or to compete with any person;

(l) enter into any contract or commitment (i) requiring the Company to purchase a minimum amount of products or services with aggregate commitments over the life of all such contracts in excess of $250,000 individually or $500,000 in the aggregate, or (ii) except in the ordinary course of business consistent with past practice, requiring the Company to (x) provide a minimum amount of products or services with aggregate commitments over the life of such Contract in excess of $500,000, or (y) provide products or services at a later date at a fixed price;

(m) (i) take or agree or commit to take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; or

(n) authorize any of, or commit or agree to take any of, the foregoing actions.

      SECTION 5.2     Access to Information. From the date hereof until the Effective Time, the Company will give Parent, its counsel, financial advisors, auditors and other authorized representatives full access (during normal business hours and upon reasonable notice) to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, books and records of the Company and its Subsidiaries, will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial, operating and property related data and other information as such persons may reasonably request, and will instruct the Company’s and its Subsidiaries’ employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and its Subsidiaries.

      SECTION 5.3     No Solicitation.

      (a) The Company agrees that neither the Company nor any Subsidiary nor any of the respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any Subsidiary) of the Company or any Subsidiary shall, (i) initiate, continue, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any Subsidiary involving any person other than Parent or Merger Subsidiary (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or enter into any agreement or understanding with any other person or entity with the intent to effect any Acquisition Proposal. Notwithstanding the foregoing, prior to the Acceptance Date the Company may, in the event that a third party that has made (and not withdrawn) a bona fide Acquisition Proposal that the Company Board reasonably concludes in good faith (after consultation with its financial advisor) constitutes, or is likely to lead to, a Superior Proposal, (i) engage or participate in discussions or negotiations with such third party and/or (ii) furnish to such third party nonpublic information relating to Company or any Subsidiary pursuant to a confidentiality agreement with terms no less favorable to Company than those contained in the Confidentiality Agreement; provided, that in each case (x) neither Company nor any representative of Company and its Subsidiaries shall have violated any of the restrictions set forth in this Section 5.3, (y) the Company Board reasonably concludes in good faith, after consultation with its outside legal counsel, that in light of such Acquisition Proposal the failure to take such action would be reasonably expected to be a violation of the fiduciary obligations of the Company Board to the Company’s stockholders, and (z) contemporaneously with furnishing any such information to such person or group, the Company furnishes such information to Parent (to the extent such information has not been previously furnished by Company to Parent). The Company will take all necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.3. The Company will notify Parent promptly, orally and in writing (including the names of any party making, the principal terms of, and any written materials provided in connection with, any such proposal, request or inquiry), if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company. Immediately following the execution of this Agreement, the Company will request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such person by or on behalf of the Company. The Company will keep Parent fully and promptly informed of the status and details (including amendments or proposed amendments) of, and will promptly provide copies of any written materials provided in connection with, any such request, proposal or inquiry.

      For purposes of this Agreement, “Superior Proposal” means any bona fide Acquisition Proposal (1) to acquire, directly or indirectly, at least a majority of the Shares then outstanding, or all or substantially all of the assets of the Company, (2) that contains terms and conditions that the Board of Directors reasonably determines in good faith (after consultation with its financial advisor) to be more favorable from a financial point of view to the Company’s stockholders than the Offer and the Merger, (3) that the Company Board reasonably determines in its good faith judgment (after consultation with its financial advisor and its legal counsel) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal), (4) that does not contain a “right of first refusal” or “right of first offer” with respect to any counter-proposal that Parent might make prior to the Company entering into a definitive agreement relation to such Acquisition Proposal and after the termination of this Agreement in accordance in Section 9.1(d), and (5) that does not contain any “due diligence” condition and for which any financing upon which it is conditioned is committed.

      (b) Except as set forth in this Section 5.3(b), the Company Board shall not make a change in its recommendation that the stockholders of the Company accept the offer, tender their Shares thereunder to Merger Subsidiary and adopt this Agreement and the Merger (a “Change in the Company Recommendation”). Notwithstanding the foregoing, if the Company Board determines in its reasonable good faith judgment prior to the Acceptance Date, after consultation with outside legal counsel, that the failure to make a Change in the Company Recommendation would be a violation of its fiduciary duties to the Company’s stockholders, then the Company Board may make a Change in the Company Recommendation, but only (i) after providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (ii) if Parent does not, within two business days of Parent’s receipt of the Notice of Superior Proposal, make an offer that the Company Board determines in its good faith judgment (after consultation with its financial advisors) to be at least as favorable to the Company’s stockholders as such Superior Proposal.

      (c) Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Section 5.3 and the other provisions of this Agreement. Without limiting the foregoing proviso, the Company Board shall not effect a Change in the Company Recommendation unless specifically permitted pursuant to the terms of Section 5.3(b).

      SECTION 5.4     Fair Price Structure. If any “fair price,” “control share acquisition” or “moratorium” statute or other anti-takeover or similar statute or regulation or any state “blue sky” statute shall become applicable to the transactions contemplated hereby, the Company and the members of the Company Board shall use their best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

      SECTION 5.5     Company Rights Agreement. The Company Board shall take all further action (in addition to that referenced in Section 4.1(x)) to the extent necessary (including amending the Company Rights Agreement) in order to ensure that following or as a result of the Offer, or the execution of this Agreement or the Company Voting Agreements, or the consummation of the transactions contemplated hereby and thereby, (i) no person shall be deemed to be an Acquiring Person, (ii) no person shall have the ability to exercise any Company Rights under the Company Rights Agreement, (iii) no Company Rights shall have separated from the Shares to which they are attached or become exercisable and (iv) the Company shall not have the right to exchange any Company Rights for Shares, pursuant to Section 24 of the Company Rights Agreement or otherwise. Except in connection with the foregoing sentence, the Company Board shall not, prior to the earlier of the Effective Time or the termination of this Agreement, without the prior written consent of Parent, (i) amend the Company Rights Agreement or (ii) take any action with respect to, or make any determination under, the Company Rights Agreement, including a redemption of the Company Rights, in each case in order to facilitate any Acquisition Proposal with respect to the Company; provided, however, that notwithstanding anything to the contrary in this Agreement, the Company Board may (i) amend the Company Rights Agreement solely for the purpose of extending the Distribution Date thereunder to that time immediately prior to the consummation of an unsolicited exchange or tender offer by a third party and (ii) take any action in connection with the Company Rights Agreement that is required by order of a court of competent jurisdiction.

      SECTION 5.6     Employee Plans. Except as set forth in Section 6.6, the Company and its ERISA Affiliates, as applicable, shall each terminate, effective as of the day immediately preceding the Effective Time, any and all group severance, separation or salary continuation plans, programs, or arrangements.

ARTICLE VI

COVENANTS OF PARENT

      Parent agrees that:

      SECTION 6.1     Conduct of Business. During the period from the date of this Agreement to the Effective Time, except as disclosed on Schedule 6.1, Parent shall not, and shall not permit its Subsidiary to, without the prior written approval of the Company:

(a) (i) declare, set aside or pay any extraordinary dividends on, or make any other extraordinary distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned subsidiary of Parent to its parent, (ii) adjust, split, combine or reclassify any of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of its capital stock;

(b) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents in such a manner as to materially adversely affect the rights of holders of Parent Common Stock;

(c) (i) take or agree or commit to take any action that would make any representation or warranty of Parent or Merger Subsidiary hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; or

(d) authorize any of, or commit or agree to take any of, the foregoing actions.

      SECTION 6.2     Listing. Parent will use its reasonable efforts to cause the Parent Common Stock issuable under Article II to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date hereof and in any event prior to the Effective Date.

      SECTION 6.3     Obligations of Merger Subsidiary. Parent will take all action, and provide all financing, necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

      SECTION 6.4     Voting of Shares. Parent agrees to vote all Shares beneficially owned by it, if any, in favor of approval of the Merger and adoption of this Agreement at the Company Stockholder Meeting.

      SECTION 6.5     Director and Officer Liability. (a) For six years after the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless the present and former officers, directors, employees and agents of the Company (the “Indemnified Parties”) in respect of acts or omissions occurring on or prior to the Effective Time or arising out of or pertaining to the transactions contemplated by this Agreement to the extent provided under the Company’s articles of incorporation and bylaws in effect on the date hereof; and shall pay any expenses of the Indemnified Parties, as incurred, in advance of the final disposition of any such action or proceeding, provided that such indemnification shall not be provided in violation of applicable Laws. Parent and Surviving Corporation shall not amend the articles of incorporation or bylaws of the Surviving Corporation to amend the indemnification provisions therein in a manner inconsistent with this Section 6.5 for the six-year period referred to above. For six years after the Effective Time, Parent will cause the Surviving Corporation to use its best efforts to provide officers’ and directors’ liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section 6.5, Parent shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Parent, and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.5, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

      (b) The Indemnified Parties are intended third party beneficiaries of this Section 6.5 to the extent such provisions benefit any such Indemnified Party.

      (c) Parent will not, nor will Parent permit the Surviving Corporation to, merge or consolidate with any other person or sell all or substantially all of its assets unless Parent or the Surviving Corporation will ensure that the surviving or resulting entity assumes the obligations imposed by this Section 6.5.

      SECTION 6.6     Employees. (a) From and after the Effective Time, the Surviving Corporation and its subsidiaries will honor in accordance with their terms all employment, change in control, severance, separation and release and salary continuation agreements identified in Schedule 6.6(a).

      (b) For a period of six months after the Effective Time, Parent agrees to maintain and continue all of the benefit plans of the Company and its Subsidiaries set forth on Schedule 6.6(b) for all employees of the Company and its Subsidiaries retained after the Effective Time; provided, that, Parent shall be under no obligation to retain any employee or group of employees of the Company or any Subsidiary.

      (c) At such time as any of the employees of the Company and its Subsidiaries retained after the Effective Time enrolls in one of Parent’s employee benefit plans, policies or arrangements maintained by Parent or the Surviving Corporation, Parent shall use commercially reasonable efforts to ensure that each such retained employee shall be given credit for service with Company or its Subsidiaries under all employee benefit plans, programs, policies and arrangements maintained by Parent or the Surviving Corporation (other than sabbatical benefits, for which employees of Company or its subsidiaries will not receive any such past service credit) in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan; provided, however, that no service credit for benefit accrual purposes shall be provided under any defined benefit pension plan or in any other circumstance that would result in duplicative accrual of benefits.

ARTICLE VII

COVENANTS OF PARENT AND THE COMPANY

      The parties hereto agree that:

      SECTION 7.1     HSR Act Filings; Reasonable Efforts; Notification.

      (a) Each of Parent and the Company shall (i) promptly make or cause to be made the filings required of such party or any of its subsidiaries under the HSR Act with respect to the transactions contemplated by this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other material received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings or such transactions, and (iii) cooperate with the other party in connection with any such filing, and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal or state statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade with respect to any such filing or any such transaction. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings or any such transaction. Neither party shall participate in any meeting, with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

      (b) Each of Parent and the Company shall use reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or any state statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade with respect to the transactions contemplated hereby as promptly as possible after the execution of this Agreement. Nothing in the Agreement, however, shall require or be construed to require any party hereto, in order to obtain the consent or successful termination of any review of any Governmental Entity regarding the transactions contemplated hereby, to (i) sell or hold separate, or agree to sell or hold separate, before or after the Acceptance Date or the Effective Time, any assets, businesses or any interests in any assets of businesses, of Parent, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by Parent or the Company, of any assets or businesses, or any interests in any assets or businesses), or any change in or restriction on the operation by Parent or the Company of any assets or businesses, or (ii) enter into any agreement or be bound by any obligation that, in Parent’s good faith judgment, may have an adverse effect on the benefits to Parent of the transactions contemplated by this Agreement

      (c) In addition to the actions referred to in paragraphs (a) and (b) above, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all other actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all other things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all other necessary registrations and filings (including other filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the preparation of the Company Information Statement, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Without limiting the foregoing, the Company agrees to use reasonable efforts take, or cause to be taken, the actions listed in Schedule 7.1(c) hereto as soon as practicable following the date hereof.

      (d) The Company shall give prompt notice to Parent and Parent or Merger Subsidiary shall give prompt notice to the Company of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any respect any covenant, condition or agreement to be compiled with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      (e) The Company shall give prompt notice to Parent, and Parent or Merger Subsidiary shall give prompt notice to the Company, of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement and (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.

      SECTION 7.2     Public Announcements. Parent and Merger Subsidiary, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Laws, court process or by obligations pursuant to any listing agreement with any national securities exchange or with Nasdaq. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in a form to be reasonably agreed to by the parties.

      SECTION 7.3     Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause the transactions contemplated by this Agreement, including any dispositions of securities of the Company (including derivative securities with respect to Company securities) and acquisitions of Parent securities (including derivative securities with respect to Parent securities) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Parent, as the case may be, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VIII

CONDITIONS TO THE MERGER

      SECTION 8.1     Conditions to the Merger. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) if required by the DGCL, this Agreement shall have been approved and adopted by the holders of outstanding Shares in accordance with the DGCL;

(b) the Registration Statement shall have become effective prior to the Acceptance Date and no stop order or proceeding seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC;

(c) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

(d) Merger Subsidiary (or Parent) shall have purchased all of the Shares validly tendered pursuant to the Offer;

(e) the shares of Parent Common Stock issuable under Article II shall be approved for listing on Nasdaq, subject to official notice of issuance; and

(f) no provision of any applicable Law or regulation and no judgment, injunction, order, decree or other legal restraint shall prohibit the consummation of the Merger.

ARTICLE IX

TERMINATION

      SECTION 9.1     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written consent of the Company and Parent;

(b) by either Parent or the Company, if:

(i) the Offer shall have expired, terminated or been withdrawn in accordance with the terms of this Agreement without Parent or Merger Subsidiary having accepted for exchange any Shares pursuant to the Offer, (unless a principal cause of the Offer having expired or having been terminated or withdrawn is a breach by the party seeking to terminate this Agreement of any of its obligations under this Agreement);

(ii) the Offer has not been consummated on or before February 15, 2004 (the “Final Date”) (unless a principal cause of the Offer not being consummated by such date is a breach by the party seeking to terminate this Agreement of any of its obligations under this Agreement); or

(iii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and non-appealable;

(c) by Parent, at any time prior to the Effective Time, by action of the Board of Directors of Parent, (i) upon a material breach of the provisions of Section 5.3 hereof or (ii) if the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent (including by amendment of the Schedule 14D-9), or shall not have made, its recommendation of the Offer, the Agreement, or the

Merger, or recommended an offer in connection with an Acquisition Proposal, or shall have resolved to do any of the foregoing; or

(d) by the Company, at any time prior to the Effective Time, by action of the Company Board, if the Company receives an unsolicited Superior Proposal, and the Company Board reasonably determines in good faith in compliance with the provisions of Section 5.3(b) to make a Change in the Company Recommendation; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d) unless Parent shall receive the fees set forth in Section 10.4(b) immediately prior to any termination pursuant to this Section 9.1(d) by wire transfer in same day funds.

      SECTION 9.2     Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto or their respective officers and directors, except that the agreements contained in Sections 10.4 and 10.6 shall survive the termination hereof. Specifically, and without limiting the generality of the foregoing, Parent and Merger Subsidiary agree that termination of this Agreement shall be their sole and exclusive remedy for any nonwillful breach by the Company of its representations, warranties and covenants under this Agreement and the Company agrees that termination of this Agreement shall be its sole and exclusive remedy for any nonwillful breach by Parent or Merger Subsidiary of their representations, warranties and covenants under this Agreement. Any such termination shall not relieve any party from liability for any willful breach of this Agreement.

ARTICLE X

MISCELLANEOUS

      SECTION 10.1     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

if to the Company, to:

Rogue Wave Software, Inc.
5500 Flatiron Parkway
Boulder, Colorado 80301
Facsimile: (303) 447-2568
Attn: Kathleen E. Brush

with a copy to:

Faegre & Benson LLP
1700 Lincoln Street, Suite 3200
Denver, Colorado 80206
Facsimile: (303) 607-3600
Attn: Douglas R. Wright

if to Parent or Merger Subsidiary to:

Quovadx, Inc.
6400 South Fiddler’s Green Circle
Suite 1000
Englewood, Colorado 80111
Facsimile: (720) 554-1786
Attn: Linda K. Wackwitz

with a copy to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94394
Facsimile: (650) 493-6811

Attn:	Arthur F. Schneiderman

Steve L. Camahort

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section.

      SECTION 10.2     Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement, except that (i) Sections 6.6 and 6.7 of this Agreement shall survive the Effective Time and (ii) Sections 10.4 and 10.6 shall survive the Effective Time or the termination of this Agreement.

      SECTION 10.3     Amendments; No Waivers. Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change the amount or kind of consideration to be received in exchange for Shares. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 10.4     Fees and Expenses. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

      (b) If (x) Parent shall have terminated this Agreement pursuant to Section 9.1(c), (y) the Company shall have terminated this Agreement pursuant to Section 9.1(d) or (z) the Company or Parent shall have terminated this Agreement pursuant to Section 9.1(b)(i) or 9.1(b)(ii), then the Company shall promptly, but in no event later than two days after the date of any request therefor, pay to Parent a fee of $2,300,000 which amount shall be payable in same day funds; provided, however, that if the Company shall have terminated this Agreement pursuant to Section 9.1(d), such amounts shall be paid in accordance with the provisions of such Section; provided, further, in the case of a termination under Section 9.1(b)(i) or 9.1(b)(ii), (1) such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, any Acquisition Proposal shall have been publicly announced or shall have become publicly known, and (B) within six (6) months following the termination of this Agreement, either an Acquisition Proposal is consummated or the Company enters into an agreement providing for an Acquisition Proposal and such Acquisition Proposal is later consummated, and (2) such payment shall be made at or prior to the consummation of such Acquisition Proposal. The Company acknowledges that the agreements contained in this Section 10.4(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement; accordingly, if the Company fails to pay promptly the amounts due pursuant to this Section 10.4(b), and, in order to obtain such payments, Parent or Merger Subsidiary commences a suit against the Company for the fees set forth in this paragraph (b), the prevailing party shall pay to the other party or parties their costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount thereof at the prime rate of Citibank, N.A. on the date such payment was required to be made.

      SECTION 10.5     Successors and Assigns; Parties in Interest. The provisions of this Agreement shall be binding, upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of Parent or any of its wholly-owned subsidiaries, any or all of its rights or obligations, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations under this Agreement. Except as expressly set forth herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights.

      SECTION 10.6     Governing Law; Venue. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflict of laws principles thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

      SECTION 10.7     Counterparts; Effectiveness; Interpretation. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

      SECTION 10.8     Entire Agreement. This Agreement and the Mutual Non-Disclosure Agreement between Parent and the Company dated September 16, 2003 (the “Confidentiality Agreement”) constitute the entire agreement among the parties hereto and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

[signature immediately follows]

      The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ROGUE WAVE SOFTWARE, INC.

By:	/s/ KATHLEEN E. BRUSH

Name: Kathleen E. Brush
Title: President and Chief Executive Officer

QUOVADX, INC.

By:	/s/ LORINE R. SWEENEY

Name: Lorine R. Sweeney
Title: President and Chief Executive Officer

CHESS ACQUISITION CORPORATION

By:	/s/ LORINE R. SWEENEY

Name: Lorine R. Sweeney
Title: President

ANNEX A

      Conditions of the Offer. The word “Agreement” as used in this Annex shall mean the Agreement and Plan of Merger to which this Annex A is attached, and all capitalized terms used in this Annex A which are not defined herein shall have the respective meanings set forth in the Agreement.

      Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Parent’s rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of Section 1.1. of the Agreement), Parent shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to Parent’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment and exchange of or, subject to the restriction referred to above, the payment for, any tendered Shares if:

(1) as of immediately prior to any scheduled expiration of the Offer (as it may be extended in accordance with Section 1.1):

(a) the Minimum Condition shall not have been satisfied;

(b) the Company shall not have received the consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated by the Agreement;

(c) the Registration Statement shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order;

(d) any applicable waiting period under the HSR Act or under any other material foreign, federal or state antitrust, competition or fair trade law, shall have expired or terminated;

(e) the shares of Parent Common Stock to be issued in the Offer shall not have been approved for listing on Nasdaq, subject to official notice of issuance, and shall not be exempt from such requirement under then applicable laws, regulations and rules of Nasdaq;

(f) Parent and Merger Subsidiary shall not have received a certificate from the Company’s insurance carrier with respect to the matters set forth in 4.1(r);

(g) there shall be pending or overtly threatened in writing any suit, action or proceeding by any Governmental Entity against Parent, Merger Subsidiary, the Company or any subsidiary of the Company (i) seeking to prohibit or impose any material limitations on Parent’s or Merger Subsidiary ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company’s businesses or assets, or to compel Parent, Merger Subsidiary or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or Merger Subsidiary of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Company Voting Agreements (including the voting provisions thereunder), or seeking to obtain from the Company, Merger Subsidiary or the Parent any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of Merger Subsidiary, or render Merger Subsidiary unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of the Parent or Merger Subsidiary effectively to exercise full rights of ownership of the Shares, including, without limitation, the right, to vote the Shares purchased by it on all matters properly presented to the Company’s stockholders, (v) compel Parent or its affiliates to dispose of or hold separate any portion of the business or assets of Company or Parent and their respective subsidiaries which would be material in the context of Company and its Subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole, whichever is applicable, (vi) oblige Company, Parent or any of their respective subsidiaries to pay material damages in connection with the transactions contemplated by the Agreement, or (vii) which otherwise is reasonably likely to have a Material Adverse Effect on the Company or, as a result of the transactions contemplated by this Agreement, on Parent; or

(h) there shall be any law, statute, rule, regulation, ordinance, judgment, order, decree or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer, or any other action shall be taken by any Governmental Entity, that could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vii) of paragraph (1)(g) above; or

(2) if, at any time on or after the date of commencement of the Offer and before the time of acceptance for payment of any such Shares, any of the following events or circumstances shall have occurred and be continuing:

(a) the representations and warranties of the Company set forth in the Agreement (i) shall not have been true and correct in all material respects as of the date of this Agreement or (ii) shall not be true and correct, disregarding all qualifications and exceptions relating to materiality contained in such representations and warranties, on and as of the date of the expiration of the Offer with the same force and effect as if made or as of such date, except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct in as of such date, except, in the case of this clause (a)(ii) only, where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Company;

(b) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Agreement;

(c) the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent (including by amendment of the Schedule 14D-9), or shall not have made, its recommendation of the Offer, the Agreement, or the Merger, or recommended another offer regarding an Acquisition Proposal, or shall have resolved to do any of the foregoing; or

(d) the Agreement shall have been terminated in accordance with its terms.

      The foregoing conditions are for the sole benefit of Parent and may be waived by Parent, in whole or in part at any time and from time to time in the reasonable discretion of Parent prior to the Expiration Time. The failure by Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

ANNEX B

FORM OF TENDER AND VOTING AGREEMENT

      THIS TENDER AND VOTING AGREEMENT (this “Agreement”) is made and entered into as of November 3, 2003 by and between Quovadx, Inc., a Delaware corporation (“Parent”), and                     (the “Stockholder”), a stockholder of Rogue Wave Software, Inc., a Delaware corporation (the “Company”).

RECITALS

      A. Parent, Chess Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for, among other things, the acquisition of the Company by Parent by means of an exchange offer (the “Offer”) by Merger Sub for all of the outstanding shares of common stock, par value $0.001 per share, of the Company, (the “Company Common Stock”) and for the subsequent merger (the “Merger”) of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement.

      B. The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding capital stock of the Company and options to purchase such number of shares of capital stock of the Company as is indicated on the signature page of this Agreement.

      C. In consideration of the execution of the Merger Agreement by Parent, the Stockholder (in the Stockholder’s capacity as such) is hereby agreeing to tender and vote the Shares (as defined in Section 1(c) below) as described herein.

      NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

      1.     Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Constructive Sale” means with respect to any security a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

(b) “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article IX thereof, (ii) such date and time as the Merger Agreement has been amended by the parties thereto to lower or change the form of the consideration set forth in the Offer Price or to the Cash Portion or the Stock Portion thereof (as such terms are defined in the Merger Agreement), (iii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (iv) February 15, 2004.

(c) “Person” shall mean any individual, corporation, limited liability company, general or limited partnership, trust, unincorporated association or other entity of any kind or nature, or any governmental authority.

(d) “Shares” shall mean (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock owned by the Stockholder as of the date hereof, and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(e) “Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or sufferage of a lien or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

      2.     Transfer of Shares.

      (a) Transfer Restrictions. The Stockholder shall not cause or permit any Transfer of any of the Shares to be effected; provided, however, that nothing in this Agreement shall prohibit (i) the Stockholder from exercising options to purchase shares of Company Common Stock (including by paying the exercise price of such options by the delivery of shares of Company Common Stock if and to the extent permitted by, and in accordance with, the terms of the stock option plan and agreement applicable thereof), (ii) the Transfer of Shares pursuant to the laws of testamentary or intestate succession or otherwise involuntarily Transferred by operation of law, and (iii) any Transfer of Shares whereby each Person to which any of such Shares, or any interest in any of such Shares, is or may be Transferred shall have: (x) executed a counterpart of this Agreement, and (y) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

      (b) Transfer of Voting Rights. The Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares as contemplated by Sections 3 and 4.

      3.     Agreement to Vote Shares.

      (a) The Stockholder agrees that during the period commencing on the date hereof and continuing until the Expiration Date, and except as otherwise agreed to in writing by the Parent, at every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, the Stockholder (in the Stockholder’s capacity as such) shall, or shall cause the holder of record on any applicable record date to, vote the Shares (other than any options, warrants and other rights to acquire shares of Company Common Stock, included in the definition of “Shares” but which have not been exercised prior to the relevant record date):

(i) in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement;

(ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement; and

(iii) against any of the following actions (other than those actions that relate to the Offer, the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially adversely affect the Offer, the Merger or any other transactions contemplated by the Merger Agreement.

      (b) In the event that a meeting of the stockholders of the Company is held, the Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Shares (other than any options, warrants and other rights to acquire shares of Company Common Stock, included in the definition of “Shares” but which have not been exercised prior to the relevant record date) to be counted as present thereat for purposes of establishing a quorum.

      (c) The Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

      4.     Agreement to Tender. The Stockholder shall validly tender and shall not withdraw (or cause the record owner of such shares to validly tender) the Stockholder’s Shares pursuant to and in accordance with the terms of the Offer and this Section 4. Not later than the fifth business day after commencement of the Offer pursuant to Section 1.1 of the Merger Agreement and Rule 14d-2 under the Exchange Act and the receipt by the Stockholder of the relevant Offer Documents, the Stockholder shall (i) deliver to the depositary designated in the Offer, (A) a letter of transmittal with respect to the Shares complying with the terms of the Offer and in the form delivered to the Stockholder pursuant to the Offer, (B) certificates representing the Shares, and (C) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (ii) instruct its broker or such other person who is the holder of record of any Shares beneficially owned by the Stockholder to tender such Shares for exchange in the Offer pursuant to the terms and conditions of the Offer. Until the termination of the Offer or the Expiration Date, the Stockholder shall not tender the Shares into any exchange or tender offer commenced by a third party other than Parent, Merger Sub or any other subsidiary of Parent. Parent acknowledges and agrees that this Agreement shall not be binding upon Stockholder in the event the Merger Agreement is amended by the parties thereto to lower or change the form of consideration set forth in the Offer Price or the Cash Portion or the Stock Portion thereof (as such terms are defined in the Merger Agreement) and otherwise shall not be binding upon Stockholder on and after the Expiration Date.

      5.     Agreement Not to Exercise Dissenters Rights. The Stockholder shall not exercise any dissenters’ or appraisal rights with respect to the Offer or the Merger that may be available to the Stockholder under Section 262 of the Delaware General Corporate Law (the “DGCL”) or otherwise.

      6.     Irrevocable Proxy; Power of Attorney. The Stockholder hereby revokes any and all prior proxies or powers of attorney in respect of any of the Stockholder’s Shares and constitutes and appoints Merger Sub and Parent, or any nominee of Merger Sub and Parent, with full power of substitution and resubstitution, at any time prior to the Expiration Date, as the Stockholder’s true and lawful attorney and proxy (the Stockholder’s “Proxy”), for and in the Stockholder’s name, place and stead, to vote each of such Shares (other than any options, warrants and other rights to acquire shares of Company Common Stock included in the definition of “Shares” but which have not been exercised prior to the date for such vote or consent) as the Stockholder’s Proxy solely as to the matters described in Section 3 hereof, and to exercise all voting, consent and similar rights of the Stockholder with respect to the Shares at every annual, special, adjourned or postponed meeting of stockholders of the Company, at which any proposal described in Section 3 hereof is considered, including the right to sign the Stockholder’s name (as stockholder) to any written consent, certificate or other document in lieu of any such meeting that the DGCL may permit or require; provided, however, that without limiting the foregoing, in the exercise of any such vote or other action pursuant to such Proxy, neither the Parent, Merger Sub or any nominee of Parent and Merger Sub shall in any event have the right (and such Proxy shall not confer the right) to vote against the Merger, to vote to reduce the Offer Price or Merger Consideration or otherwise modify or amend the Merger Agreement to reduce the rights or benefits of the Company or any stockholders of the Company (including the Stockholder) under the Offer or the Merger Agreement or to reduce the obligations of Parent thereunder; and provided, further, that the Proxy granted pursuant to this Section 6 shall irrevocably cease and shall be of no further force or effect upon (i) any material breach by Parent of any of its obligations under Section 1.1 of the Merger Agreement, provided that ten (10) business days have passed following Parent’s receipt of written notice from the Stockholder of such material breach in sufficient detail and that Parent shall have failed to cure such breach, or (ii) the termination of the Merger Agreement or this Agreement in accordance with their respective terms.

      THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE TO THE FULLEST EXTENT PERMITTED BY LAW AND COUPLED WITH AN INTEREST PRIOR TO THE EXPIRATION DATE.

      7.     No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

      8.     Representations and Warranties of the Stockholder.

      (a) Power; Binding Agreement. The Stockholder has full legal capacity, power and authority to execute and deliver this Agreement and the Proxy, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby to be consummated by the Stockholder. This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

      (b) No Conflicts. Subject to compliance with applicable antitrust and securities laws, the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or filing by the Stockholder with or notification by the Stockholder to, any governmental or regulatory authority. None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Stockholder or any of the Stockholder’s properties or assets, except for violations, breaches or defaults that individually or in the aggregate would not imperil the ability of the Stockholder to perform the Stockholder’s obligations under this Agreement.

      (c) Ownership of Shares. The Stockholder (i) is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the shares of Company Common Stock indicated on the signature page of this Agreement, all of which are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or agreements, understandings or agreements, or any other rights or encumbrances whatsoever (“Encumbrances”) (except any Encumbrances arising under securities laws or arising under this Agreement), (ii) is the owner of options that are exercisable for the number of shares of Company Common Stock indicated on the signature page of this Agreement, all of which options and shares of Company Common Stock issuable upon the exercise of such options are free and clear of any Encumbrances (except any Encumbrances arising under securities laws or arising hereunder), and (iii) does not own, beneficially or otherwise, any securities of the Company other than the shares of Company Common Stock, options to purchase shares of Company Common Stock, and shares of Company Common Stock issuable upon the exercise of such options, as indicated on the signature page of this Agreement.

      (d) Voting Power. The Stockholder has or will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

      (e) No Purchase in Contravention of Section 16. The Stockholder has not purchased any shares of Company Common Stock or entered into any transaction, and shall not purchase any shares of Company Common Stock or enter into any transaction prior to the tender of any Shares pursuant to the terms of the Offer, that, after giving effect to the tender of any Shares pursuant to the terms of the Offer, would require a disgorgement of any profit by the Stockholder with respect to such Shares pursuant to Section 16(b) of the Securities and Exchange Act of 1934, as amended.

      (f) No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission payable by the Stockholder in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of the Stockholder (in the Stockholder’s capacity as a stockholder of the Company).

      (g) Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

      9.     Certain Restrictions. From the date of this Agreement until the Expiration Date, the Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect.

      10.     Disclosure. The Stockholder shall permit Parent to publish and disclose in all documents and schedules filed with the Securities and Exchange Commission, and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement.

      11.     Consents and Waivers. From the date of this Agreement until the Expiration Date, the Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which the Stockholder is a party or pursuant to any rights the Stockholder may have.

      12.     Further Assurances. Subject to the terms and conditions of this Agreement, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement. The Stockholder shall not at any time make any public statement opposing or that could be interpreted to be opposing the Offer.

      13.     Legending of Shares. From the Date of this Agreement until the Expiration Date, if so requested by Parent, the Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and the Proxy.

      14.     Termination. Except for Parent’s obligation in Section 15 hereof, this Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 14 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any breach of this Agreement prior to the expiration hereof.

      15.     Rule 144 Availability. Following the acceptance of the Offer by Parent and the successful consummation of the Merger, Parent shall continue to keep adequate current public information available within the meaning of Rule 144(c) under the Securities Act to permit Stockholder upon compliance with the other requirements of Rule 144 to make sales of such Parent Common Stock pursuant to Rule 144.

      16.     Miscellaneous.

      (a) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any court of competent jurisdiction or other authority holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

      (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including, without limitation, successors by virtue of any testamentary or intestate succession) and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned, by operation of law or otherwise, by either of the parties without prior written consent of the other.

      (c) Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

      (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

      (e) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Parent:

Quovadx, Inc.
6400 South Fiddler’s Green Circle
Suite 1000
Englewood, California 80111
Facsimile: (720) 554-1786
Attn: Linda K. Wackwitz

with copies to:

Wilson Sonsini Goodrich & Rosati,
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304

Attention:	Arthur F. Schneiderman, Esq.

Steve L. Camahort, Esq.
Telecopy No.: (650) 493-6811

If to the Stockholder:

To the address for notice set forth on the signature page hereof.

with copies to:

Rogue Wave Software, Inc.
5500 Flatiron Parkway
Boulder, Colorado 80301
Facsimile: (303) 447-2568
Attn: Kathleen E. Brush

and:

Faegre & Benson LLP
1700 Lincoln Street, Suite 3200
Denver, Colorado 80206
Facsimile: (303) 607-3600
Attn: Douglas Wright

      (f) No Waiver. The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

      (g) No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

      (h) Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to rules of conflicts of law.

      (i) Submission to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of Delaware Chancery Court for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (i) and shall not be deemed to be a general submission to the jurisdiction of said court or in the State of Delaware other than for such purposes.

      (j) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      (k) Entire Agreement. This Agreement and the Merger Agreement (including the Offer Documents) constitute the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

      (l) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties hereto as closely as possible in a mutually acceptable manner.

      (m) Interpretation.

(i) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

(ii) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

      (n) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses.

      (o) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

      (p) No Obligation to Exercise Options. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate the Stockholder to exercise any option or other right to acquire shares of Company Common Stock such Stockholder has or may have.

      (q) Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require the Stockholder to attempt to) limit or restrict the Stockholder from acting in the Stockholder’s capacity as a director or officer of the Company or from voting, in the Stockholder’s capacity as a director or officer of the Company, in the Stockholder’s sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company and that at present Stockholder is neither an officer nor a director of the Company).

[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

PARENT:	STOCKHOLDER:

By:	Signature:

Name: Lorine R. Sweeney	Name:

Title: President and Chief Executive Officer	Shares beneficially owned:

Address:

[Signature Page to Tender and Voting Agreement]

ANNEX C

      Section 262 of the Delaware General Corporation Law states:

SECTION 262. Appraisal Rights

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title will be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights will be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

(1) Provided, however, that no appraisal rights under this section will be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights will be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section will be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights will be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section will be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and will include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation will notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholder of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof will be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

One Penn Plaza, 42nd Floor, New York, NY 10119-4000	(212)273-7100

November 3, 2003

Board of Directors

Quovadx, Inc.
6400 S. Fiddler’s Green Circle
Suite 1000
Englewood, Colorado 80111

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Quovadx, Inc. (“Quovadx” or the “Company”) of the Consideration (as defined below) to be paid by the Company in the proposed acquisition (the “Transaction”) of Rogue Wave Software, Inc. (“Rogue Wave”), pursuant to an Agreement and Plan of Merger by and among Quovadx, Rogue Wave, and Chess Acquisition Corp. (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

In the Transaction, Quovadx will commence an exchange offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of Rogue Wave (the “Shares”), for total consideration of $6.85 per Share, comprised of $4.09 per share in cash and 0.5292 shares of Quovadx common stock, par value $0.01 per share (the “Quovadx Common Stock”) (such cash and shares of Quovadx Common Stock being hereinafter referred to as the “Consideration”). In no event shall the number of shares of Quovadx Common Stock to be issued in the transaction exceed 19.9% of the then outstanding shares of Quovadx.

In connection with rendering our opinion we have, among other things:

(i)	reviewed certain publicly available business and financial data relating to the Company and Rogue Wave;

(ii)	reviewed certain financial and operating information with respect to the business, operations and prospects of the Company and Rogue Wave furnished to us by the Company, including (a) financial projections for the Company and for Rogue Wave with respect to fiscal year 2004 (ending December 31, 2004 and September 30, 2004, respectively), prepared by the management of the Company;

(iii)	compared the financial performance of the Company and the prices and trading activity of Quovadx’s common stock with those of other companies that we deemed relevant;

(iv)	compared the financial performance of Rogue Wave and the prices and trading activity of Rogue Wave’s common stock with those of other companies that we deemed relevant;

(v)	compared the financial terms of the Transaction with the financial terms, to the extent publicly available, of other transactions we deemed relevant;

(vi)	held discussions with the respective managements of the Company and Rogue Wave concerning the past and current business operations, financial condition and prospects of the Company and Rogue Wave, respectively;

(vii)	reviewed the financial terms and conditions of the Transaction set forth in drafts of the Agreement provided to us prior to the date hereof;

(viii)	participated in discussions among representatives of the Company and Rogue Wave and their financial and legal advisors; and

(ix)	made such other studies and inquiries, and considered such other information, financial studies, analyses and investigations and financial, economic and market criteria, as we deemed relevant.

Our opinion is based on market, economic and other conditions and circumstances involving the Company, Rogue Wave and their respective industries as they exist today and which, by necessity, can only be evaluated by us on the date hereof, and we assume no responsibility to update or revise our opinion based upon the events or circumstances occurring after the date hereof.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with us by the Company and Rogue Wave or otherwise publicly available, and have assumed that there have been no material changes in the business operations, financial condition or prospects of the Company or Rogue Wave since, in the case of the publicly available information, the dates of the information represented in the public reports for the most recent fiscal period, and, in the case of all of the other information provided to or discussed with us subsequent to such public reports, the dates of such information. We have not independently verified this information, nor have we had such information independently verified. With respect to the financial forecasts relating to the Company and Rogue Wave reviewed by or discussed with us, we have been advised by the management of the Company that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company, as to the future financial performance of the Company and Rogue Wave. We have not conducted a physical inspection of any of the assets, properties or facilities of the Company or Rogue Wave, nor have we made or obtained any independent evaluation or appraisals of any such assets, properties or facilities of Rogue Wave.

We have further assumed with your consent that the Transaction will be consummated in accordance with the terms described in the Agreement, without amendments, modifications to or waivers thereto, in any such case, relevant to the analyses underlying our opinion.

We have not been asked to consider, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategy that may exist for the Company. It is understood that our opinion has been prepared for the benefit of the Board of Directors of the Company for use in its consideration of the fairness, from a financial point of view, of the Consideration to be paid by the Company in the Transaction and that our opinion may not be used by the Company for any other purpose. Our opinion may not be disseminated, quoted, referred to, reproduced or disclosed to any person at any time or in any manner, without our prior written consent, except that our opinion may be reproduced in full and included as an exhibit to the Schedule TO and the Registration Statement. Our opinion is not a recommendation as to any matter to be presented to shareholders of the Company or Rogue Wave. Our opinion does not constitute an opinion as to how the prices of the securities of the Company or Rogue Wave may trade in the future.

First Albany Corporation (“First Albany”) will receive a fee for rendering this opinion, a portion of which is contingent upon consummation of the Transaction.

First Albany is a full service investment banking and capital markets securities firm which is engaged on a regular basis in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate, estate and other purposes. As a customary part of its business, First Albany may from time to time effect transactions for its own account or for the account of its customers, and hold positions (long or short) in securities of, or options on, securities of the Company or Rogue Wave.

Based upon and subject to the foregoing, it is our opinion that the Consideration to be paid by the Company in the Transaction is fair, from a financial point of view, to the Company.

Very truly yours,

FIRST ALBANY CORPORATION

ANNEX E

DIRECTORS AND EXECUTIVE OFFICERS OF QUOVADX, INC. (“QUOVADX”)

      Set forth in the table below are the names and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of, each of the directors and executive officers of Quovadx. Unless otherwise indicated, each director’s or executive officer’s business address is 6400 S. Fiddler’s Green Circle, Suite 1000, Englewood, Colorado, 80111, which address is Quovadx’s business address. All directors and executive officers are United States citizens.

Directors

(including executive officers who are directors)

		Principal Occupation or Employment
Name and Current Business Address	Age	and Five Year Employment History

Fred L. Brown
Northern Arizona Healthcare 1200 N. Beaver Street Flagstaff, Arizona, 86001	63	Director of Quovadx since December 1999. Mr. Brown is Chairman of our Nominating and Corporate Governance Committee and a member of our Audit Committee and our Compensation Committee. He also has been a Director of Curon Medical, Inc., a medical product company, since May 2000. Mr. Brown currently is a Director of America’s Doctor, a privately held company, and a Director of Wellinx, Inc., also a privately held company. He also currently is President and Chief Executive Officer of Northern Arizona Healthcare, Vice Chairman and a member of the Board Commissioners of the Joint Commission on Accreditation of Healthcare Organizations, and Chairman-Elect of the National Kidney Foundation. He previously served as Vice Chairman of BJC HealthCare, a comprehensive healthcare network featuring 14 acute care hospitals, 7 long-term care facilities, 30,000 caregivers and physicians, and health plans covering more than 200,000 patients (“BJC”), from January 1999 to December 2000, during his tenure as Chairman of the American Hospital Association. Mr. Brown served as President and Chief Executive Officer of BJC from June 1993 until December 1998.
Charles J. Roesslein	55	Director of Quovadx since December 2002. Mr. Roesslein is a member of our Audit Committee, our Compensation Committee and our Acquisition Committee. He currently is a Director of Atlantic Tele-Network, Inc., a telecommunication company. Mr. Roesslein has been a Director of National Instruments Corporation, a global leader in virtual instrumentation software and hardware, since July 2000. Mr. Roesslein previously served as Chairman of the Board of Directors, President and Chief executive Officer of Prodigy Communications Corporation, an Internet service provider, from June 2000 to December 2000. He served as President and Chief Executive Officer of SBC-CATV, a cable television service provider, from October 1999 until May 2000, and as President and Chief Executive Officer of SBC Technology Resources, the applied research division of SBC Communications Inc., from August 1997 to October 1999.

		Principal Occupation or Employment
Name and Current Business Address	Age	and Five Year Employment History

J. Andrew Cowherd
Atlantic Medical Management, LLC 156 West 56th Street, Suite 1605 New York, NY 10019-3800	50	Director of Quovadx since March 1997. Mr. Cowherd is Chairman of our Compensation Committee and a member of our Nominating and Corporate Governance Committee and our Acquisition Committee. Since July 1996, he also has been a Managing Member of the general partner of Atlantic Medical Capital, L.P., a private investment fund dedicated to making investments in healthcare companies, and a Member of Atlantic Medical Management, LLC, which is the management services company of Atlantic Medical Capital, L.P. In addition, Mr. Cowherd has been a Director of several privately held companies, including NotifyMD, Inc., a privately held company providing unified messaging and other communications services to physicians, since August 1997, and Nursefinders, Inc., a privately held company providing healthcare staffing and home health care services, since January 1998.
James B. Hoover
Dauphin Capital Partners 108 Forest Avenue Locust Valley, NY 11560	48	Director of Quovadx since June 1999. Mr. Hoover is Chairman of our Acquisition Committee and a member of our Nominating and Corporate Governance Committee and our Compensation Committee. He currently is the Managing Member of DCP I, L.L.C., which is the general partner of Dauphin Capital Partners I, L.P., a healthcare venture capital firm founded in June 1998. He also currently is the Managing Member of Dauphin Capital, LLC, which is the general partner of Dauphin Capital Partners, L.P., and a Member of Dauphin Management, LLC, which is the management services company of Dauphin Capital Partners, L.P. and Dauphin Capital Partners I, L.P. In addition, Mr. Hoover currently serves on the Board of Trustees of Elizabethtown College and as Chairman of their Investment Committee. Mr. Hoover currently is a Director of U.S. Physical Therapy, Inc. (Nasdaq: USPH), a national operator of outpatient rehabilitation clinics, and he also currently is a director of several privately held healthcare companies. From November 1992 until June 1998, Mr. Hoover was a General Partner of Welsh, Carson, Anderson & Stowe, a private equity firm specializing in the acquisition of healthcare and information services businesses.

		Principal Occupation or Employment
Name and Current Business Address	Age	and Five Year Employment History

James A. Gilbert
LiveOak Equity Partners 2500 NorthWinds Parkway, Suite 325 Alpharetta, GA 30004	55	Director of Quovadx since October 2001. Mr. Gilbert is a member of our Nominating and Corporate Governance Committee, our Audit Committee and our Acquisition Committee. He currently is a Managing Partner of LiveOak Equity Partners, L.P., a venture capital fund focusing on the information technology and healthcare industries. Mr. Gilbert previously served on the Board of Directors, and as President and Chief Operating Officer, of IMNET Systems, Inc. (Nasdaq: IMNT), a provider of electronic information and document management systems to the healthcare industry, from September 1996 to November 1997. In addition, Mr. Gilbert served as a Director of Simione Central Holdings, Inc., a provider of management information systems to the home healthcare community, for several years during the mid-to-late 1990s. Mr. Gilbert currently serves as a director of several privately held companies.
Jeffrey M. Krauss
Psilos Group Managers, LLC 625 Avenue of the Americas, 4th Floor New York, NY 10011	46	Chairman of the Quovadx Board since March 1997. Mr. Krauss is Chairman of our Audit Committee and a member of our Compensation Committee and our Acquisition Committee. Mr. Krauss is a Certified Public Accountant. Since April 2000, he has been a Managing Member of Psilos Group Managers, LLC, a New York based venture capital firm, and a Managing Member of the general partner of Psilos Group Partners I, LP, Psilos Group Partners II, LP, and Psilos Group Partners II SBIC, LP, each a venture capital partnership. From May 1990 until March 2000, Mr. Krauss was a General Partner of the general partner of Nazem & Company III, L.P. and Nazem & Company IV, L.P., both venture capital funds. During that time, he also was a General Partner of the Transatlantic Fund, a joint venture between Nazem & Company and Banque Nationale de Paris of France. Mr. Krauss is currently a Director of Tegal Corporation, a designer and manufacturer of plasma etch and deposition systems used in the production of integrated circuits. He also is currently a director of several privately held companies.
Lorine R. Sweeney	46	Director, President and Chief Executive Officer of Quovadx since October 1997. From November 1994 until September 1997, Ms. Sweeney served as Vice President of Software Development and Technology and as Vice President of the UltiMedex Business Unit of Micromedex, Inc., an international supplier of clinical reference information to the healthcare and environmental industries. From August 1993 until November 1994, Ms. Sweeney served as a Managing Consultant for Microsoft Consulting Services, the management consulting division of Microsoft Corporation. Ms. Sweeney received her B.S. degree in Engineering from the University of Arizona and her M.B.A. degree from the University of Phoenix.

Executive Officers

		Principal Occupation or Employment
Name and Current Business Address	Age	and Five Year Employment History

Afshin Cangarlu	37	Chief Operating Officer of Quovadx since December 2001 and Executive Vice President since August 2001. From May 2000 to August 2001, Mr. Cangarlu was Senior Vice President and General Manager for the West Region Consulting Practice of Quovadx. From October 1995 to April 2000, Mr. Cangarlu was the CIO and Director of Application Development of DreamWorks SKG Information Technology organization, where he was tasked to design and implement business applications supporting all divisions of the company.
Deborah L. Dean	37	Executive Vice President of Product Management of Quovadx since August 2001. From April 2000 to August 2001, Ms. Dean was the Senior Vice President of Product Management for Healthcare.com Corporation (formerly known as HIE, Inc.). From January 1999 to April 2000, Ms. Dean was the Senior Vice President of e-Business for Healthcare.com Corporation and Senior Vice President of Research and Development for HIE, Inc. From November 1994 to December 1998, Ms. Dean was the Vice President of Research and Development and founder of Criterion Health Strategies, a data warehousing and consulting firm (Criterion was purchased by HIE, Inc.).
David E. Nesvisky	42	Executive Vice President of Sales of Quovadx since April 2002. Mr. Nesvisky came to Quovadx after a 14-year tenure at Oracle Corp., where he most recently was Group Vice President of Oracle’s Health Industries sales organization.
Gary T. Scherping	44	Executive Vice President of Finance and Chief Financial Officer of Quovadx since March 2001. From May 2000 to March 2001, Mr. Scherping was Quovadx’s Vice President and Controller. From February 2000 to May 2000, Mr. Scherping was Quovadx’s Vice President of Acquisitions. From August 1994 to February 2000, Mr. Scherping held several management positions with Echo Bay Mines, Ltd., including being Treasurer from February 1999 to February 2000, and being Director of Marketing and Banking from July 1997 to February 1999.
Ann C. Ting	56	Executive Vice President and Chief Technology Officer of Quovadx since June 2001. From May 1994 to June 2001, Dr. Ting held several positions of increasing responsibility, including the role of President and Chief Operating Officer, at Confer Software, Inc., which was an e-business process management software company acquired by us in June 2001.
Linda K. Wackwitz	53	Executive Vice President, General Counsel and Assistant Secretary of Quovadx since December 2001. Prior to joining Quovadx, she was a partner from December 1999 until November 2001, and special counsel from November 1997 to December 1999, in the commercial law and securities group of Holme Roberts & Owen LLP’s Boulder and Denver offices where her principal clients were rapidly growing technology companies.

DIRECTORS AND EXECUTIVE OFFICERS

OF CHESS ACQUISITION CORPORATION (“ACQUISITION”)

      Set forth in the table below are the names and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of, each of the directors and executive officers of Acquisition. Unless otherwise indicated, each director’s or executive officer’s business address 6400 S. Fiddler’s Green Circle, Suite 1000, Englewood, Colorado, 80111, which address is Quovadx, Inc.’s business address. All directors and executive officers are United States citizens.

		Principal Occupation or Employment
Name and Current Business Address	Age	and Five Year Employment History

Lorine R. Sweeney	46	Director and President. Ms. Sweeney has been a Director, President and Chief Executive Officer of Quovadx since October 1997. From November 1994 until September 1997, Ms. Sweeney served as Vice President of Software Development and Technology and as Vice President of the UltiMedex Business Unit of Micromedex, Inc., an international supplier of clinical reference information to the healthcare and environmental industries. From August 1993 until November 1994, Ms. Sweeney served as a Managing Consultant for Microsoft Consulting Services, the management consulting division of Microsoft Corporation. Ms. Sweeney received her B.S. degree in Engineering from the University of Arizona and her M.B.A. degree from the University of Phoenix.
Gary T. Scherping	44	Vice President. Mr. Scherping has been our Executive Vice President of Finance and Chief Financial Officer of Quovadx since March 2001. From May 2000 to March 2001, Mr. Scherping was Quovadx’s Vice President and Controller. From February 2000 to May 2000, Mr. Scherping was our Vice President of Acquisitions. From August 1994 to February 2000, Mr. Scherping held several management positions with Echo Bay Mines, Ltd., including being Treasurer from February 1999 to February 2000, and being Director of Marketing and Banking from July 1997 to February 1999.
Linda K. Wackwitz	53	Secretary. Ms. Wackwitz has been Executive Vice President, General Counsel and Assistant Secretary of Quovadx since December 2001. Prior to joining us, she was a partner from December 1999 until November 2001, and special counsel from November 1997 to December 1999, in the commercial law and securities group of Holme Roberts & Owen LLP’s Boulder and Denver offices where her principal clients were rapidly growing technology companies.

      None of the executive officers and directors of Quovadx or Acquisition currently is a director of, or holds any position with, Rogue Wave Software, Inc. (“Rogue Wave”) or its subsidiaries. We believe that none of our directors, executive officers, affiliates or associates beneficially owns any equity securities, or rights to acquire any equity securities, of Rogue Wave. We believe no such person has been involved in any transaction with Rogue Wave or any of the Rogue Wave directors, executive officers, affiliates or associates which is required to be disclosed pursuant to the rules and regulations of the SEC.

Offer to Exchange

Each Outstanding Share
of Common Stock

of

Rogue Wave Software, Inc.

for

Cash in the Amount of $4.09 and

0.5292 Shares of Common Stock of Quovadx, Inc.

The Exchange Agent and Information Agent for the Offer is:

Mellon Investor Services

For More Information Call
1-888-566-9474

By Mail: Mellon Investor Services Attn: Reorganization Department P.O. Box 3301 South Hackensack, NJ 07606	By Facsimile Transmission:
(For Eligible Institutions Only)
(201) 296-4293

Confirm Facsimile Transmission:
By Telephone Only
(201) 296-4860

By Hand:
Mellon Investor Services
Reorganization Department
120 Broadway
13th Floor
New York, NY 10271	By Overnight Delivery: Mellon Investor Services Reorganization Department 85 Challenger Road 2nd Floor Mail Stop-Reorg Ridgefield Park, NJ 07660

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

      Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

      Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

      Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

      The certificate of incorporation, as amended, and bylaws, as amended, of Quovadx provide, in effect that, subject to certain limited exceptions, Quovadx may indemnify its directors and officers to the extent authorized or permitted by the Delaware General Corporation Law. The directors and officers of Quovadx are insured under policies of insurance maintained by Quovadx, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, Quovadx has entered into contracts with its directors and officers providing for indemnification of such persons by Quovadx to the full extent authorized or permitted by law, subject to certain limited exceptions.

      Quovadx has agreed, pursuant to the terms of the merger agreement, that for six years after the effective time of the merger, to the extent not covered by insurance and as permitted by law, Quovadx will, or Quovadx will cause Rogue Wave, to indemnify and hold harmless the persons who were officers, directors, employees and agents of Rogue Wave prior to the effective time of the merger in respect of acts or omissions occurring on or prior to the merger or arising out of or pertaining to the transactions contemplated by the merger to the extent provided under Rogue Wave’s certificate of incorporation and bylaws in effect on the date of the merger agreement. Quovadx will pay any expenses incurred by such persons in advance of the final disposition of any such action or proceeding, provided that such indemnification shall not be provided in violation of applicable law. Quovadx has further agreed that neither Quovadx nor Rogue Wave will amend the certificate of incorporation or bylaws of Rogue Wave following the merger to amend the indemnification provisions therein for a period of six-years following the merger. In addition, for six years after the effective time of the merger, Quovadx will cause Rogue Wave to use its best efforts to provide officers’ and directors’ liability insurance in respect of acts or omissions occurring on or prior to the merger covering each such person covered by Rogue Wave’s officers’ and directors’ liability insurance policy as of the date of the merger agreement on terms substantially similar to those of such policy in effect on the date of the merger agreement, provided that Quovadx will not be obligated to cause Rogue Wave to pay premiums in excess of 200% of the annual premium Rogue Wave paid in its last full fiscal year. If Quovadx and Rogue Wave are unable to obtain the insurance for this amount, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

Item 21.	Exhibits and Financial Statement Schedules

      (a) Exhibits

Exhibit
Number		Description

2	.1†	Agreement and Plan of Merger by and among Quovadx, Inc., Chess Acquisition Corporation and Rogue Wave Software, Inc. dated as of November 3, 2003 (included as Annex A to the prospectus included as part of this Registration Statement).
2.2		Form of Tender and Voting Agreement, dated as of November 3, 2003, by and among Quovadx, Inc. and Rogue Wave Software, Inc.’s executive officers and directors (included as Annex B to the prospectus included as part of this Registration Statement).
2	.3*	Form of Affiliate Agreement, dated as of November 3, 2003, by and among Quovadx, Inc. and Rogue Wave Software, Inc.’s executive officers and directors.
4.1		Specimen stock certificate representing shares of Common Stock of Quovadx, Inc. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Quovadx, Inc., filed as of October 16, 2001, Commission File No. 000-29273).
4.2		Registration Rights Agreement, dated as of June 7, 2001, between XCare.net, Inc. and certain Shareholders (as identified therein) of Confer Software, Inc. (incorporated by reference to Exhibit 4.3 to the Registration Form of S-1 of Quovadx, Inc., filed as of July 17, 2001, Registration No. 333-65280).
4.3		Registration Rights Agreement, dated as of December 14, 2001, between Quovadx and Francis Carden (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-3 of Quovadx, Inc., filed as of January 23, 2002, Registration No. 333-81210).
5	.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of the securities being registered.
8	.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to tax matters.
8	.2*	Opinion of Faegre & Benson LLP, as to tax matters.
10	.1*	Loan and Security Agreement by and among Comerica Bank, Quovadx and Healthcare.com Corporation dated as of August 26, 2003.
10	.2*	Commitment Letter from Comerica Bank to Quovadx and Healthcare.com Corporation dated December 2, 2003.
10.3		First Amendment to Loan and Security Agreement by and among Comerica Bank, Quovadx and Healthcare.com Corporation dated December 9, 2003.
23	.1*	Consent of Ernst & Young LLP, Independent Auditors.
23	.2*	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23	.3*	Consent of KPMG LLP, Independent Accountants.
23	.4*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in exhibits 5.1 and 8.1).
23	.5*	Consent of Faegre & Benson (contained in exhibit 8.2).
24	.1*	Power of Attorney.
99	.1*	Letter of Transmittal.
99	.2*	Notice of Guaranteed Delivery.
99	.3*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99	.4*	Letter to brokers, dealers, commercial banks, trust companies and other nominees.

Exhibit
Number		Description

99	.5*	Letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients.
99.6		Opinion of Quovadx’s Financial Advisor (included as Annex D to the prospectus included as part of this Registration Statement).
99.7		Consent of First Albany Corporation (included in Exhibit 99.6).

†	Schedules omitted pursuant to Regulation S-K Item 601(b)(2) of the Securities Act. Quovadx undertakes to furnish such schedules to the Securities and Exchange Commission upon request.

*	Previously filed.

Item 22.	Undertakings

      The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus require by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f) That every prospectus: (i) that is filed pursuant to the paragraph immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(h) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on December 10, 2003.

QUOVADX, INC.

By:	/s/ GARY T. SCHERPING

Gary T. Scherping
Executive Vice President of Finance
and Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, Amendment No. 2 to this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

* Lorine R. Sweeney	Director, President and Chief Executive Officer (Principal Executive Officer)	December 10, 2003

/s/ GARY T. SCHERPING Gary T. Scherping	Executive Vice President of Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	December 10, 2003

* Jeffrey M. Krauss	Chairman of the Board	December 10, 2003

* Fred L. Brown	Director	December 10, 2003

* J. Andrew Cowherd	Director	December 10, 2003

* James B. Hoover	Director	December 10, 2003

* Charles J. Roesslein	Director	December 10, 2003

Signature		Title	Date

* James A. Gilbert		Director	December 10, 2003

*By	/s/ GARY T. SCHERPING Gary T. Scherping Pursuant to Powers of Attorney filed previously with the Securities and Exchange Commission

EXHIBIT INDEX

Exhibit
Number		Description

2	.1†	Agreement and Plan of Merger by and among Quovadx, Inc., Chess Acquisition Corporation and Rogue Wave Software, Inc. dated as of November 3, 2003 (included as Annex A to the prospectus included as part of this Registration Statement).
2.2		Form of Tender and Voting Agreement, dated as of November 3, 2003, by and among Quovadx, Inc. and Rogue Wave Software, Inc.’s executive officers and directors (included as Annex B to the prospectus included as part of this Registration Statement).
2	.3*	Form of Affiliate Agreement, dated as of November 3, 2003, by and among Quovadx, Inc. and Rogue Wave Software, Inc.’s executive officers and directors.
4.1		Specimen stock certificate representing shares of Common Stock of Quovadx, Inc. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Quovadx, Inc., filed as of October 16, 2001, Commission File No. 000-29273).
4.2		Registration Rights Agreement, dated as of June 7, 2001, between XCare.net, Inc. and certain Shareholders (as identified therein) of Confer Software, Inc. (incorporated by reference to Exhibit 4.3 to the Registration Form of S-1 of Quovadx, Inc., filed as of July 17, 2001, Registration No. 333-65280).
4.3		Registration Rights Agreement, dated as of December 14, 2001, between Quovadx and Francis Carden (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-3 of Quovadx, Inc., filed as of January 23, 2002, Registration No. 333-81210).
5	.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of the securities being registered.
8	.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to tax matters.
8	.2*	Opinion of Faegre & Benson LLP, as to tax matters.
10	.1*	Loan and Security Agreement by and among Comerica Bank, Quovadx and Healthcare.com Corporation dated as of August 26, 2003.
10	.2*	Commitment Letter from Comerica Bank to Quovadx and Healthcare.com Corporation dated December 2, 2003.
10.3		First Amendment to Loan and Security Agreement by and among Comerica Bank, Quovadx and Healthcare.com Corporation dated December 9, 2003.
23	.1*	Consent of Ernst & Young LLP, Independent Auditors.
23	.2*	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23	.3*	Consent of KPMG LLP, Independent Accountants.
23	.4*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in exhibits 5.1 and 8.1).
23	.5*	Consent of Faegre & Benson (contained in exhibit 8.2).
24	.1*	Power of Attorney.
99	.1*	Letter of Transmittal.
99	.2*	Notice of Guaranteed Delivery.
99	.3*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99	.4*	Letter to brokers, dealers, commercial banks, trust companies and other nominees
99	.5*	Letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients.
99.6		Opinion of Quovadx’s Financial Advisor (included as Annex D to the prospectus included as part of this Registration Statement).
99.7		Consent of First Albany Corporation (included in Exhibit 99.6).

†	Schedules omitted pursuant to Regulation S-K Item 601(b)(2) of the Securities Act. Quovadx undertakes to furnish such schedules to the Securities and Exchange Commission upon request.

*	Previously filed.